      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2000

                                                      REGISTRATION NO. 333-94623
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 2
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                       ALLIANCE DATA SYSTEMS CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                          7374                    31-1429215
 (State or Other Jurisdiction of        (Primary standard          (I.R.S. Employer
 Incorporation or Organization)     industrial classification   Identification Number)
                                          code number)

                           --------------------------

                            17655 WATERVIEW PARKWAY
                              DALLAS, TEXAS 75252
                           TELEPHONE: (972) 348-5100

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                J. MICHAEL PARKS
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            17655 WATERVIEW PARKWAY
                              DALLAS, TEXAS 75252
                           TELEPHONE: (972) 348-5100

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                           --------------------------

                                WITH A COPY TO:

           TERRY M. SCHPOK, P.C.                               KENNETH M. DORAN, ESQ.
 Akin, Gump, Strauss, Hauer & Feld, L.L.P.                  Gibson, Dunn & Crutcher LLP
      1700 Pacific Avenue, Suite 4100                          333 South Grand Avenue
            Dallas, Texas 75201                            Los Angeles, California 90071
         Telephone: (214) 969-2800                           Telephone: (213) 229-7000
         Facsimile: (214) 969-4343                           Facsimile: (213) 229-7520

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE ON OR AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                   STATEMENT.

                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 9, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                               20,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------


This is an initial public offering of 20,000,000 shares of our common stock. We anticipate the initial public offering price will be between $14.00 and $16.00 per share. We are selling all the shares offered under this prospectus.



We have applied to have our common stock listed on the New York Stock Exchange under the symbol "ADS."



SEE "RISK FACTORS" BEGINNING ON PAGE 9 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                PER SHARE         TOTAL
                                                              -------------   -------------
Public offering price.......................................    $               $
Underwriting discounts and commissions......................    $               $
Proceeds, before expenses, to us............................    $               $

The underwriters may purchase up to an additional 3,000,000 shares of our common stock from us at the initial public offering price less the underwriting discounts, solely to cover over-allotments.

The underwriters are severally underwriting the shares being offered. Bear, Stearns & Co. Inc. expects to deliver the shares in New York, New York on
            , 2000.

                            ------------------------

BEAR, STEARNS & CO. INC.                                     MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE

               THE DATE OF THIS PROSPECTUS IS             , 2000.

Inside front cover

        - Half gatefold with a four colored schematic depicting a "multiple transaction and communications points" process. The schematic show's our client's customer; our client's distribution channel; our process and our target markets including our logo.

        The gatefold has the following test: "We provide electronic transactions services, credit services and loyalty and database marketing services. We help our clients manage their customer relationships by:

        - Facilitating transactions with their customers through multiple channels including in-store, internet and catalog
        -  Assisting them in identifying and acquiring new customers
        -  Increasing both the loyalty and profitability of existing customers

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus Summary...................     1
Risk Factors.........................     9
Special Note Regarding
  Forward-Looking Statements.........    22
Use of Proceeds......................    23
Dividend Policy......................    24
Dilution.............................    25
Capitalization.......................    26
Unaudited Pro Forma Consolidated
  Financial Information..............    27
Selected Historical Consolidated
  Financial and Operating
  Information........................    32



Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations..............    34
Description of Our Business..........    56
                                       PAGE
                                       ----
Management...........................    71
Principal Stockholders...............    81
Certain Relationships and Related
  Transactions.......................    84
Description of Capital Stock.........    87
Shares Eligible for Future Sale......    90
Underwriting.........................    91
Legal Matters........................    93
Experts..............................    93
Where You Can Find More Information..    94
Index to Consolidated Financial
  Statements.........................   F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THE OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED IN THIS PROSPECTUS.

                                  OUR COMPANY

    We are a leading provider of electronic transaction services, credit services, and loyalty and database marketing services. We develop and execute programs designed to help our clients target, acquire and retain loyal, profitable customers. We create value for our clients by assisting them in managing their customer relationships. Specifically we:


    - facilitate transactions between our clients and their customers through multiple channels including in-store, catalog and Internet;


    - assist our clients in identifying and acquiring new customers; and


    - increase the loyalty and profitability of our clients' existing customers.



    We had revenue of $639.2 million in 1999 and $178.6 million for the three months ended March 31, 2000. We have a client base in excess of 300 companies. Our six largest clients, based on their contribution to our 1999 revenue, are:



    - the retail affiliates of The Limited, including Limited Too, Victoria's Secret, Express, Lane Bryant, Bath & Body Works, Lerner New York, Henri Bendel and Structure;



    - Brylane;



    - Bank of Montreal;



    - Equiva Services, LLC, which is the service provider to Shell branded locations in the U.S.;



    - CITGO; and



    - Canada Safeway.



    The Limited, together with its retail affiliates, is our largest client, representing approximately 26.7% of our 1999 revenue. In addition, Limited Commerce Corp., an affiliate of The Limited, owns approximately 25.8% of our common stock, before giving effect to this offering. After this offering, Limited Commerce Corp. will have the right to designate up to two nominees for election to our board of directors, depending on its percentage ownership of our common stock.


                             OUR MARKET OPPORTUNITY


    Our services are applicable to the full spectrum of commerce opportunities involving companies that sell products and services to individual consumers. We currently target our service offerings to select market sectors, including specialty retailers, petroleum retailers, supermarkets and financial services providers, as well as companies in market sectors with rapidly evolving electronic payment and customer management needs such as gas and electric utilities, mass transit, tollways and parking.


    Common challenges to our clients are the rapid development of new competitors and sales channels, the intensifying competition for customers and the erosion of consumer brand loyalty. The Internet has accelerated these trends by providing consumers with almost instant access to a multitude of competing products and services without traveling to an actual store location. As a result, companies are looking for tools to facilitate transactions and improve customer communications across all channels.

    Companies increasingly seek services that compile and analyze customer purchasing behavior, enabling them to more effectively communicate with their customers. The continuing shift to electronic payment systems, namely credit, debit, stored value and pre-paid cards, generates highly valuable information on individual consumers and their purchasing preferences, while the dramatic proliferation of computer technology has enabled companies to capture, access and use this information easily and almost instantaneously. Many retailers, however, lack the economies of scale and core competencies necessary to support their own transaction processing infrastructure and credit card programs, including the extension of credit. In addition, many retailers seek to outsource the development and management of loyalty programs and database marketing services. We believe we are well-positioned to provide these services to meet the evolving needs of our clients and potential clients.

                           OUR PRODUCTS AND SERVICES

    Our products and services are centered around three core capabilities--Transaction Services, which represents 45.0% of our 1999 revenue, Credit Services, which represents 30.8% of our 1999 revenue, and Loyalty and Database Marketing Services, which represents 24.2% of our 1999 revenue.

                                                                       LOYALTY AND DATABASE
      TRANSACTION SERVICES               CREDIT SERVICES                MARKETING SERVICES
---------------------------------  ----------------------------  ---------------------------------
- Transaction Processing           - Underwriting                - Loyalty Programs
  - Network Services               - Risk Management             - Private Label Cards
  - Bankcard Settlement                                          - Air Miles-TM- reward program
- Card Processing and Servicing                                  - One-to-One Loyalty
  - Account Processing                                           - Database Marketing Services
  - Billing and Payment                                          - Direct Marketing
    Processing
  - Customer Care                                                - Enhancement Services

    We market and sell our services on both a stand-alone and bundled basis. By providing services that span our three core offerings, we believe we can become a key element in our clients' success.

TRANSACTION SERVICES


    Providing flexible, convenient, rapid customer payment options is fundamental to customer satisfaction and retention. Through our predecessor company, we have provided these services since 1983. We facilitate and manage transactions between our clients and their customers through multiple distribution channels, including in-store, catalog and the Internet, through our state-of-the-art, highly scalable processing systems. Our services include instantaneous authorizations, efficient payment processing, billing services and effective customer care.



    We are a leading provider of electronic transaction services, processing
1.8 billion transactions in 1998 on a pro forma basis for acquisitions. According to the Faulkner and Gray Card Industry 2000 report, this level of activity ranked us fourth among U.S. payment processors in 1998, giving effect to those acquisitions. According to the Neilson Report, there were approximately
24.2 billion electronic payment transactions in the U.S. in 1998, and another published report predicts the number to climb to nearly 50 billion by 2005. By fully integrating our transaction services with our loyalty and database marketing services, we are able to execute more effective customer acquisition and retention strategies for our clients. Our clients within this segment are made up primarily of specialty retailers and petroleum retailers.


CREDIT SERVICES


    We have demonstrated to many of our existing clients that a private label credit card is one of the most effective loyalty and marketing tools available. As part of our service, we offer our clients the experience and flexibility to provide a funding vehicle for private label credit card receivables. Through our predecessor company, we have owned and managed private label receivables since 1986. This service appeals to those clients that choose to focus their financial and operational resources on their core operations and prefer a single-source integrated solution. Clients who utilize this service are predominantly specialty retailers. As part of this service, we currently provide underwriting and risk management services to 43 of our 48 private label card clients, representing approximately 49.4 million cardholders. We finance substantially all our credit card receivables through asset securitization transactions.


LOYALTY AND DATABASE MARKETING SERVICES


    Our clients are focused on targeting, acquiring and retaining loyal and profitable customers. Since 1992 we have created and managed loyalty programs that have successfully resulted in securing more frequent and sustained customer purchasing. For example:



    - we have demonstrated to many of our existing clients that a private label credit card is one of the most effective loyalty and marketing tools available. We manage 48 distinct programs for specialty and petroleum retailers, representing 73.6 million cardholders. Our private label programs can be further enhanced by our ability to provide database marketing services, which enable us to capture unique and proprietary item-level transaction data and use it to target customers.


    - in Canada, we have developed and operate the Air Miles reward program, which we believe to be the largest loyalty program in Canada. The program has over 100 brand names represented by the program sponsors. Based upon the most recent census data available, in 1999 our active participants represented over 55% of all Canadian households. We have issued over six billion Air Miles reward miles since the program's inception in 1992.

    - we have also developed an on-line, electronic loyalty program that recognizes, acknowledges and rewards customers at the point of sale. Using the retailer's existing point-of-sale terminal or cash register and our network services, we can capture points, communicate program status and issue targeted awards at the point of sale.

    Our loyalty programs provide our clients with tools to help drive customer acquisitions and reward customer loyalty while providing us with the ability to better understand the purchasing behavior of our clients' customers. As a result of these programs and our marketing database programs, we have captured detailed purchase information on approximately 60 million U.S. consumers and 6.1 million Canadian households. By combining massive amounts of detailed data with our proprietary data mining algorithms and our experience in developing and executing marketing campaigns, we provide our clients with highly successful and sophisticated targeted marketing solutions. Our clients within this segment are specialty retailers, petroleum retailers, supermarkets and financial service providers.

CLIENT CASE STUDY


    Victoria's Secret provides an example of our ability to integrate our products and services to assist our clients in facilitating transactions and communications with their customers, whether in stores, through catalogs or through Web sites. We provide transaction services, credit services and database marketing services to Victoria's Secret. The Victoria's Secret credit card that we issue allows us to capture customer name and address as well as transaction data in any channel the consumer chooses to shop. We deliver the information to our marketing database, which is supplemented with additional data from Victoria's Secret as well as from external sources. This gives us a detail-rich database that we, together with Victoria's Secret, use in developing customer acquisition strategies and managing customer relationships. We also utilize the information we collect and manage for the credit card program to enhance the transaction services we provide to Victoria's Secret, which include billing, payment processing and customer care.

                                  OUR STRATEGY

    Our strategy is to become a critical component in our clients' success by helping them build loyal customer relationships. We will do this by continuing to build and enhance our consumer databases, our marketing capabilities and our processing efficiencies to help improve our clients' relationships with their customers. To execute this strategy we intend to:

    - increase the penetration of products and services we provide to our existing client base;


    - expand our client base in our existing market sectors;


    - continue to expand our services and capabilities to help our clients succeed in multi-channel commerce--in-store, catalog and Internet; and

    - consider focused, strategic acquisitions and alliances to enhance our core capabilities or increase our scale.

                           OUR HISTORY AND OWNERSHIP


    We are the result of the 1996 merger of two entities acquired by Welsh, Carson, Anderson and Stowe --J.C. Penney's transaction services business, BSI Business Services, Inc., and The Limited's credit card bank operation, World Financial Network National Bank. Since then, we have made the following acquisitions, each accounted for as a purchase, with the results of operations of the acquired businesses included from the respective closing dates:



    - In November 1996, we acquired the private label portfolio of National City Bank of Columbus, which consisted of approximately $370.0 million in receivables, which have been securitized, and represented over 25 retailers in a broad range of industries including soft goods, building materials, furniture and electronics.



    - In July 1998, we acquired Loyalty Management Group Canada Inc.



    - In September 1998, we acquired Harmonic Systems Incorporated.



    - In July 1999, we acquired the network services business of SPS Payment Systems, Inc., a wholly-owned subsidiary of Associates First Capital Corporation.



    As of March 31, 2000, Welsh, Carson, Anderson & Stowe beneficially owned 74.0% of our common stock, and The Limited, through its wholly owned subsidiary Limited Commerce Corp., beneficially owned approximately 25.8% of our common stock. After this offering, Welsh Carson will have the right to designate up to three nominees for election to our board of directors and Limited Commerce Corp. will have the right to designate up to two nominees, depending on their percentage ownership of our common stock.


                            ------------------------

    Our corporate headquarters are located at 17655 Waterview Parkway, Dallas, Texas 75252, and our telephone number is 972-348-5100.

                                  THE OFFERING


Common stock offered.........................  20,000,000 shares

Common stock to be outstanding after the
  offering...................................  76,804,572 shares

Use of proceeds..............................  We intend to use approximately
                                               $204.9 million of the net proceeds from the
                                               offering to repay outstanding debt, and the
                                               remaining net proceeds for other general
                                               corporate purposes, including working
                                               capital. In the event that we identify
                                               suitable acquisition candidates or investment
                                               opportunities, we may also use a portion of
                                               the net proceeds to acquire or invest in
                                               complementary businesses, services or
                                               products. We currently have no commitments or
                                               agreements with respect to any acquisition or
                                               investment transactions.

Proposed New York Stock Exchange symbol......  "ADS"


    Unless otherwise indicated, all information in this prospectus:


    - gives effect to the 1-for-9 reverse stock split of our common stock effected on March 15, 2000; and



    - reflects the conversion of all outstanding shares of our Series A cumulative convertible preferred stock into an aggregate of 9,275,729 shares of common stock as of March 31, 2000.


    The number of shares of common stock described as being outstanding after this offering excludes the following:


    - 2,366,388 shares that we may issue upon the exercise of stock options outstanding as of March 31, 2000 at a weighted average exercise price of $9.51 per share;



    - 6,272,763 additional shares that we may issue under our stock option and restricted stock plan; and



    - up to 3,000,000 additional shares that we may issue upon exercise of the underwriters' over-allotment option.

    SUMMARY UNAUDITED CALENDAR YEAR AND PRO FORMA CONSOLIDATED FINANCIAL AND
                             OPERATING INFORMATION


    Prior to December 31, 1998, our fiscal year was based on a 52/53-week fiscal year ending on the Saturday closest to January 31. We have since changed our fiscal year end to December 31. In order to provide a better basis of comparison, we have recast our historical operating results to a calendar year basis for the years ended December 31, 1997 and 1998. In our opinion, these historical recast financial statements reflect all normal recurring adjustments necessary for a fair presentation of such financial statements. The information presented herein has been restated from amounts previously reported to reduce the amortization period of the premium on purchased credit card portfolios from 15 years to three years. See Note 22 to the consolidated financial statements included in this prospectus.



    The selected consolidated financial data for the three months ended
March 31, 1999 and 2000 have been derived from our unaudited consolidated financial statements, which are included in this prospectus and which, in our opinion, reflect all adjustments, consisting only of adjustments of a normal and recurring nature, necessary for a fair presentation. Results for the three months ended March 31, 2000 are not necessarily indicative of results for the full year.



    We have also included the following unaudited pro forma information, which we derived from our unaudited pro forma consolidated financial information included in this prospectus. The data contained in the pro forma columns give effect to the following completed acquisitions as if those acquisitions had been consummated on January 1, 1998:


    - the acquisition of Loyalty Management Group Canada Inc. on July 24, 1998;

    - the acquisition of Harmonic Systems Incorporated on September 15, 1998;
      and

    - the acquisition of the network transaction processing business of SPS Payment Systems, Inc., a wholly-owned subsidiary of Associates First Capital Corp., on July 1, 1999.


    The supplemental pro forma loss per share gives effect to the conversion of all outstanding shares of our Series A preferred stock and the exercise of all outstanding warrants as if the conversion and the exercise had occurred at the beginning of the period. The pro forma as adjusted data give effect to this offering as if it occurred on March 31, 2000. The unaudited pro forma data do not purport to present what our results of operations or financial position would actually have been, or to project our results of operations or financial position for any future period. You should read the following pro forma information along with the information contained throughout this prospectus, including the financial statements and the related notes that are included in this prospectus.


    The operating data include EBITDA, which is equal to operating income plus depreciation and amortization. EBITDA is presented because we use our EBITDA measure as an integral part of our internal reporting and performance evaluation for senior management. In addition, EBITDA eliminates the uneven effect across all segments of considerable amounts of non-cash amortization of purchased intangibles recognized in business combinations accounted for under the purchase method. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The EBITDA measure presented in this prospectus may not be comparable to similarly titled measures presented by other companies.

                                                                                                      PRO FORMA
                                                                                   -----------------------------------------------
                        FOR THE YEARS ENDED DECEMBER 31,
                       ----------------------------------         FOR THE               FOR THE YEARS              FOR THE
                                                             THREE MONTHS ENDED             ENDED             THREE MONTHS ENDED
                               RECAST                            MARCH 31,              DECEMBER 31,              MARCH 31,
                       ----------------------              ----------------------  -----------------------  ----------------------
                          1997        1998        1999        1999        2000        1998         1999        1999        2000
                       ----------  ----------  ----------  ----------  ----------  -----------  ----------  ----------  ----------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Total revenue......  $  339,824  $  474,933  $  639,254  $  147,813  $  178,628  $   606,462  $  663,576  $  159,370  $  178,628

  Operating expenses
    Processing and
      servicing......     164,968     226,525     341,496      76,827      94,027      325,401     358,443      85,349      94,027
    Salaries and
      employee
      benefits.......     113,752     169,799     193,699      46,236      54,489      184,493     196,880      47,857      54,489
    Depreciation and
      other
      amortization...       8,904       8,782      16,183       3,396       5,997       10,035      16,183       3,396       5,997
    Amortization of
      purchased
      intangibles....      26,050      45,746      58,553      14,182      13,011       78,920      64,482      17,147      13,011
                       ----------  ----------  ----------  ----------  ----------  -----------  ----------  ----------  ----------
  Total operating
    expenses.........     313,674     450,852     609,931     140,641     167,524      598,849     635,988     153,749     167,524
                       ----------  ----------  ----------  ----------  ----------  -----------  ----------  ----------  ----------
  Operating income...      26,150      24,081      29,323       7,172      11,104        7,613      27,588       5,621      11,104
  Other expense......          --          --          --          --       2,476           --          --          --       2,476
  Interest expense...      15,713      29,295      42,785      10,324       8,776       38,519      42,785      10,324       8,776
  Income tax
    expense..........       2,844       6,702      12,316       1,923       3,077        4,511      11,344       1,437       3,077
                       ----------  ----------  ----------  ----------  ----------  -----------  ----------  ----------  ----------
  Income (loss) from
    continuing
    operations.......       7,593     (11,916)    (25,778)     (5,075)     (3,225)     (35,417)    (26,541)     (6,140)     (3,225)
  Income (loss) from
    discontinued
    operations, net
    of taxes.........      (5,635)     (3,948)      7,688       1,715          --       (3,948)      7,688       1,715          --
  Loss on disposal of
    discontinued
    operations, net
    of taxes.........          --          --      (3,737)         --          --           --      (3,737)         --          --
                       ----------  ----------  ----------  ----------  ----------  -----------  ----------  ----------  ----------
  Net income
    (loss)...........  $    1,958  $  (15,864) $  (21,827) $   (3,360) $   (3,225) $   (39,365) $  (22,590) $   (4,425) $   (3,225)
                       ==========  ==========  ==========  ==========  ==========  ===========  ==========  ==========  ==========
  Earnings (loss) per
    share from
    continuing
    operations--basic
    and diluted......  $     0.21  $    (0.29) $    (0.61) $    (0.11) $    (0.11) $     (0.90) $    (0.71) $    (0.17) $    (0.11)
  Earnings (loss) per
    share--basic and
    diluted..........  $     0.05  $    (0.38) $    (0.53) $    (0.07) $    (0.11) $     (0.98) $    (0.63) $    (0.13) $    (0.11)
  Weighted average
    shares used in
    computing per
    share
    amounts--basic
    and diluted......      36,612      41,308      47,498      47,487      47,529       46,969      47,498      47,487      47,529

  Supplemental pro
    forma loss per
    share from
    continuing
    operations--
    basic and
    diluted..........                                                              $     (0.63) $    (0.47) $    (0.11) $    (0.06)

  Supplemental pro
    forma loss per
    share--basic and
    diluted..........                                                              $     (0.70) $    (0.40) $    (0.08) $    (0.06)

  Weighted average
    shares used in
    computing
    supplemental pro
    forma per share
    amounts--basic
    and diluted......                                                                   56,025      56,554      56,543      56,585

                                                                                                      PRO FORMA
                                                                                   -----------------------------------------------
                        FOR THE YEARS ENDED DECEMBER 31,
                       ----------------------------------         FOR THE               FOR THE YEARS              FOR THE
                                                             THREE MONTHS ENDED             ENDED             THREE MONTHS ENDED
                               RECAST                            MARCH 31,              DECEMBER 31,              MARCH 31,
                       ----------------------              ----------------------  -----------------------  ----------------------
                          1997        1998        1999        1999        2000        1998         1999        1999        2000
                       ----------  ----------  ----------  ----------  ----------  -----------  ----------  ----------  ----------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA
  EBITDA.............  $   61,104  $   78,609  $  104,059  $   24,750  $   30,112  $    96,568  $  108,253  $   26,164  $   30,112
  EBITDA as a
    percentage of
    revenue..........        18.0%       16.6%       16.3%       16.7%       16.9%        15.9%       16.3%       16.4%       16.9%

SEGMENT OPERATING
  DATA
  Air Miles reward
    miles issued.....          --     666,542   1,583,239     352,785     440,086    1,361,013   1,583,239     352,785     440,086
  Transactions
    processed........     922,678   1,134,902   1,839,857     310,673     566,275    1,814,271   2,104,554     438,687     566,275
  Statements
    generated........     113,940     130,895     132,817      32,702      34,253      130,895     132,817      32,702      34,253
  Securitized
    portfolio........  $1,821,016  $2,135,340  $2,232,375  $1,984,914  $2,037,529  $ 2,135,340  $2,232,375  $1,984,914  $2,037,529
  Credit sales.......  $3,001,461  $3,049,151  $3,132,520  $  646,507  $  702,593  $ 3,049,151  $3,132,520  $  646,507  $  702,593



                               AS OF DECEMBER 31,
                       ----------------------------------
                               RECAST                        AS OF     PRO FORMA
                       ----------------------              MARCH 31,       AS
                          1997        1998        1999        2000      ADJUSTED
                       ----------  ----------  ----------  ----------  ----------
                                         (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA
  Cash and cash
    equivalents......  $   29,304  $   47,036  $   56,546  $   67,069  $  122,499
  Credit card
    receivables and
    seller's
    interest.........     170,938     139,458     150,804     134,452     134,452
  Intangibles and
    goodwill.........      83,915     286,179     420,055     407,898     407,898
  Total assets.......     589,876     997,648   1,166,894   1,137,445   1,205,727

  Certificates of
    deposit..........      40,300      49,500     116,900     116,000     116,000
  Short-term debt....     148,000      98,484          --          --          --
  Long-term and
    subordinated
    debt.............     117,673     332,000     318,236     300,785      95,875
  Total
    liabilities......     386,104     701,980     775,513     747,521     542,611
  Series A preferred
    stock............          --          --     119,400     119,400          --
  Total stockholders'
    equity...........     203,772     295,668     271,981     270,524     770,666

                                  RISK FACTORS

    BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ANY OF THE FOLLOWING RISKS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS. ADDITIONAL RISKS AND UNCERTAINTIES OF WHICH WE ARE UNAWARE OR CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD ALSO READ THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES.

RISKS RELATED TO OUR BUSINESS

THE FAILURE TO EFFECTIVELY INTEGRATE RECENT ACQUISITIONS COULD ADVERSELY AFFECT
  OUR BUSINESS.


    Since August 1996, we have made several acquisitions, principally of Loyalty Management Group Canada Inc., Harmonic Systems Incorporated and the network transaction processing business of SPS Payment Systems, Inc. We are currently in the process of integrating the operations of the network transaction processing business of SPS, acquired in July 1999. We expect this integration process to continue through 2000. If we are unable to successfully integrate the SPS operations or any other acquired businesses, we may incur substantial costs and delays or other operational, technical or financial problems, any of which could harm our business and impact the trading price of our common stock. In addition, the failure to successfully integrate acquisitions may divert management's attention from our existing business and could damage our relationships with key clients and employees.


OUR BUSINESS IS DEPENDENT ON A SMALL NUMBER OF LARGE CLIENTS.

    Our 10 largest clients were responsible for approximately 64.1% of our consolidated revenues during the year ended December 31, 1999.


    TRANSACTION SERVICES. Our 10 largest clients in this segment were responsible for approximately 70.1% of our Transaction Services revenue in 1999. The Limited and its retail affiliates were the largest Transaction Services client in 1999, representing in excess of 10% of this segment's 1999 revenue. Our contracts with The Limited and its retail affiliates expire in 2006. Equiva Services, LLC is one of our 10 largest clients in this segment and on a consolidated basis. We recently began the process of renegotiating our contract with Equiva, which expires in December 2001. We can give no assurance that we will successfully reach an agreement with Equiva on similar terms or at all. If our renegotiations with Equiva result in a decrease in pricing or in the number and types of the transaction services we provide to Equiva, our revenue and profitability attributable to Equiva would be adversely affected, which could have a material adverse affect on us.



    CREDIT SERVICES. Our two largest clients in this segment were responsible for 85.2% of our Credit Services revenue in 1999. The Limited and its retail affiliates and Brylane were the largest Credit Services clients in 1999. Our contracts with these clients expire in 2006.



    LOYALTY AND DATABASE MARKETING SERVICES. Our 10 largest clients in this segment were responsible for approximately 64.3% of our Loyalty and Database Marketing Services revenue in 1999. Bank of Montreal and Canada Safeway were the two largest Loyalty and Database Marketing Services clients in 1999, each representing in excess of 10% of this segment's 1999 revenue. Our contracts with these clients expire between one and three years from now. We can give no assurance that these contracts will be renewed on similar terms or at all.


    A significant decrease in revenues attributable to any of our significant clients could have a material adverse effect on our business, financial condition and operating results in general, and those of the affected operating segment, in particular. In addition, if any of our significant clients were acquired and the client's new management team elected to phase-out or discontinue the client's business relationship with us, we could suffer a material adverse effect. This risk is particularly germane as many of our significant clients are in market sectors such as petroleum, specialty retail, supermarkets and financial services, which have recently experienced, and are experiencing, fairly considerable consolidation.

A LARGE NUMBER OF OUR CLIENTS ARE AFFILIATES OF LIMITED COMMERCE CORP., ONE OF
  OUR LARGEST PRINCIPAL STOCKHOLDERS.


    A large number of our clients are affiliates of Limited Commerce Corp., a wholly owned subsidiary of The Limited, which beneficially owned approximately 25.8% of our common stock as of March 31, 2000 and maintains two designees on our board of directors. The Limited, together with its affiliates, is our largest client, representing approximately 26.7% of our 1999 consolidated revenue. The Limited and its retail affiliates represented the largest Transaction Services client in 1999, and together with Brylane were the largest Credit Services clients in 1999. As a significant stockholder, The Limited, unlike our other clients, is able to exercise significant influence over matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. In addition, Limited Commerce Corp., through a stockholders agreement, has the right to maintain up to two members of our board of directors.



WE ARE SUBSTANTIALLY DEPENDENT UPON AIR CANADA, THE SINGLE DOMINANT DOMESTIC AIR
  CARRIER IN CANADA, AS A MAJOR SUPPLIER OF AIRLINE TICKETS THAT WE ISSUE TO COLLECTORS OF AIR MILES REWARD MILES.



    Historically, Canadian Airlines has been the major supplier of airline tickets that we issue to collectors of Air Miles reward miles. Although our Air Miles reward miles can be redeemed for tickets on other airlines as well as for merchandise, approximately 42% of the Air Miles reward miles redeemed during 1999 were used for airline tickets on Canadian Airlines. Our Air Miles reward program accounted for approximately 26% of our revenues for 1999 and accounts for a substantial portion of the revenue and profits of Loyalty and Database Marketing Services. In December 1999, Air Canada acquired effective control of Canadian Airlines and announced its intention to merge the operations of Canadian Airlines with those of Air Canada. Air Canada began to consolidate route structure between the two airlines resulting in the reduction of routes, flights and seats offered by the merged airline. Air Canada also announced that it would attempt to restructure the debt and other obligations of Canadian Airlines. It is our expectation that, whether or not such restructuring is successful, Air Canada will emerge as the single dominant Canadian domestic air carrier for the foreseeable future. We cannot predict what impact route consolidation or elimination or changes in the merged airlines' operations will have on our ability to satisfy and retain active collectors and sponsors of the Air Miles reward program and the profitability of our Air Miles reward program.



    On March 24, 2000 Canadian Airlines filed for court protection under the Canadian Companies' Creditors Arrangement Act. On April 25, 2000, Canadian Airlines filed a plan of reorganization which included us in a list of unsecured creditors. Prior to that time, we negotiated and entered into a new supply agreement with Air Canada, dated April 24, 2000, to begin May 1, 2000 and end on December 31, 2004, which is not subject to the plan of reorganization or creditor approval. In addition, we agreed with Canadian Airlines, as part of the new arrangement, to terminate the old supply agreement, and Canadian Airlines agreed to become subject to the terms and conditions of the new supply agreement with Air Canada beginning April 24, 2000 for a period of up to nine months, or until approval of Canadian Airlines' plan of reorganization, if earlier. The new supply agreements provide that airline tickets will be available on both Canadian Airlines and Air Canada, but the Air Canada agreement contains periodic reductions in capacity guarantees on certain routes after December 31, 2002. The new supply agreements also provide for price increases for the airline tickets we purchase over those previously charged by Canadian Airlines under the old supply agreement. We have assigned to Air Canada our claims, resulting from the termination of our old supply agreement, as an unsecured creditor of Canadian Airlines in the restructuring proceedings.



    We are in the process of integrating the new supply agreements into our cost structure. This integration will include adjusting some reward offers and attempting to enter into new supply arrangements with other airlines. Adjusting our reward offers will likely entail increasing the number of miles required to redeem a reward and providing incentives to effectuate a change in the mix of rewards selected by collectors. In addition, we are currently negotiating with other airlines for additional capacity. If we are unable to secure additional capacity from other airlines, our supply of airline seats after December 31, 2002 may not be sufficient to cover collector demand due to the periodic reductions in capacity guarantees contained in our new supply agreement with Air Canada during the latter part of its term or due to unforeseen growth in demand. We cannot predict what impact the integration of the new supply agreements into our cost structure will have on our ability to satisfy and retain active collectors and participating sponsors in, and the profitability of, our Air Miles reward program. The inability to successfully enter into agreements with other airlines for additional capacity or the inability to satisfy and retain active collectors or participating sponsors in the program after integration of the new supply agreement into our cost structure could materially adversely affect the profitability of our Air Miles reward program. We can give no assurance that our efforts to adjust our cost structure will not affect the profitability of our Air Miles reward program.


WE ARE SUBJECT TO INTENSE COMPETITION, AND WE EXPECT TO FACE INCREASED
  COMPETITION IN THE FUTURE.

    GENERAL. The markets for our products and services are highly competitive. We compete with traditional and online marketing companies, credit card issuers and data processing companies, as well as with current and potential in-house operations of our clients. Many of our current and potential competitors have greater resources than we do, which may impair our ability to compete. Many of our current and potential competitors have longer operating histories, stronger brand names and greater financial, technical, marketing and other resources than we do. In addition, these companies may have existing relationships with our potential clients and may be able to respond to changes in market dynamics and technology faster than we can. We cannot assure you that we will be able to compete successfully against our current and potential competitors. If we are unable to compete successfully against our competitors, our business will suffer.


    TRANSACTION SERVICES. The payment processing industry is highly competitive, especially among the five largest payment processors in the U.S., which processed approximately 14 billion transactions during 1998. Such competition requires that we continue to invest resources in technological developments and restricts the prices we can charge for certain services. The market requires that payment processors provide advanced and efficient technology, causing some financial institutions and other payment processors to either leave the business or merge with other providers, resulting in significant consolidation in the payment processing industry. Industry consolidation has enabled a few of our competitors to gain access to significant capital, management, marketing and technological resources that are equal to or greater than ours. We cannot assure you that we will continue to be able to compete successfully with such payment processors.


    CREDIT SERVICES. We also face intense and increasing competition from numerous financial services providers, some of which have greater resources than we do. We compete against third party private label credit card issuers who may offer lower discount fees and greater incentives to secure new business. Additionally, our private label cards compete with other card payment types, primarily general-purpose credit cards like Visa, MasterCard and American Express, as well as cash, checks and debit cards.


    LOYALTY AND DATABASE MARKETING SERVICES. As a provider of loyalty and database marketing products and services, we generally compete with advertising and other promotional and loyalty programs, both traditional and online, for a portion of a client's total marketing budget. In addition, we compete against internally developed products and services created by our existing and potential clients. For each of our loyalty and database products and services, we expect competition to intensify as more competitors enter our market. In addition, new competitors with our Air Miles reward program may target our sponsors and reward miles collectors as well as draw rewards from our rewards suppliers. Due to the significant funding requirements to establish such a program, we have decided not to operate a program in the U.S. similar to the Air Miles reward miles program we operate in Canada. Rather, our existing stockholders have decided to pursue such a program in the U.S. through the creation and funding of a separate and distinct company called U.S. Loyalty Corp. Given the nexus of the U.S. and Canada and the number of companies that have operations in, and target consumers in, both countries, U.S. Loyalty Corp. may in the future become a competitor of ours for the marketing budgets of existing and potential clients. Over the past year, over half of the Air Miles reward program revenues came from the top 10-15% of our Air Miles reward miles collectors. The loss of these collectors could impact our ability to generate significant revenue from sponsors and loyalty partners. The continued attractiveness of our loyalty and rewards programs will depend in large part on our ability to remain affiliated with sponsors that are desirable to consumers and to offer rewards that are both attainable and attractive to consumers. For our database marketing services, our ability to continue collecting detailed transaction data on consumers is critical in providing effective customer strategies for our clients.


LOSS OF DATA CENTER CAPACITY OR INTERRUPTION OF TELECOMMUNICATION LINKS COULD
  ADVERSELY AFFECT OUR BUSINESS.

    Our ability to protect our data centers against damage from fire, power loss, telecommunications failure and other disasters is critical to our future. Our services depend on links to telecommunication providers. Any damage to our data centers or any failure of our telecommunication links that causes interruptions in our operations could have a material adverse effect on our ability to meet our clients' requirements, which could adversely effect our business, financial condition and operating results.

    In order to provide many of our services, we must be able to store, retrieve, process and manage large databases and periodically expand and upgrade our capabilities. Any interruption or loss of these capabilities from a computer malfunction or other reasons could have a material adverse effect on our business, financial condition and operating results.

    We are dependent on a major supplier for transport services to our transaction processing business. Should there be disruption of the services it provides to us, the disruption would require us to redirect service to another provider. To do so would require manual intervention to all locations that are impacted.

FAILURE TO SAFEGUARD OUR DATABASE AND CONSUMER PRIVACY COULD AFFECT OUR
  REPUTATION AMONG OUR CLIENTS AND THEIR CUSTOMERS.

    An important feature of our loyalty and marketing database programs and credit services is our ability to develop and maintain individual consumer profiles. As part of our reward miles redemption and credit services, we maintain a marketing database containing information on consumers' account balances. Although we have extensive security procedures, our databases may be subject to unauthorized access. If we experience a security breach, the integrity of our marketing databases could be affected. With respect to our loyalty and database programs, security and privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. The use of our loyalty and database programs or credit services could decline if any well-publicized compromise of security occurred. We could also be subject to legal claims from consumers. Any public perception that we released consumer information without authorization would adversely affect our ability to attract and retain consumers.

THE FAILURE TO ACCURATELY ESTIMATE THE REDEMPTION OBLIGATION FOR OUR AIR MILES
  REWARD PROGRAM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.


    Our historical financial statements reflect our estimates of the future payments to purchase airline tickets and other rewards for our Air Miles reward program. If actual redemptions or reward costs are greater than our estimates, our redemption obligation may be understated, and that could have a material adverse effect on our business, financial condition and operating results.



    We use several components to estimate this future obligation, which we record as a redemption obligation on our balance sheet. The most significant component is our estimate of the number of Air Miles reward miles that will ultimately be redeemed. The percentage of unredeemed reward miles is known as "breakage" in the loyalty industry. While our Air Miles reward miles currently do not expire, reward miles are not redeemed by collectors for a number of reasons, including:


    - loss of interest in the program or sponsors;

    - collectors moving out of the program area; and

    - death of a collector.

    A second component relates to the reward cost, which is based on the mix of rewards anticipated to be provided. Although we believe that our estimation process is reasonable in light of our analysis and our seven years of operating experience with the Air Miles reward program, we cannot assure you that our actual breakage rates or reward cost estimates will approximate our current assumptions.

FLUCTUATIONS IN THE TIMING OR QUANTITY OF REWARD MILES REDEEMED BY COLLECTORS
  COULD INCREASE OUR NEED FOR WORKING CAPITAL.


    We cannot control the timing of a collector's decision to redeem Air Miles reward miles or the quantity of reward miles redeemed. We could experience a need for increased working capital to fund redemptions if collectors redeem Air Miles reward miles at a rate that is more rapid than we anticipated, which could have a material adverse effect on our business, financial condition and operating results. We currently maintain cash, cash equivalents and fixed-income securities in a separate reserve account, which we believe are adequate to fund this obligation.


LITIGATION RELATING TO INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS.

    Third parties may infringe or misappropriate our trademarks or other intellectual property rights, which could have a material adverse effect on our business, financial condition or operating results. The actions we take to protect our trademarks and other proprietary rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. We cannot assure you that we will be able to prevent misappropriation or infringement of our proprietary information. Any infringement or misappropriation could harm any competitive advantage we currently derive or may derive from our proprietary rights.

    Third parties may assert infringement claims against us. Any claims and any resulting litigation could subject us to significant liability for damages. An adverse determination in any litigation of this type could require us to design around a third party's patent or to license alternative technology from another party. In addition, litigation is time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims.

DEFAULTS AND BANKRUPTCIES RELATED TO OUR CONSUMER UNSECURED LENDING COULD
  ADVERSELY AFFECT US.


    The primary risk associated with unsecured lending is the risk of default or bankruptcy of consumers, resulting in accounts being charged-off as uncollectible. In addition, general economic factors, such as the rate of inflation, unemployment levels and interest rates, may result in greater delinquencies and credit losses among consumers. We may not be able to successfully identify and evaluate the creditworthiness of cardholders to minimize delinquencies and losses. Also, we cannot assure you that our pricing strategy can offset the negative impact on profitability caused by increases in delinquencies and losses. Increases in writeoffs could have a material adverse effect on our business, financial condition and operating results.


AS THE AVERAGE AGE OF OUR LOAN PORTFOLIO INCREASES, WE WILL LIKELY EXPERIENCE
  INCREASING OR FLUCTUATING LEVELS OF DELINQUENCY AND LOAN LOSSES.


    In addition to being affected by general economic conditions and the success of our collection and recovery efforts, our delinquency and net credit card receivable charge-off rates at any point in time are affected by, among other factors, the credit risk of credit card receivables and the average age of our various credit card account portfolios. The credit risk of our credit card receivables, in the aggregate, is impacted by the average age of our credit card portfolio. The average age of credit card receivables affects the stability of delinquency and loss rates of the portfolio because delinquency and loss rates typically increase as the average age of accounts in a credit card portfolio increases. At March 31, 2000, 20.6% of securitized accounts and 37.7% of securitized loans were less than 24 months old. Accordingly, we believe that our loan portfolio will experience increasing or fluctuating levels of delinquency and loan losses as the average age of our accounts increases. This trend is already reflected in the change in our net charge-off ratio. The net charge-off ratio reflects what percent of the average securitized receivables at the beginning of each month in the period indicated consisted of principal losses from cardholders unwilling or unable to pay their credit card balances, as well as bankrupt and deceased cardholders, less current period recoveries. For the three months ended March 31, 2000, our securitized net charge-off ratio on an annualized basis was 7.6% compared to 6.9% for the three months ended March 31, 1999. For the year ended December 31, 1999, our securitized net charge-off ratio on an annualized basis was 7.2% compared to 7.8% for fiscal 1998 and 8.3% for fiscal 1997. We believe that this ratio will continue to fluctuate but generally rise over the next year, and over future years, as the average age of our accounts increases. Any material increases in delinquencies and losses beyond our expectations could have a material adverse impact on us and the value of our net retained interests in loans securitized.


BILLING DISPUTES BETWEEN A CARDHOLDER AND A MERCHANT AND FRAUDULENT TRANSACTIONS
  SUBMITTED BY A MERCHANT INVOLVING ELECTRONIC PAYMENT CARDS SUCH AS CREDIT CARDS, DEBIT CARDS OR STORED VALUE CARDS PRESENT RISKS TO OUR PROFITABILITY.

    In our bank card processing business, when a billing dispute between a cardholder and a merchant is resolved in favor of the cardholder, or, when a card issuer detects fraudulent transactions submitted by a merchant, we charge back the amount of the transaction to the merchant. We then credit the amount of the transaction to the cardholder's account. These billing disputes or chargebacks relate to, among others:

    - nonreceipt of merchandise or services;

    - unauthorized use of a credit card; and

    - general disputes between a customer and a merchant as to the quality of the goods purchased or the services rendered by the merchant.

    If we or our clearing banks are unable to collect amounts charged back to a merchant's account, and if the merchant refuses or is unable due to bankruptcy or other reasons to reimburse us for the chargeback, we bear the loss for the amount of the refund paid to the cardholder. Our contingent liability is greater in certain industries, such as the direct response marketing industry, where the cardholder is not present to provide a signature. We attempt to reduce our exposure to such losses by performing initial and periodic credit reviews of our merchant clients, by adjusting our rates based, in part, on the merchant's credit risk, business and industry, and by requiring merchants to create escrow accounts for the purpose of satisfying amounts charged back to the merchant. We face chargeback risks with respect to the private label credit card programs we fund that are similar to the risks we face in our bankcard processing programs. We cannot assure you that we will not experience significant losses from chargebacks in the future. Increases in chargebacks not paid by merchants could have a material adverse effect on our business, financial condition and operating results.


CHANGES IN ASSUMPTIONS OVER TIME, SUCH AS THE AMOUNT OF PREPAYMENTS FROM AND
  DEFAULTS BY CARDHOLDERS, MAY CAUSE A DECREASE IN THE ESTIMATED VALUE OF THE INTEREST ONLY STRIPS, AND THE RESIDUAL INTEREST WE RETAIN IN THE CREDIT CARD RECEIVABLES WE SELL IS ILLIQUID.



    ASSUMPTIONS REGARDING FUTURE PREPAYMENTS AND DEFAULT ASSUMPTIONS ARE SUBJECT TO VOLATILITY THAT COULD MATERIALLY AFFECT OPERATING RESULTS. We finance substantially all our credit card receivables through asset securitization transactions in which we sell our credit card receivables to a master trust that holds the receivables as trustee for third-party investors. We retain the right to service the receivables we sell. We maintain a residual interest in the credit card receivables and retain an interest only strip representing the present value of the right to the excess cash flows generated by the securitized receivables. We calculate the gain on the sale of receivables and the value of the interest only strips based on the present value of the anticipated cash flow stream from the securitized receivables, which is the difference between
(1) interest and other fees paid by cardholders and (2) the sum of the following:


    - pass-through interest paid to third-party investors;

    - trustee fees;


    - servicing fees that we receive from the trust; and


    - estimated loan portfolio losses.

    A significant factor affecting the level of anticipated cash flows is the rate at which the underlying principal of the securitized credit card receivables is reduced. Prepayments represent principal reductions in excess of the contractually scheduled reductions. Additional assumptions include estimated future credit losses and a discount rate commensurate with the risks involved. The rate of cardholder prepayments or defaults on credit card balances may be affected by a variety of economic factors, including interest rates and the availability of alternative financing, most of which are not within our control. A decrease in interest rates could cause cardholder prepayments to increase, thereby requiring a write down of the interest only strips.


    Assumptions regarding future prepayments and credit losses are subject to volatility that could materially affect operating results. Both the amount and timing of estimated cash flows are dependent on the performance of the underlying credit card receivables, and actual cash flows may vary significantly from expectations. If prepayments from cardholders or defaults by cardholders exceed our estimates, we may be required to decrease the carrying value of the interest only strips through a charge against earnings.


    THE RESIDUAL INTEREST WE RETAIN IN THE CREDIT CARD RECEIVABLES WE SELL IS ILLIQUID. In addition, we cannot assure you that the interest only strips could in fact be sold at their stated value on the balance sheet, if at all, due to the lack of a known market for interest only strips.


    We recognize a gain on sale and the related interest only strip in the period during which we sell the credit card receivables, while we actually receive the cash payments we receive from our pooling and servicing agreements and servicing fees from the trusts over the lives of the receivables we sell. This difference in the timing of cash flows could cause a cash shortfall, which could have a material adverse effect on our financial condition.

WE DEPEND ON OUR ABILITY TO SELL AND SECURITIZE OUR CREDIT CARD RECEIVABLES TO
  FUND NEW RECEIVABLES.

    Since January 1996, we have used a program involving the sale and securitization of our credit card receivables as our primary funding vehicle for credit card receivables. A number of factors affect securitization transactions, some of which are beyond our control, including:

    - conditions in the securities markets in general;

    - conditions in the asset-backed securitization market;


    - conformity of credit card receivables to rating agency requirements and changes in those requirements; and


    - availability of credit enhancement.

These factors could adversely affect our ability to effect securitization transactions or the benefits to us of securitization transactions, including the value of our interest only strips or our ability to sell interest only strips or portions of our interest in the receivables.

    In addition, we have overcollateralized and maintained an interest in our securitizations in order to achieve better credit ratings. Failure to obtain acceptable credit ratings or more stringent credit enhancement requirements could decrease the efficiency of or have an adverse effect on the timing of, or our ability to effect, future securitizations. Securitization transactions subject us to covenants such as receivables performance and the continued solvency of private label program participants. If we do not satisfy these covenants, an early amortization event could occur. In an early amortization event, the trustee would hold our interest in the related receivables and excess interest income until such time as the securization investors are fully repaid. The occurrence of an early amortization event would significantly limit our ability to securitize additional receivables.


    All receivables held by the World Financial Network Credit Card Master Trust III relate to Service Merchandise, which is in voluntary Chapter 11 bankruptcy. This bankruptcy triggered an early amortization event. As of March 31, 2000, this trust had a balance of $89.9 million in credit card receivables related to this account in our securitization trusts, which together with excess interest income, is being held in the trust until other holders of interests in the trust are fully repaid.


    We intend to continue public securitizations of our credit card receivables. The inability to securitize credit card receivables due to changes in the market, the unavailability of credit enhancements, an early amortization event, or any other circumstance or event would have a material adverse effect on our business, financial condition and operating results.

THE TRUST MAY TERMINATE OUR SERVICING RIGHTS.


    The pooling and servicing agreements related to our securitizations provide that the trustee may terminate our servicing rights if we fail to perform our servicing obligations under those agreements, such as the failure to make timely payments to certificate holders. As of the date of this prospectus, no servicing rights had been terminated. However, we cannot assure you that we will be able to perform our servicing obligations and, if we are unable to perform those obligations, that our servicing rights will not be terminated. A termination of our servicing rights would have a material adverse effect on our business, financial conditions and operating results.


WE EXPECT GROWTH IN OUR CREDIT SERVICES SEGMENT RESULTING FROM NEW AND ACQUIRED
  PRIVATE LABEL CARD PROGRAMS, WHOSE CREDIT CARD RECEIVABLE PERFORMANCE MAY NOT BE CONSISTENT WITH THAT OF OUR EXISTING PROGRAMS.


    An important source of growth in our private card operations is expected to come from the acquisition of existing private label programs and from initiating new private label programs at retailers that previously did not operate a program. Although we believe our pricing and models for determining credit risk are designed to evaluate the credit risk of existing programs and the credit risk we are willing to assume for start-up programs, there can be no assurance that the loss experience on newly acquired and start-up plans will be consistent with our more established programs. The failure to successfully underwrite these private label programs may result in increased portfolio losses and reduce our profitability and could have a material adverse effect on our business, financial condition and operating results.


INTEREST RATE FLUCTUATIONS IMPACT THE YIELD ON OUR ASSETS AND FUNDING EXPENSE.


    An increase or decrease in market interest rates could have a negative impact on the amount we realize from the net interest spread between the yield on our assets and our cost of funding. A rise in market interest rates may indirectly impact the payment performance of consumers or the value of, or amount we could realize from the sale of, interest only strips. We try to minimize the impact of changes in market interest rates on our cash flow, asset value and net income primarily by funding fixed-rate assets with fixed-rate funding sources and by using interest-rate derivatives to match asset and liability repricings. Nonetheless, changes in market interest rates may have a negative impact on us.


OUR HEDGING ACTIVITY SUBJECTS US TO OFF-BALANCE SHEET RISK.


    The interest rate swap and treasury lock agreements we use to reduce our exposure to fluctuations in interest rates subject us to off-balance sheet risk. These off-balance sheet financial instruments involve elements of credit and interest rate risk in excess of the amount recognized on our balance sheet. Our hedging policy subjects us to risks relating to the creditworthiness of the commercial banks with whom we contract in our hedging transactions. If one of these banks cannot honor its obligations, we may suffer a loss. The purpose of our hedging policy is to reduce the effect of interest rate fluctuations on our results of operations. Therefore, while our hedging policy reduces our exposure to losses resulting from unfavorable changes in interest rates, it also reduces or eliminates our ability to profit from favorable changes in interest rates.


POSTAL RATE INCREASES COULD LEAD TO REDUCED VOLUME OF BUSINESS.


    Postal rate increases have negatively impacted the direct marketing industry during the past years. Any future increases may force us and our clients that are direct mailers to mail fewer pieces. This response by direct mailers could decrease the amount of processing services purchased from us, which could have a material adverse effect on our business, financial condition and operating results.


FLUCTUATIONS IN THE EXCHANGE RATES BETWEEN THE U.S. DOLLAR AND CANADIAN DOLLAR
  MAY AFFECT OUR OPERATING RESULTS.


    A large portion of our Loyalty and Database Marketing services revenue relates to the Air Miles reward program and is in Canadian dollars. We are exposed to fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar through our operations in Canada. Although we have entered into cross-currency hedge transactions to fix the exchange rate on any Canadian debt repayment due to a U.S. counter party, we do not hedge our net investments in foreign operations. Significant changes in the exchange rate could have a material adverse effect on our business, financial condition and operating results.


IF OUR BANK SUBSIDIARY FAILS TO MEET CREDIT CARD BANK CRITERIA, WE MAY BECOME
  SUBJECT TO REGULATION UNDER THE BANK HOLDING COMPANY ACT.

    Our bank subsidiary, World Financial, is a limited purpose credit card bank. The Bank Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, insures the deposits of World Financial. World Financial is subject to regulation and examination by the Office of the

Comptroller of the Currency, its primary regulator, and is also subject to regulation by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, as back-up regulators. World Financial is not a "bank" as defined under the Bank Holding Company Act because it is in compliance with the following requirements:

    - it engages only in credit card operations;


    - it does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties;


    - it does not accept any savings or time deposits of less than $100,000, except for deposits pledged as collateral for extensions of credit;

    - it maintains only one office that accepts deposits; and

    - it does not engage in the business of making commercial loans.

    If World Financial failed to meet the credit card bank criteria described above, World Financial would be a "bank" as defined by the Bank Holding Company Act, subjecting us to the provisions, requirements and restrictions of the Bank Holding Company Act as a bank holding company. We believe that becoming a bank holding company would significantly harm us, as we could be required to either divest any activities deemed to be non-banking activities or cease any activities not permissible for a bank holding company and its affiliates.

OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO RETAIN KEY PERSONNEL.

    Our future success is substantially dependent upon the continued services of our senior management team. The loss of the services of any of our executive officers could have a material adverse effect on our business. Many of our executive officers have only been employed by us for a short time. We do not currently have "key person" life insurance policies on any of our employees, and we generally do not enter into employment agreements with our employees. Our future success also depends on our ability to attract and retain highly qualified personnel. The competition for qualified personnel in our markets is intense, and we may be unable to attract or retain highly qualified personnel in the future.

SOME OF OUR STOCKHOLDERS OWN A SIGNIFICANT AMOUNT OF OUR COMMON STOCK.


    As of March 31, 2000, Limited Commerce Corp., a wholly owned subsidiary of The Limited, and the affiliated entities of Welsh, Carson, Anderson & Stowe, in the aggregate beneficially owned approximately 99.8% of our outstanding common stock and would have owned 73.8% of our common stock as of that date after giving pro forma effect to this offering. As a result, these stockholders are able to exercise significant influence over, and in most cases control, matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Their continued concentration of ownership after this offering may also have the effect of delaying, preventing or deterring a change in control that may otherwise be beneficial to you.

DELAWARE LAW AND OUR CHARTER DOCUMENTS COULD PREVENT A TAKEOVER THAT MIGHT BE
  BENEFICIAL TO YOU.

    Delaware law, as well as provisions of our certificate of incorporation and bylaws, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

    - a board of directors classified into three classes of directors with the directors of each class having staggered, three-year terms;

    - our board's authority to issue shares of preferred stock without stockholder approval; and

    - provisions of Delaware law that restrict many business combinations and provide that directors serving on staggered boards of directors, such as ours, may be removed only for cause.

These provisions of our certificate of incorporation, bylaws and Delaware law could discourage tender offers or other transactions that might otherwise result in our stockholders receiving a premium over the market price for our common stock.

THE FAILURE TO FAVORABLY NEGOTIATE AND INTEGRATE FUTURE ACQUISITIONS COULD
  ADVERSELY AFFECT OUR BUSINESS.

    We have made several acquisitions since August 1996, and we intend to acquire additional complementary businesses as part of our growth strategy. Although we may acquire additional businesses, we may not be able to successfully integrate them in a timely manner or at all. If we are not able to successfully integrate acquired businesses, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, the failure to successfully integrate acquisitions may divert management's attention from our existing business and may damage our relationships with key clients and employees.

    To finance future acquisitions, we may issue equity securities that could be dilutive to our stockholders. We may also incur debt and additional amortization expenses related to goodwill and other intangible assets in future acquisitions. The interest expense related to this debt and additional amortization expense may significantly reduce our profitability and could have a material adverse effect on our business, financial condition and operating results.

RISKS RELATED TO OUR INDUSTRY

THE MARKETS FOR THE SERVICES THAT WE OFFER MAY FAIL TO EXPAND OR MAY CONTRACT.


    Our growth and continued profitability relies on acceptance of the services that we offer. If demand for loyalty and database marketing, transaction or credit services decreases, the price of our common stock could fall and you could lose value in your investment. The use of loyalty and database marketing by retailers is in its early stages and we cannot guarantee that merchants will continue to use these types of marketing strategies. Changes in technology may enable merchants and retail companies to directly process transactions in a cost-efficient manner without the use of our services, which could have a material adverse effect on our business, financial condition and operating results.


INDUSTRY RISKS RELATED TO CONSUMER CREDIT PRODUCTS COULD NEGATIVELY IMPACT US.

    We face a number of risks associated with unsecured lending, including the following:


    - delinquencies and credit losses will increase because of future economic downturns;



    - an increasing number of consumers will default on the payment of their outstanding balances or seek protection under bankruptcy laws;



    - fraud by cardholders and third parties will increase;



    - increased criticism from consumer advocates and the media could hurt consumer acceptance of our products; and

    - litigation, including class action litigation, challenging our product terms, rates, disclosures, collections or other practices, under state and Federal consumer protection statutes and other laws, could adversely affect our lending practices.



Our business, financial condition and operating results could be materially adversely affected if we have underestimated any of these risks or are unable to adjust our pricing for such changes.


LEGISLATION RELATING TO CONSUMER PRIVACY MAY AFFECT OUR ABILITY TO COLLECT DATA.

    The enactment of legislation or industry regulations arising from public concern over consumer privacy issues could have a material adverse impact on our loyalty and database marketing services. Any such legislation or industry regulations could place restrictions upon the collection and use of information that is currently legally available, which could materially increase our cost of collecting some data. Legislation or industry regulation could also prohibit us from collecting or disseminating certain types of data, which could adversely affect our ability to meet our clients' requirements.


    In November 1999, President Clinton signed into law the Gramm-Leach-Bliley Act, which requires financial institutions to comply with various notice procedures in order to disclose nonpublic personal information about their consumers to nonaffiliated third parties and restricts their ability to share account numbers. The requirements of this law also apply to the disclosure of any list, description or other grouping of consumers derived from nonpublic personal information. This law makes it more difficult to collect and use information that has been legally available and may increase our costs of collecting some data.


    The Clinton Administration is investigating further administrative action in the area of privacy. In addition, Congress and a number of states are considering further privacy legislation. It is possible that new privacy protections will not be limited to financial institutions but could broadly apply to the activities of all companies.


    On April 13, 2000, the Canadian federal government and Minister of Industry of Canada enacted the Personal Information Protection and Electronic Documents Act. This act, which will become effective on January 1, 2001, comprises comprehensive private sector privacy legislation that will apply to organizations engaged in any commercial activities in Canada. It will enact into law 10 privacy principles from the Canadian Standards Association's Model Privacy Code. This act will also require organizations to obtain consent to the collection, use or disclosure of personal information. The nature of the required consent will depend on the sensitivity of the personal information and will permit personal information to be used only for the purposes for which it was collected. The Province of Quebec has had similar privacy legislation applicable to the private sector in that province since 1994, and other provinces are considering further privacy legislation.


CURRENT AND PROPOSED REGULATION AND LEGISLATION RELATING TO OUR CREDIT SERVICES
  COULD LIMIT OUR BUSINESS ACTIVITIES, PRODUCT OFFERINGS AND FEES CHARGED.

    Various Federal and state laws and regulations significantly limit the credit services activities in which we are permitted to engage. Such laws and regulations, among other things, limit the fees and other charges that we can impose on customers, limit or prescribe certain other terms of our products and services, require specified disclosures to consumers, or require that we maintain certain licenses, qualifications and capital requirements. In some cases, the precise application of these statutes and regulations is not clear. In addition, numerous legislative and regulatory proposals are advanced each year which, if adopted, could have a material adverse effect on our profitability or further restrict the manner in which we conduct our activities. The failure to comply with, or adverse changes in, the laws or regulations to which our business is subject, or adverse changes in their interpretation, could have a material adverse effect on our ability to collect our receivables and generate fees on the receivables, thereby adversely affecting our business, financial condition and operating results.

STATE TAX ISSUES COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

    Transaction processing companies may be subject to state taxation of certain portions of their fees charged to merchants for their services. If we are required to pay such taxes and are unable to pass this tax expense through to our merchant clients, our business, financial condition and operating results could be adversely affected.

LAWS AND REGULATIONS PERTAINING TO THE INTERNET MAY ADVERSELY AFFECT OUR
  BUSINESS.

    An increasing number of laws and regulations pertain to the Internet. These laws and regulations relate to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our promotional services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO THIS OFFERING

IF THE PRICE OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY, YOUR INVESTMENT COULD
  LOSE VALUE.

    Prior to this offering, there has been no public market for our common stock. Although we have applied to have our common stock listed on the New York Stock Exchange, we cannot assure you that an active public market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price. If an active public market for our common stock does not develop, the trading price and liquidity of our common stock will be materially and adversely affected. Negotiations between us and the underwriters will determine the initial offering price, which may not be indicative of the trading price for our common stock after this offering. In addition, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

    - our quarterly operating results;

    - changes in our earnings estimates;

    - additions or departures of key personnel;

    - changes in the business, earnings estimates or market perceptions of our competitors;

    - changes in general market or economic conditions; and

    - announcements of legislative or regulatory change.

WE HAVE A LARGE NUMBER OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE AND, IF THESE
  SHARES ARE SOLD IN THE FUTURE, YOUR INVESTMENT WILL BE DILUTED.


    If a large number of shares of our common stock are sold in the open market after this offering, or the market perceives that such sales could occur, the trading price of our common stock could decrease. After this offering, we will have an aggregate of 114,546,327 shares of our common stock authorized but unissued and not reserved for specific purposes. In general, we may issue all of these shares without any action or approval by our stockholders. We may pursue acquisitions of competitors and related businesses and may issue shares of our common stock in connection with these acquisitions.



    Upon consummation of the offering, we will have 76,804,572 shares of our common stock outstanding. Of these shares, all shares sold in the offering, other than shares, if any, purchased by our affiliates, will be freely tradable. Of the remaining 56,804,572 shares, 672,368 shares will be freely transferable and 56,132,204 shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Our executive officers, directors, our principal stockholders and a group of significant option holders have agreed that, subject to various limitations, for a period of 180 days following the date of this prospectus, they will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell, or grant any option to purchase or otherwise dispose of our common stock or any securities convertible into or exchangeable for our common stock.



    We have also reserved 8,753,000 shares of our common stock for issuance under our stock option and restricted stock plan, of which 2,366,388 shares are issuable upon exercise of options granted as of March 31, 2000, including options to purchase 1,306,133 shares exercisable as of March 31, 2000 or that will become exercisable within 60 days after such date. Any shares issued in connection with the exercise of currently outstanding stock options or otherwise would further dilute your investment in our common stock.


OUR MANAGEMENT'S BROAD DISCRETION IN THE USE OF THE PROCEEDS OF THIS OFFERING
  MAY ADVERSELY AFFECT YOUR INVESTMENT.


    Our management can spend a significant portion of the proceeds from this offering in ways with which our stockholders may not agree. We intend to use approximately $204.9 million of the net proceeds from the offering to repay outstanding debt. We expect that the remaining net proceeds will be available for general corporate purposes, including working capital. We may, however, also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, products or services, although we currently have no commitments or agreements with respect to transactions of that type.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    This prospectus and the documents included in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to those discussed under the section "Risk Factors" and elsewhere in this prospectus.



    If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified under the section "Risk Factors" and elsewhere in this prospectus which could cause actual results to differ before making an investment decision.

                                USE OF PROCEEDS


    The net proceeds from this offering will be approximately $279.5 million, or $321.8 million if the underwriters exercise their over-allotment option in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering to repay debt, to finance future acquisitions and for general corporate purposes.



    A portion of the net proceeds and funds available under our amended credit agreement will be used to acquire or invest in complementary businesses, technologies, products or services. Although we are not contemplating any specific acquisitions at this time and no portion of the net proceeds has been allocated for any specific acquisition, we evaluate acquisition opportunities on an ongoing basis. Our management will have broad discretion in the application of the net proceeds. Pending use, we intend to invest the net proceeds in short-term interest-bearing, investment-grade instruments, such as certificates of deposit or direct or guaranteed obligations of government agencies of the United States.


    The following is a summary of the intended uses of proceeds from this offering:


Prepayment of 10% Subordinated Note due October 25, 2005
  issued to WCAS Capital Partners II, L.P...................  $ 30,000,000
Prepayment of 10% Subordinated Note due October 25, 2005
  issued to Limited Commerce Corp...........................    20,000,000
Prepayment of 10% Subordinated Note due September 15, 2008
  issued to WCAS Capital Partners III, L.P..................    52,000,000
Reduction of the outstanding term loan under our credit
  agreement.................................................   102,910,000
Purchase of unexercised warrants............................     1,002,504
Finance future acquisitions and working capital.............    73,562,496
                                                              ------------
                                                               279,475,000
Estimated fees, commissions, underwriting discounts and
  expenses
  related to this offering..................................    20,525,000
                                                              ------------
  Total proceeds............................................  $300,000,000
                                                              ============



    The outstanding debt we will be repaid as follows:



    - we will repay in full a 10% subordinated note issued to WCAS Capital Partners II, L.P., in the principal amount of $30.0 million, and a 10% subordinated note issued to the Limited Commerce Corp., in the principal amount of $20.0 million. Principal on the notes is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The notes were originally issued in January 1996 to finance, in part, the acquisition of BSI Business Services, Inc., now known as ADS Alliance Data Systems, Inc.



    - we will repay in full a 10% subordinated note issued to WCAS Capital Partners III, L.P. in the principal amount of $52.0 million. Principal is due in two equal installments on September 15, 2007 and September 15, 2008. Interest is payable semi-annually in arrears on each March 15 and September 15. The note was originally issued in September 1998 to finance, in part, the acquisition of Harmonic Systems Incorporated.



    - we will repay approximately $102.9 million that is outstanding of a $130.0 million U.S. Term Loan, which is part of our $330.0 million credit agreement entered into in July 1998, which also consists of a $50.0 million Canadian A Term Loan and a $50.0 million Canadian B Term Loan, and a $100.0 million revolving loan commitment. The term loans and the revolving loan commitment are at a daily floating rate equal to the sum of the Euro-dollar margin plus the London Interbank Offered Rate applicable to the period for each Euro-dollar loan. Principal is payable annually. Interest is payable quarterly for the base rate loans and payable on the last day of the Euro-dollar loan period for each Euro-dollar loan. The U.S. Term Loan, the

      Canadian A Term Loan, and the revolving loan commitment mature on July 25, 2003 and the Canadian B Term Loan matures on July 25, 2005. Since July 1998 we have used approximately $230.0 million of the term loans for general corporate purposes, including working capital. We use drawings under the revolving loan commitment throughout the year for general corporate purposes, including working capital.



    The foregoing represents our best estimate of the use of the net proceeds of this offering based on the current status of our business. Our estimates and current expectations are subject to significant change, based on numerous factors, including certain factors beyond our control. If we do not utilize the net proceeds of the offering as set forth above, or if we utilize different amounts than presently contemplated, we could use any remaining cash for other corporate purposes, including acquisitions and working capital.


                                DIVIDEND POLICY


    We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that our board deems relevant. In addition, under the terms of our credit agreement, we cannot declare or pay dividends or return capital to our stockholders, nor can we authorize or make any other distribution, payment or delivery of property or cash to our stockholders.

                                    DILUTION


    Our pro forma net deficit in tangible book value as of March 31, 2000 was approximately $18.0 million, or approximately $0.32 per share of common stock, after giving effect to the conversion of all our outstanding shares of Series A preferred stock into common stock. Pro forma net deficit in tangible book value per share represents the amount of tangible assets, less intangibles assets and goodwill and total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the conversion of all our outstanding shares of Series A preferred stock into common stock.



    Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the offering. After giving effect to our sale of 20,000,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share and after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2000 would have been approximately $255.2 million, or $3.32 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders attibutable to new investors of $3.64 per share and the immediate dilution of $11.68 per share to new investors.



Assumed initial public offering price per share.............           $15.00
  Pro forma net deficit in tangible book value per share
    before offering.........................................  $(0.32)
  Increase per share attributable to new investors..........    3.64
                                                              ------
Pro forma net tangible book value per share after the
  offering..................................................             3.32
                                                                       ------
Dilution per share to new investors.........................           $11.68
                                                                       ======



    The following table sets forth as of March 31, 2000, after giving effect to the conversion of all our outstanding shares of Series A preferred stock into common stock, the total consideration paid and the average price per share paid by our existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us at an assumed initial public offering price of $15.00 per share.



                                                  SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                                 -------------------      -------------------      PRICE PER
                                                  NUMBER    PERCENT        AMOUNT    PERCENT         SHARE
                                                 --------   --------      --------   --------      ---------
                                                                   (AMOUNTS IN THOUSANDS)
Existing stockholders..........................   56,805      74.0%       $346,049     53.6%        $ 6.09
New investors..................................   20,000      26.0         300,000     46.4          15.00
                                                  ------     -----        --------    -----
  Total........................................   76,805     100.0%       $646,049    100.0%
                                                  ======     =====        ========    =====



    This table assumes no options were exercised after March 31, 2000. As of March 31, 2000, there were outstanding options to purchase a total of 2,366,388 shares of common stock at a weighted average exercise price of $9.51 per share and 8,753,000 shares of common stock reserved for issuance under our stock option and restricted stock plan. If all outstanding options were exercised on the date of the closing of the offering, new investors purchasing shares in this offering would suffer dilution per share of $11.78.

                                 CAPITALIZATION


    Capitalization is the amount invested in a company and is a common measurement of a company's size. The table below shows our capitalization as of March 31, 2000 as follows:


    - on an actual basis;


    - on a pro forma basis to reflect the conversion of all of our Series A preferred stock into common stock; and



    - on a pro forma as adjusted basis to give effect to the sale of the 20,000,000 shares of our common stock offered by this prospectus at an assumed initial public offering price of $15.00 per share and the application of the net proceeds from the sale, having deducted estimated underwriting discounts and commissions and estimated offering expenses.


    You should read this table in conjunction with the consolidated financial statements and related notes that are included or incorporated by reference in this prospectus.


                                                                        AT MARCH 31, 2000
                                                              -------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ---------   ----------   ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash equivalents...................................  $ 67,069     $ 67,069       $140,631
                                                              ========     ========       ========
Certificates of deposit.....................................  $ 90,200     $ 90,200       $ 90,200
Short-term debt.............................................    14,125       14,125          4,125
                                                              --------     --------       --------
  Total short-term debt.....................................  $104,325     $104,325       $ 94,325
                                                              ========     ========       ========
Long-term debt, excluding current portion:
  Certificates of deposit...................................  $ 25,800     $ 25,800       $ 25,800
  Senior credit facility....................................   184,660      184,660         91,750
  Subordinated notes........................................   102,000      102,000             --
                                                              --------     --------       --------
    Total long-term debt....................................   312,460      312,460        117,550
Series A cumulative convertible preferred stock, $0.01 par
  value; 120 shares authorized, issued and outstanding,
  actual; none issued or outstanding, pro forma and pro
  forma as adjusted.........................................   119,400           --             --
Stockholders' equity:
  Common stock, $0.01 par value; 200,000 shares authorized,
    actual, pro forma and pro forma as adjusted; 47,529
    shares issued and outstanding, actual; 56,805 shares
    issued and outstanding, pro forma; 76,805 shares issued
    and outstanding, pro forma as adjusted..................       475          568            768
  Additional paid-in capital................................   226,174      345,481        623,754
  Retained earnings.........................................    43,875       43,875         38,595
                                                              --------     --------       --------
    Total stockholders' equity..............................   270,524      389,924        663,116
                                                              --------     --------       --------
      Total capitalization..................................  $702,384     $702,384       $770,666
                                                              ========     ========       ========



    At the closing of this offering, as set forth in an agreement between us and the holder of a warrant to purchase 167,084 shares of our common stock, we will purchase the unexercised warrant from the warrantholder at a purchase price equal to the initial public offering price set forth on the cover page of this prospectus less the exercise price of $9.00 per share. Assuming an initial offering price of $15.00 per share, that would result in a payment to the warrantholder at closing of approximately $1.0 million. There are no other warrants outstanding to purchase our common stock.



    We estimate that there will be 76,804,572 shares of common stock outstanding after this offering. In addition to the shares of common stock to be outstanding after this offering, we may issue additional shares of common stock.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial information is based on the unaudited financial statements of Alliance Data Systems Corporation, Loyalty Management Group Canada Inc., Harmonic Systems Incorporated, and the network transaction processing business of SPS Payment Systems, Inc. included elsewhere in this prospectus. The unaudited pro forma adjustments are based upon certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the historical financial statements of Alliance Data Systems Corporation, Loyalty Management Group Canada Inc., Harmonic Systems Incorporated and the network transaction processing business of SPS Payment Systems, Inc., and the respective notes to those statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.


    The data contained in the pro forma columns give effect to the following completed acquisitions, each accounted for under the purchase method of accounting, as if those acquisitions had been consummated on January 1, 1998:


    - the acquisition of Loyalty Management Group Canada Inc., effective July 24, 1998;

    - the acquisition of Harmonic Systems Incorporated, effective September 15, 1998; and

    - the acquisition of the network transaction processing business of SPS Payment Systems, Inc., effective July 1, 1999.


    The unaudited pro forma consolidated financial information does not purport to be indicative of the results that would have been obtained had the transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future. The unaudited pro forma consolidated financial information is included in this prospectus for informational purposes, and while we believe that it may be helpful in understanding our combined operations for the periods indicated, you should not unduly rely on the information.

                       ALLIANCE DATA SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           CALENDAR YEAR ENDED DECEMBER 31, 1998
                                     ----------------------------------------------------------------------------------
                                                              HARMONIC                                           PRO
                                       ADSC     LOYALTY(1)   SYSTEMS(1)     SPS(1)    SUBTOTAL   ADJUSTMENTS    FORMA
                                     --------   ----------   -----------   --------   --------   -----------   --------
Total revenue......................  $474,933     $71,765      $12,090     $47,674    $606,462    $     --     $606,462
Operating expenses
  Processing and servicing.........   226,525      51,288       16,328      31,260     325,401          --      325,401
  Salaries and employee benefits...   169,799       8,363           --       6,331     184,493          --      184,493
  Depreciation and other
    amortization...................     8,782         805          448          --      10,035          --       10,035
  Amortization of purchased
    intangibles....................    45,746       2,020           --          --      47,766      31,154 (2)   78,920
                                     --------     -------      -------     -------    --------    --------     --------
    Total operating expenses.......   450,852      62,476       16,776      37,591     567,695      31,154      598,849
                                     --------     -------      -------     -------    --------    --------     --------
Operating income (loss)............    24,081       9,289       (4,686)     10,083      38,767     (31,154)       7,613
Interest expense...................    29,295         203          221          --      29,719       8,800 (3)   38,519
Income tax expense.................     6,702       4,878           --       3,710      15,290     (10,779)(4)    4,511
                                     --------     -------      -------     -------    --------    --------     --------
Income (loss) from continuing
  operations.......................  $(11,916)    $ 4,208      $(4,907)    $ 6,373    $ (6,242)   $(29,175)    $(35,417)
                                     ========     =======      =======     =======    ========    ========     ========

Earnings (loss) per share from
  continuing operations -- basic
  and diluted......................  $  (0.29)                                                                 $  (0.90)
                                     ========                                                                  ========

Weighted average shares used in
  computing per share amounts --
  basic and diluted................    41,308                                                        5,661       46,969
                                     ========                                                     ========     ========



                     See the accompanying notes on page 31.

                       ALLIANCE DATA SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 YEAR ENDED DECEMBER 31, 1999
                                                    -------------------------------------------------------
                                                                                                     PRO
                                                      ADSC      SPS(1)    SUBTOTAL   ADJUSTMENTS    FORMA
                                                    --------   --------   --------   -----------   --------
Total revenue.....................................  $639,254   $24,322    $663,576     $    --     $663,576
Operating expenses
  Processing and servicing........................   341,496    16,947     358,443          --      358,443
  Salaries and employee benefits..................   193,699     3,181     196,880          --      196,880
  Depreciation and other amortization.............    16,183        --      16,183          --       16,183
  Amortization of purchased intangibles...........    58,553        --      58,553       5,929 (2)   64,482
                                                    --------   -------    --------     -------     --------
  Total operating expenses........................   609,931    20,128     630,059       5,929      635,988
                                                    --------   -------    --------     -------     --------
Operating income (loss)...........................    29,323     4,194      33,517      (5,929)      27,588
Interest expense..................................    42,785        --      42,785          --       42,785
Income tax expense................................    12,316     1,543      13,859      (2,515 )(4)   11,344
                                                    --------   -------    --------     -------     --------
Income (loss) from continuing operations..........  $(25,778)  $ 2,651    $(23,127)    $(3,414)    $(26,541)
                                                    ========   =======    ========     =======     ========

Earnings (loss) per share from continuing
  operations--basic and diluted...................  $  (0.61)                                      $  (0.71)
                                                    ========                                       ========

Weighted average shares used in computing per
  share amounts--basic and diluted................    47,498                                         47,498
                                                    ========                                       ========



                     See the accompanying notes on page 31.

                       ALLIANCE DATA SYSTEMS CORPORATION



            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               THREE MONTHS ENDED MARCH 31, 1999
                                                    -------------------------------------------------------
                                                                                                     PRO
                                                      ADSC      SPS(1)    SUBTOTAL   ADJUSTMENTS    FORMA
                                                    --------   --------   --------   -----------   --------
Total revenue.....................................  $147,813   $11,557    $159,370     $    --     $159,370
Operating expenses
  Processing and servicing........................    76,827     8,522      85,349          --       85,349
  Salaries and employee benefits..................    46,236     1,621      47,857          --       47,857
  Depreciation and other amortization.............     3,396        --       3,396          --        3,396
  Amortization of purchased intangibles...........    14,182        --      14,182       2,965 (2)   17,147
                                                    --------   -------    --------     -------     --------
  Total operating expenses........................   140,641    10,143     150,784       2,965      153,749
                                                    --------   -------    --------     -------     --------
Operating income (loss)...........................     7,172     1,414       8,586      (2,965)       5,621
Interest expense..................................    10,324        --      10,324          --       10,324
Income tax expense................................     1,923       520       2,443      (1,006 )(4)    1,437
                                                    --------   -------    --------     -------     --------
Income (loss) from continuing operations..........  $ (5,075)  $   894    $ (4,181)    $(1,959)    $ (6,140)
                                                    ========   =======    ========     =======     ========

Earnings (loss) per share from continuing
  operations--basic and diluted...................  $  (0.11)                                      $  (0.17)
                                                    ========                                       ========

Weighted average shares used in computing per
  share amounts--basic and diluted................    47,487                                         47,487
                                                    ========                                       ========


                     See the accompanying notes on page 31.

                       ALLIANCE DATA SYSTEMS CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)


    The Unaudited Pro Forma Consolidated Statements of Operations for the two years ended December 31, 1999 and the three months ended March 31, 1999 reflect the pro forma adjustments for the acquisitions previously mentioned. The 1998 statements are presented on a recast calendar-year basis so as to provide a better basis of comparison to the 1999 statements.


(1) Represents operating activity for each of the respective acquired businesses for the periods set forth below:


                                               YEAR ENDED
                                              DECEMBER 31,              THREE MONTHS
                                        -------------------------           ENDED
                                           1998           1999         MARCH 31, 1999
                                        ----------      ---------      ---------------
Loyalty...............................   7 months             --                --
Harmonic Systems......................   9 months             --                --
SPS...................................  12 months       6 months          3 months



(2) Represents pro forma adjustments to goodwill and other purchased intangibles' amortization in connection with the acquisitions as follows:



                                                    YEAR ENDED
                                                   DECEMBER 31,        THREE MONTHS
                                                -------------------        ENDED
                                                  1998       1999     MARCH 31, 1999
                                                --------   --------   ---------------
Loyalty.......................................  $14,505     $   --        $   --
Harmonic Systems..............................    4,792         --            --
SPS...........................................   11,857      5,929         2,965
                                                -------     ------        ------
                                                $31,154     $5,929        $2,965
                                                =======     ======        ======


    We amortize goodwill over a 20 to 25 year life. We amortize other purchased intangibles over a three to five year period.

(3) Represents pro forma adjustments to interest expense related to debt incurred in connection with the Loyalty and Harmonic Systems acquisitions. The interest expense is as follows:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
Loyalty.....................................................       $4,900
Harmonic Systems............................................        3,900
                                                                   ------
                                                                   $8,800
                                                                   ======

(4) Represents the:

    - tax effect of pro forma adjustments including amortization expense related to the SPS acquisition but excluding amortization expense related to the Loyalty and Harmonic Systems acquisitions; and

    - recognition of tax expense for the acquired businesses which had not recorded tax expense.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION


    We are the result of a 1996 merger of two entities acquired by Welsh, Carson, Anderson & Stowe--J.C. Penney's transaction services business, BSI Business Services, Inc., and The Limited's credit card bank operation, World Financial. Prior to December 31, 1998, our fiscal year was based on a 52/53 week fiscal year ending on the Saturday closest to January 31. We have since changed our fiscal year end to December 31. The following table sets forth our summary historical financial information for the periods ended and as of the dates indicated. Fiscal 1996, fiscal 1997, fiscal 1998, and fiscal 1999 financial statements were audited by Deloitte & Touche LLP. Fiscal 1995 financial statements were audited by other auditors. The information presented herein has been restated from amounts previously reported to reduce the amortization period of the premium on purchased credit card portfolio from 15 years to three years. See Note 22 to the consolidated financial statements included in this prospectus. The selected consolidated financial data for the three months ended March 31, 1999 and 2000 has been derived from our unaudited consolidated financial statements, which are included in this prospectus and which, in our opinion, reflect all adjustments, consisting only of adjustments of a normal and recurring nature, necessary for a fair presentation. Results for the three months ended March 31, 2000 are not necessarily indicative of results for the full year. You should read the following historical financial information along with the information contained throughout this prospectus, including the financial statements and related notes that are included in this prospectus.



                                                                                                        FOR THE
                                                                                                  THREE MONTHS ENDED
                                                                  FISCAL                               MARCH 31,
                                           ----------------------------------------------------   -------------------
                                           1995(1)    1996(2)    1997(3)    1998(4)    1999(5)      1999       2000
                                           --------   --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Total revenue............................  $178,385   $280,935   $353,399   $434,309   $639,254   $147,813   $178,628
Operating expenses
    Processing and servicing.............    84,883    132,663    161,360    209,013    341,496     76,827     94,027
    Salaries and employee benefits.......    45,035    100,928    127,087    156,464    193,699     46,236     54,489
    Depreciation and other
      amortization.......................     3,629      6,318      7,402      8,270     16,183      3,396      5,997
    Amortization of purchased
      intangibles........................        --     15,900     28,159     42,880     58,553     14,182     13,011
                                           --------   --------   --------   --------   --------   --------   --------
      Total operating expenses...........   133,547    255,809    324,008    416,627    609,931    140,641    167,524
                                           --------   --------   --------   --------   --------   --------   --------
Operating income.........................    44,838     25,126     29,391     17,682     29,323      7,172     11,104
Other expenses(6)........................        --         --         --         --         --         --      2,476
Interest expense.........................        --      5,649     15,459     27,884     42,785     10,324      8,776
                                           --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations
  before income taxes....................    44,838     19,477     13,932    (10,202)   (13,462)    (3,152)      (148)
Income tax expense.......................    15,624      5,704      5,236      3,657     12,316      1,923      3,077
                                           --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing
  operations.............................    29,214     13,773      8,696    (13,859)   (25,778)    (5,075)    (3,225)

Income (loss) from discontinued
  operations, net of taxes...............        --     (3,823)    (8,247)      (300)     7,688      1,715         --
Loss on disposal of discontinued
  operations, net of taxes...............        --         --         --         --     (3,737)        --         --
                                           --------   --------   --------   --------   --------   --------   --------
Net income (loss)........................  $ 29,214   $  9,950   $    449   $(14,159)  $(21,827)  $ (3,360)  $ (3,225)
                                           ========   ========   ========   ========   ========   ========   ========

Earnings (loss) from continuing
  operations--basic and diluted..........             $   0.38   $   0.24   $  (0.33)  $  (0.61)  $  (0.11)  $  (0.11)
                                                      ========   ========   ========   ========   ========   ========

Earnings (loss) per share--basic and
  diluted................................             $   0.27   $   0.01   $  (0.34)  $  (0.53)  $  (0.07)  $  (0.11)
                                                      ========   ========   ========   ========   ========   ========
Weighted average shares used in computing
  per share amounts--
  basic and diluted......................               36,521     36,612     41,729     47,498     47,487     47,529
                                                      ========   ========   ========   ========   ========   ========

                                                                                                           FOR THE THREE MONTHS
                                                                 FISCAL                                       ENDED MARCH 31,
                                 ----------------------------------------------------------------------   -----------------------
                                   1995(1)       1996(2)       1997(3)       1998(4)         1999(5)         1999         2000
                                 -----------   -----------   -----------   ------------   -------------   ----------   ----------
                                                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA
  EBITDA(7)....................  $   48,467    $   47,344    $   64,952     $   68,832     $  104,059     $   24,750   $   30,112
  EBITDA as a percentage of
    revenue....................        27.2%         16.9%         18.4%          15.8%          16.3%          16.7%        16.9%
  Cash flows from operating
    activities.................     121,399        67,696       (30,678)         4,469        251,638         (3,789)      14,121
  Cash flows from investing
    activities.................   1,030,528      (148,721)     (103,746)      (140,534)      (309,451)        21,095       15,091
  Cash flows from financing
    activities.................  (1,122,425)       82,011       104,870        163,282         74,929         21,247      (18,351)
SEGMENT OPERATING DATA
  Air Miles reward miles
    issued.....................          --            --            --        666,542      1,583,239        352,785      440,086
  Transactions processed.......          --       881,316       929,274      1,073,040      1,839,857        310,673      566,275
  Statements generated(8)......     100,240       126,114       113,940        117,672        132,817         32,702       34,253
  Securitized portfolio(9).....  $1,290,581    $1,685,622    $2,021,599     $2,135,340     $2,232,375     $1,984,914   $2,037,529
  Credit sales.................  $2,464,290    $2,402,881    $3,001,029     $2,866,062     $3,132,520     $  646,507   $  702,593



                                                                        AS OF
                                 ------------------------------------------------------------------------------------
                                 FEBRUARY 3,   FEBRUARY 1,   JANUARY 31,   DECEMBER 31,   DECEMBER 31,     MARCH 31,
                                  1996(10)        1997          1998           1998           1999            2000
                                 -----------   -----------   -----------   ------------   -------------    ----------
                                                                (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA
  Cash and cash equivalents....  $   46,918    $   50,149    $   20,595     $   47,036     $   56,546      $   67,069
  Credit card receivables and
    seller's interest..........      90,789       161,686       144,440        139,458        150,804         134,452
  Intangibles and goodwill.....          --       103,261        93,909        286,179        420,055         407,898
  Total assets.................     225,272       498,355       619,901        997,646      1,166,894       1,137,445

  Certificates of deposit......      67,200        68,400        50,900         49,500        116,900         116,000
  Short-term debt..............          --        80,811        82,800         98,484             --              --
  Long-term and subordinated
    debt.......................          --        50,000       180,000        332,000        318,236         300,785
  Total liabilities............     114,677       294,144       415,145        701,978        775,513         747,521
  Series A preferred stock.....          --            --            --             --        119,400         119,400
  Total stockholders' equity...     110,595       204,211       204,756        295,668        271,981         270,524


------------------------------

(1) Fiscal 1995 represents the operating results of World Financial Network Holding Corporation for the 52 weeks ended February 3, 1996.

(2) Fiscal 1996 represents the operating results of World Financial Network Holding Corporation and BSI Business Services, Inc. for the 52 weeks ended February 1, 1997.

(3) Fiscal 1997 represents the operating results of the merged entities under current management for the 53 weeks ended January 1, 1998 and Financial Automation Limited for two months.

(4) Fiscal 1998 represents the operating results of the merged entities under current management for the 11 months ended December 31, 1998, Loyalty for five months, and Harmonic Systems for three months.

(5) Fiscal 1999 represents the operating results of the merged entities under current management for the year ended December 31, 1999, and SPS for six months.


(6) Other expenses represents a non-operating loss on disposal of equity securities.



(7) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is presented because management uses EBITDA as an integral part of its internal reporting and performance evaluation for senior management. In addition, EBITDA eliminates the uneven effect across all segments of considerable amounts of non-cash amortization of purchased intangibles recognized in business combinations accounted for under the purchase method. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The EBITDA measure presented in this prospectus may not be comparable to similarly titled measures presented by other companies.



(8) Statements generated represents the number of billing statements generated for both securitized cardholders and cardholders and customers serviced on behalf of other clients.



(9) Securitized portfolio represents outstanding credit card receivables at the end of the period that we have originated or purchased, and have been securitized.



(10) Reduction of credit card receivables in fiscal 1995 is a result of securitizing most of the credit card receivables off-balance sheet.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORMATION OF ALLIANCE DATA SYSTEMS CORPORATION


    Although our predecessor companies have long operating histories, we have largely been built by acquisition and therefore have a relatively short operating history as a combined entity. We are the result of the 1996 merger of two entities acquired by Welsh, Carson, Anderson and Stowe--J.C. Penney's transaction services business, BSI Business Services, Inc., and The Limited's credit card bank operation, World Financial. Since then, we have made the following acquisitions, each accounted for as a purchase, with the results of operations of the acquired businesses included from their respective closing dates:



    - in November 1996, we acquired the private label portfolio of National City Bank of Columbus, which consisted of approximately $370.0 million in receivables, which have been securitized, and represented over 25 retailers in a broad range of industries including soft goods, building materials, furniture and electronics.



    - in July 1998, we acquired Loyalty Management Group Canada Inc.



    - in September 1998, we acquired Harmonic Systems Incorporated.



    - in July 1999, we acquired the network services business of SPS Payment Systems, Inc., a wholly-owned subsidiary of Associates First Capital Corporation.


FISCAL YEAR


    In order to have more consistent reporting periods, we changed our year end to a calendar year end basis during 1998. Prior to December 31, 1998, we operated on a 52/53 week fiscal year that ended on the Saturday nearest
January 31. Accordingly, fiscal 1997 represents the 53 weeks ended January 31, 1998, fiscal 1998 represents the 11 months ended December 31, 1998 and fiscal 1999 represents the year ended December 31, 1999. In addition to discussing the results of operations on a historical basis, we are also providing a discussion of our results of operations on a pro forma recast basis for the year ended December 31, 1998 compared to a pro forma basis for the year ended December 31, 1999, and a pro forma basis for the three months ended March 31, 1999 compared to the three months ended March 31, 2000.


REVENUE AND EXPENSES

    Our three reportable segments derive substantially all of their revenue from two principal sources. We receive fees for providing information and transaction processing services and earn income from our private label credit card receivables portfolio and securitization program.


    TRANSACTION SERVICES. Our Transaction Services segment primarily generates revenue based on the number of transactions processed, statements mailed and customer calls handled. Operating costs include salaries and employee benefits, processing and servicing expense, such as data processing, postage and telecommunications, and equipment lease expense.



    CREDIT SERVICES. We securitize substantially all of the credit card receivables that we underwrite. As a result, our Credit Services segment derives its revenue from the servicing fees and net financing income it receives from the securitization trusts and merchant fees from the processing of private label credit cards for our private label clients. We record gains or losses on the securitization of credit card receivables on the date of sale based on the estimated fair value of assets retained and liabilities incurred in the sale. Gains represent the present value of the anticipated cash flows we have retained over the estimated outstanding period of the receivables. This anticipated excess cash flow essentially represents an interest only strip, consisting of the excess of finance charges and past-due fees net of the sum of the return paid to certificateholders, estimated contractual servicing fees and credit losses. The interest only strip is carried at fair value, with changes in the fair value reported as a component of cumulative other comprehensive loss. Factors outside our control influence estimates inherent in the determination of fair value of the interest only strip, and as a result, such estimates could materially change in the near term. Net financing charges include the gains on securitizations and other income from securitizations. Operating expenses for this segment include salaries and employee benefits, processing and servicing expense, which includes credit bureau, postage, telephone and data processing expense, and a portion of interest expense. A portion of our interest expense relates to the funding of our seller's interest in credit card receivables and other securitization assets.



    LOYALTY AND DATABASE MARKETING SERVICES. Our Loyalty and Database Marketing Services segment generates the majority of its revenue from our Air Miles reward miles program. We earn revenue from sponsors by charging transaction fees for participation in our loyalty program. Under the terms of sponsor contracts, we earn fees based on the number of Air Miles reward miles issued and, in some circumstances redeemed. We recognize revenue at the time Air Miles reward miles are issued to collectors--the point of time that coincides with the collector's purchasing goods or services at the sponsor. On certain of our contracts, a portion of the transaction fee is paid at the issuance of Air Miles reward miles and a portion is paid at the time of redemption. We recognize revenue associated for those fees at the time of issuance and redemption, respectively. As the earning activities take place, activity measurement data such as the number of Air Miles reward miles issued or redeemed is accumulated and the related revenues and receivables are recorded. Sponsor contracts generally contain a minimum commitment as to the number of Air Miles reward miles that a sponsor will issue. In addition to our loyalty program described above, we generate database and direct marketing revenue from building and maintaining marketing databases, as well as managing and marketing campaigns or projects we perform for our clients. Operating costs include salaries and employee benefits, and processing and servicing expense, such as the estimated cost of fulfilling future redemption costs of the Air Miles reward program, marketing, data processing and postage.


    INTER-SEGMENT SALES. Our Transaction Services segment performs servicing activities related to our Credit Services segment. For this, Transaction Services receives a fee equal to its direct costs before corporate overhead plus a margin that it would charge an unrelated third party for similar functions. This fee represents an expense to our Credit Services segment and a corresponding revenue for Transaction Services.


    RESTATEMENT. Subsequent to the issuance of our 1999 consolidated financial statements, we determined that the premium on purchased credit card portfolio had been amortized using an inappropriate life in our fiscal 1997, 1998 and 1999 consolidated financial statements. As a result, the fiscal 1997, 1998 and 1999 consolidated financial statements, included elsewhere in this prospectus, have been restated from amounts previously reported to reduce the life on the premium on purchased credit card portfolios from 15 years to three years. As of December 31, 1999, all amounts related to the premium on purchased credit card portfolio have been fully amortized.



    USE OF EBITDA. We evaluate operating performance based on several factors of which the primary financial measure is operating income plus depreciation and amortization. EBITDA is presented because it is an integral part of our internal reporting and performance evaluation for senior management. In addition, EBITDA eliminates the uneven effect across all segments of considerable amounts of non-cash amortization of purchased intangibles recognized in business combinations accounted for under the purchase method. We believe that EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The EBITDA measure presented in this prospectus may not be comparable to similarly titled measures presented by other companies.


RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) COMPARED TO
  THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)



                                                        THREE MONTHS ENDED MARCH 31,
                                     ------------------------------------------------------------------
                                            REVENUE                 EBITDA           OPERATING INCOME
                                     ----------------------   -------------------   -------------------
                                       1999          2000       1999       2000       1999       2000
                                     --------      --------   --------   --------   --------   --------
                                                           (AMOUNTS IN THOUSANDS)
Transaction Services...............  $ 80,570      $103,484   $ 3,481    $ 7,726    $(2,349)   $(2,556)
Credit Services....................    66,624        69,903    15,784     13,380     12,818     13,065
Loyalty and Database Marketing
  Services.........................    42,713        52,531     5,485      9,006     (3,297)       595
Other and eliminations.............   (42,094)      (47,290)       --         --         --         --
                                     --------      --------   -------    -------    -------    -------
  Total............................  $147,813      $178,628   $24,750    $30,112    $ 7,172    $11,104
                                     ========      ========   =======    =======    =======    =======

                                                        THREE MONTHS ENDED MARCH 31,
                                     ------------------------------------------------------------------
                                     PERCENTAGE OF REVENUE       EBITDA MARGIN       OPERATING MARGIN
                                     ----------------------   -------------------   -------------------
                                       1999          2000       1999       2000       1999       2000
                                     --------      --------   --------   --------   --------   --------
Transaction Services...............      54.5 %        57.9 %     4.3%       7.5%      (2.9)%     (2.5)%
Credit Services....................      45.1          39.1      23.7       19.1       19.2       18.7
Loyalty and Database Marketing
  Services.........................      28.9          29.4      12.8       17.1       (7.7)       1.1
Other and eliminations.............     (28.5)        (26.4)       --         --         --         --
                                     --------      --------
  Total............................     100.0 %       100.0 %    16.7%      16.9%       4.9 %      6.2 %
                                     ========      ========



    REVENUE. Total revenue increased $30.8 million, or 20.8%, to $178.6 million for the three months ended March 31, 2000 from $147.8 million for the comparable period in 1999. The increase was principally due to a 28.4% increase in Transaction Services revenue, a 4.9% increase in Credit Services revenue and a 23.0% increase in Loyalty and Database Marketing Services revenue as follows:



    - TRANSACTION SERVICES.  Transaction Services revenue increased
      $22.9 million, or 28.4%, due primarily to an increase in the number of transactions processed. Revenue related to transactions processed increased approximately $14.0 million as a result of an 82.3% increase in the number of transactions processed with a significant portion of the increases occurring among our large volume clients with a lower price per transaction, partially offset by a decrease in the average price per transaction. The increase in the number of transactions is primarily related to the July 1999 acquisition of SPS with the remaining increases resulting from new customers and an increase in the number of transactions processed for existing customers with a significant portion of the increase occurring among the large volume clients with a lower price per transaction. Fees related to servicing private label credit card statements decreased $1.7 million during the three months ended March 31, 2000 over the comparable period in 1999 primarily due to a 15.3% decrease in price per statement offset by a 4.7% increase in the number of statements processed. Our utilities services business, which began operation in late 1999, generated approximately $5.0 million in revenue for the three months ended March 31, 2000 compared to no revenue in the comparable period in 1999. Additionally, Transaction Services benefitted from increased inter-segment sales of $5.2 million during the three months ended

      March 31, 2000 as a result of increased processing of credit card receivables for our Credit Services segment.



    - CREDIT SERVICES. Credit Services revenue increased $3.3 million, or 4.9%, due to increases in servicing fees and finance charges, net. Servicing fee income increased by $1.4 million, or 17.1%, during the three months ended March 31, 2000 due to an increase in the average outstanding credit card receivables in the securitization trust. Finance charge, net increased $2.8 million during the three months ended March 31, 2000 over the comparable period in 1999 as a result of a 2.4% higher average outstanding securitized portfolio. The yield remained relatively constant between the periods. Merchant fee income decreased $800,000, or 4.9%, primarily due to the discontinuance of a card program with a client partially offset by an 8.6% increase in credit sales on our private label credit cards.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services revenue increased $9.8 million, or 23.0%, primarily due to a 24.7% increase in Air Miles reward miles issued during the three months ended March 31, 2000 over the comparable period in 1999. The increase in Air Miles reward miles issued is primarily related to an increase in the number of active collectors.



    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $25.4 million, or 20.7%, to $148.5 million during the three months ended March 31, 2000 from $123.1 million during the comparable period in 1999. Total EBITDA margin increased to 16.9% for the three months ended March 31, 2000 from 16.7% for the comparable period in 1999. The increase in EBITDA margin is due to increases in Loyalty and Database Marketing Services and Transaction Services margins, partially offset by a decrease in Credit Services margins.



    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $18.7 million, or 24.3%, to $95.8 million for the three months ended March 31, 2000 from $77.1 million for the comparable period in 1999, and EBITDA margin increased to 7.5% for the three months ended March 31, 2000 from 4.3% during the comparable period in 1999. The improved EBITDA margin is primarily related to improvements at our network services business resulting from leverage of our processing infrastructure. The improved network services margin was offset by a decrease in credit card processing and servicing EBITDA margin due to the loss of volume related to a loss of a customer.



    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $5.7 million, or 11.2%, to $56.5 million for the three months ended March 31, 2000 from $50.8 million for the comparable period in 1999, and EBITDA margin decreased to 19.1% for the three months ended March 31, 2000 from 23.7% during the comparable period in 1999. The decrease in EBITDA margin is the result of increased processing costs from our Transaction Services segment of $5.2 million associated with our larger securitized portfolio and the decrease in yield on the securitized portfolio.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services operating expenses, excluding depreciation and amortization, increased $6.3 million, or 16.9%, to $43.5 million for the three months ended March 31, 2000 from $37.2 million for the comparable period in 1999, and EBITDA margin increased to 17.1% for the three months ended March 31, 2000 from 12.8% for the comparable period in 1999. The increased margin was the result of approximately $2.0 million of marketing and payroll costs associated with the start-up of a new business-to-business loyalty program in Canada during the three months ended March 31, 1999.



    - DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $2.6 million, or 76.5%, to $6.0 million for the three months ended
      March 31, 2000 from $3.4 million for the comparable period in 1999 due to increases in capital expenditures in 1999, especially software development costs that have relatively short amortization periods. Amortization of purchased intangibles decreased $1.2 million as a result of a decrease in amortization expense for some of the intangibles related to the acquisition of the former J. C. Penney businesses and the premium on a purchased credit card portfolio that were fully amortized partially offset by amortization related to the SPS acquisition.



    OPERATING INCOME. Operating income increased $3.9 million, or 54.2%, to $11.1 million for the three months ended March 31, 2000 from $7.2 million during the comparable period in 1999. Operating income increased primarily from revenue gains with a relatively constant EBITDA margins, partially offset by increased depreciation and amortization.



    INTEREST EXPENSE. Interest expense decreased $1.5 million, or 15.0%, to $8.8 million for the three months ended March 31, 2000 from $10.3 million for the comparable period in 1999 due to a decrease in average debt. This decrease in average debt was primarily due to the termination of a receivable financing program in the fourth quarter of 1999.



    TAXES. Income tax expense increased $1.2 million, or 63.2%, to $3.1 million for the three months ended March 31, 2000 from $1.9 million in 1999 due to an increase in taxable income.



    DISCONTINUED OPERATIONS. During September 1999, we discontinued our subscriber services business when our principal customer for this service was acquired by a third party. For the three months ended March 31, 1999, discontinued operations had income of $1.7 million, net of income tax.



    TRANSACTIONS WITH THE LIMITED. Revenue from The Limited and its affiliates, which includes merchant and database marketing fees, decreased $400,000, or 3.5%, to $11.8 million for the three months ended March 31, 2000 from $12.2 million for the comparable period in 1999. The decrease was primarily the result of decreased credit sales offset by a small increase in database marketing fees.



PRO FORMA THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) COMPARED TO
  THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)



    The following is a comparison based on pro forma results of operations presented on pages 27 to 31 in this prospectus. The results are presented as if we had acquired SPS's network processing business on January 1, 1998.



                                                        THREE MONTHS ENDED MARCH 31,
                                     ------------------------------------------------------------------
                                            REVENUE                 EBITDA           OPERATING INCOME
                                     ----------------------   -------------------   -------------------
                                       1999          2000       1999       2000       1999       2000
                                     --------      --------   --------   --------   --------   --------
                                                           (AMOUNTS IN THOUSANDS)
Transaction Services...............  $ 92,127      $103,484   $ 4,895    $ 7,726    $(3,900)   $(2,556)
Credit Services....................    66,624        69,903    15,784     13,380     12,818     13,065
Loyalty and Database Marketing
  Services.........................    42,713        52,531     5,485      9,006     (3,297)       595
Other and eliminations.............   (42,094)      (47,290)       --         --         --         --
                                     --------      --------   -------    -------    -------    -------
  Total............................  $159,370      $178,628   $26,164    $30,112    $ 5,621    $11,104
                                     ========      ========   =======    =======    =======    =======

                                                        THREE MONTHS ENDED MARCH 31,
                                     ------------------------------------------------------------------
                                     PERCENTAGE OF REVENUE       EBITDA MARGIN       OPERATING MARGIN
                                     ----------------------   -------------------   -------------------
                                       1999          2000       1999       2000       1999       2000
                                     --------      --------   --------   --------   --------   --------
Transaction Services...............      57.8 %        57.9 %     5.3%       7.5%      (4.2)%     (2.5)%
Credit Services....................      41.8          39.1      23.7       19.1       19.2       18.7
Loyalty and Database Marketing
  Services.........................      26.8          29.4      12.8       17.1       (7.7)       1.1
Other and eliminations.............     (26.4)        (26.4)       --         --         --         --
                                     --------      --------
  Total............................     100.0 %       100.0 %    16.4%      16.9%       3.5 %      6.2 %
                                     ========      ========



    REVENUE. Total revenue increased $19.2 million, or 12.0%, to $178.6 million for the three months ended March 31, 2000 from $159.4 million for the comparable period in 1999. The increase was due to a 12.3% increase in Transaction Services revenue, a 4.9% increase in Credit Services revenue and a 23.0% increase in Loyalty and Database Marketing Services revenue as follows:



    - TRANSACTION SERVICES.  Transaction Services revenue increased
      $11.3 million, or 12.3%, primarily due to an increase in the number of transactions processed. Revenue related to transactions processed increased approximately $2.5 million as a result of a 29.1% increase in the number of transactions processed with a significant portion of the increase occurring among our large volume clients with a lower price per transaction, partially offset by a decrease in the average price per transaction. The increase in the number of transactions is related to new customers and an increase in the number of transactions processed for existing customers. Fees related to servicing of private label credit card statements decreased $1.7 million for the three months ended March 31, 2000 from the comparable period in 1999 due to a 15.3% decrease in price per statement, partially offset by a 4.7% increase in the number of statements processed. Our utilities services business, which began operation in late 1999, generated approximately $5.0 million in revenue for the three months ended March 31, 2000 compared to no revenue in the comparable period in 1999. Additionally, Transaction Services benefitted from increased inter-segment sales of $5.2 million during the three months ended March 31, 2000 as a result of increased processing of credit card receivables for our Credit Services segment.



    - CREDIT SERVICES. Credit Services revenue increased $3.3 million, or 4.9%, due to increases in servicing fees and finance charges, net. Servicing fee income increased by $1.4 million, or 17.1%, during the three months ended March 31, 2000 due to an increase in the average outstanding credit card receivables in the securitization trust. Finance charge, net increased $2.8 million during the three months ended March 31, 2000 from the comparable period in 1999 as a result of a 2.4% higher average outstanding securitized portfolio. The yield remained relatively constant between the periods. Merchant fee income decreased $800,000, or 4.9%, for the three months ended March 31, 2000 primarily due to the discontinuance of a card program with a client, partially offset by an 8.6% increase in credit sales on our private label credit cards.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services revenue increased $9.8 million, or 23.0% for the three months ended March 31, 2000, primarily due to a 24.7% increase in Air Miles reward miles issued during the three months ended March 31, 2000 over the comparable period in 1999. The increase in Air Miles activity is primarily related to an increase in the number of reward miles collectors.



    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $15.3 million, or 11.5%, to $148.5 million for the three months ended March 31, 2000 from $133.2 million for the comparable period in 1999. Total EBITDA margin increased to 16.9% for the three months ended
March 31, 2000 from 16.4% for the comparable period in 1999. The increase in

EBITDA margin is due to increases in Loyalty and Database Marketing Services and Transaction Services margins partially offset by a decrease in Credit Services margins.



    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $8.6 million, or 9.9%, to $95.8 million for the three months ended March 31, 2000 from $87.4 million for the comparable period in 1999. EBITDA margin increased to 7.5% for the three months ended March 31, 2000 from 5.3% during the comparable period in 1999. The improved EBITDA margin is primarily related to improvements at our network services business resulting from leverage of our processing infrastructure. The improved network services margin was partially offset by a decrease in credit card processing and servicing EBITDA margin due to the loss of volume related to a loss of customer.



    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $5.7 million, or 11.2%, to $56.5 million for the three months ended March 31, 2000 from $50.8 million for the comparable period in 1999. EBITDA margin decreased to 19.1% for the three months ended March 31, 2000 from 23.7% for the comparable period in 1999. The decrease in EBITDA margin is the result of increased processing costs from our Transaction Services segment of $5.2 million associated with the larger securitized portfolio and the decrease in yield on the securitized portfolio.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services operating expenses, excluding depreciation and amortization, increased $6.3 million, or 16.9%, to $43.5 million for the three months ended March 31, 2000 from $37.2 million for the comparable period in 1999. EBITDA margin increased to 17.1% for the three months ended March 31, 2000 from 12.8% for the comparable period in 1999. The increased margin was partially offset by $2.0 million of marketing and payroll costs associated with the start-up of a new business-to-business loyalty program in Canada during the three months ended March 31, 1999.



    - DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $2.6 million, or 76.5%, to $6.0 million for the three months ended
      March 31, 2000 from $3.4 million for the comparable period in 1999 due to increases in capital expenditures in 1998 and 1999, especially software development costs that have relatively short amortization periods. Amortization of purchased intangibles decreased $4.1 million as a result of a decrease in amortization expense for some of the intangibles related to the acquisition of the former J.C. Penney business and the premium on a purchased credit card portfolio that were fully amortized.



    OPERATING INCOME. Operating income increased $5.5 million, or 98.2%, to $11.1 million for the three months ended March 31, 2000 from $5.6 million during the comparable period in 1999. Operating income improved primarily from revenue gains and decreased depreciation and amortization.



    INTEREST EXPENSE. Interest expense decreased $1.5 million, or 15.0%, to $8.8 million for the three months ended March 31, 2000 from $10.3 million for the comparable period in 1999 due to an increase in average debt associated with acquisitions and an increase in debt to fund receivables.



    TAXES. Income tax expense increased $1.7 million, or 114.1%, to $3.1 million for the three months ended March 31, 2000 from $1.4 million in 1999 due to an increase in taxable income.



    DISCONTINUED OPERATIONS. During September 1999, we discontinued our subscriber services business when our principal customer for this service was acquired by a third party. For the three months ended March 31, 1999, discontinued operations had income of $1.7 million, net of income tax.



    TRANSACTIONS WITH THE LIMITED. Revenue from The Limited and its affiliates, which includes merchant and database marketing fees, decreased $400,000, or 3.5%, to $11.8 million for the three months ended March 31, 2000 from $12.2 million for the comparable period in 1999. The decrease was primarily the result of decreased credit sales offset by a small increase in database marketing fees.

RECAST YEAR ENDED DECEMBER 31, 1998 (UNAUDITED) COMPARED TO
  THE YEAR ENDED DECEMBER 31, 1999 (AUDITED)



                                                        YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------
                                          REVENUE                  EBITDA           OPERATING INCOME
                                  ------------------------   -------------------   -------------------
                                    1998           1999        1998       1999       1998       1999
                                  ---------      ---------   --------   --------   --------   --------
                                                         (AMOUNTS IN THOUSANDS)
Transaction Services............  $ 308,050      $ 362,524   $ 8,683    $ 20,584   $(19,076)  $(8,229)
Credit Services.................    242,377        247,824    54,175      46,124     41,373    34,064
Loyalty and Database Marketing
  Services......................     86,220        194,482    15,751      37,351      1,785     3,488
Other and eliminations..........   (161,713)      (165,576)       --          --         --        --
                                  ---------      ---------   -------    --------   --------   -------
  Total.........................  $ 474,934      $ 639,254   $78,609    $104,059   $ 24,082   $29,323
                                  =========      =========   =======    ========   ========   =======



                                                        YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------
                                   PERCENTAGE OF REVENUE        EBITDA MARGIN       OPERATING MARGIN
                                  ------------------------   -------------------   -------------------
                                    1998           1999        1998       1999       1998       1999
                                  ---------      ---------   --------   --------   --------   --------
Transaction Services............       64.9 %         56.7 %     2.8%        5.6%      (6.2)%    (2.2)%
Credit Services.................       51.0           38.8      22.4        18.6       17.1      13.7
Loyalty and Database Marketing
  Services......................       18.1           30.4      18.3        19.2        2.1       1.8
Other and eliminations..........      (34.0)         (25.9)       --          --         --        --
                                  ---------      ---------
  Total.........................      100.0 %        100.0 %    16.6%       16.3%       5.1 %     4.6 %
                                  =========      =========



    REVENUE. Total revenue increased $164.3 million, or 34.6%, to $639.3 million for 1999 from $474.9 million for 1998. The increase was principally due to a 17.7% increase in Transaction Services revenue, a 2.2% increase in Credit Services revenue and a 125.6% increase in Loyalty and Database Marketing Services revenue as follows:



    - TRANSACTION SERVICES. Transaction Services revenue increased
      $54.5 million, or 17.7%, due to the acquisitions of Harmonic Systems in 1998 and SPS in 1999. Fees related to servicing of private label credit card statements increased $11.9 million during 1999 over 1998 due to an 11.7% increase in price per statement, a $4.5 million termination fee from a client and a 1.5% increase in the number of statements processed. The revenue for transaction processing increased 41.4% mainly due to acquisition activity offset by a decrease in average price per transaction.



    - CREDIT SERVICES. Credit Services revenue increased $5.4 million, or 2.2%, due to increases in merchant and servicing fees and finance charges, net. Merchant fee income increased $2.5 million, or 3.9%, due to a 2.7% increase in credit sales on our private label credit cards. Additionally, servicing fee income increased by $3.1 million, or 10.1%, during 1999 due to an increase in average outstanding credit card receivables in the securitization trust. Finance charge, net increased $600,000 in 1999 over 1998. We recognized a $16.2 million gain on sale of receivables during 1998 related to two securitization transactions with no comparable securitization transactions in 1999. Excess spread income increased 13.5% in 1999 over 1998 as a result of a 4.6% higher average outstanding securitized portfolio and an approximate 75 basis point increase in yield.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services revenue increased $108.3 million, or 125.6%, due to the acquisition of Loyalty Management Group Canada Inc. on July 24, 1998. Revenue from January 1, 1998 until the date of acquisition was approximately $71.8 million. The remaining increase is primarily related to an increase in Air

      Miles reward miles activity, which increased 16.3% on a pro forma basis in 1999 compared to 1998. From the date of acquisition through the remainder of 1998, we issued 666.5 million Air Miles reward miles, compared to 1,583.2 million Air Miles reward miles during 1999. The increase in Air Miles activity is primarily related to an increase in the number of collectors of Air Miles reward miles.



    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $138.9 million, or 35.0%, to $535.2 million during 1999 from $396.3 million in 1998. Total EBITDA margin decreased to 16.3% for 1999 from 16.6% for 1998. The decrease in EBITDA margin is due to a decrease in Credit Services margins, partially offset by increases in Loyalty and Database Marketing Services and Transaction Services margins.



    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $42.5 million, or 14.2%, to $341.9 million for 1999 from $299.4 million for 1998, and EBITDA margin increased to 5.6% for 1999 from 2.8% during 1998. The EBITDA Margin increased due to the newly acquired SPS Network services business which carries a higher margin than our historical processing business. Additionally, the margin increased due to a shift in the mix of business to higher margin card processing and servicing products.



    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $13.5 million, or 7.2%, to $201.7 million for 1999 from $188.2 million for 1998, and EBITDA margin decreased to 18.6% for 1999 from 22.4% during 1998 due to a $16.2 million gain on sale of receivables in 1998 related to two securitization transactions, with no comparable securitization transactions in 1999.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services operating expenses, excluding depreciation and amortization, increased $86.6 million, or 123.0%, to $157.1 million for 1999 from $70.5 million for 1998, and EBITDA margin increased to 19.2% for 1999 from 18.3% for 1998. The increased margin was partially offset by $3.3 million of marketing and payroll costs associated with the start-up of a new business-to-business loyalty program in Canada during 1999.



    - DEPRECIATION AND AMORTIZATION. Depreciation and other amortization increased $7.4 million, or 84.1%, to $16.2 million for 1999 from $8.8 million for 1998 due to increases in capital expenditures in 1998 and 1999, especially software development costs that have relatively short amortization periods. Amortization of purchased intangibles increased $12.8 million as a result of recent acquisitions, partially offset by a decrease in amortization expense for some of the intangibles related to the acquisition of the former J.C. Penney business which were fully amortized.



    OPERATING INCOME. Operating income increased $5.2 million, or 21.6%, to $29.3 million for 1999 from $24.1 million during 1998. Operating income improved primarily from revenue gains offset by a slightly lower margin and increased depreciation and amortization.



    INTEREST EXPENSE. Interest expense increased $13.5 million, or 46.1%, to $42.8 million for 1999 from $29.3 million for 1998 due to an increase in average debt associated with acquisitions and an increase in debt to fund receivables.



    TAXES. Income tax expense increased $5.6 million, or 83.6%, to $12.3 million for the year ended December 31, 1999 from $6.7 million for the year ended December 31, 1997 due to an increase in taxable income.



    DISCONTINUED OPERATIONS. In September 1999, we discontinued our subscriber services business when our principal customer for this service was acquired by a third party. As a result of discontinuing our subscriber services, we recognized a loss of $3.7 million, net of income tax, on disposal of discontinued operations. In 1999, discontinued operations had income of $7.7 million, net of income tax, compared to a loss of $3.9 million during 1998. The difference is largely related to additional fees we received in connection with services performed for the former customer upon termination of its contract.



    TRANSACTIONS WITH THE LIMITED. Revenue from The Limited and its affiliates, which includes merchant and database marketing fees, increased $5.5 million, or 10.2%, to $59.3 million for 1999 from $53.8 million for 1998. The increase was primarily the result of increased volume of credit card receivables, credit sales and statements generated.


PRO FORMA YEAR ENDED DECEMBER 31, 1998 (UNAUDITED) COMPARED TO
  PRO FORMA YEAR ENDED DECEMBER 31, 1999 (UNAUDITED)


    The following is a comparison based on pro forma results of operations presented on pages 27 to 31 in this prospectus. The results are presented as if the Loyalty, Harmonic Systems and SPS acquisitions had been consummated on January 1, 1998.



                                               PRO FORMA FOR THE YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------
                                          REVENUE                  EBITDA           OPERATING INCOME
                                  ------------------------   -------------------   -------------------
                                    1998           1999        1998       1999       1998       1999
                                  ---------      ---------   --------   --------   --------   --------
                                                         (AMOUNTS IN THOUSANDS)
Transaction Services............  $ 367,814      $ 386,846   $14,528    $ 24,778   $(30,329)  $(9,964)
Credit Services.................    242,377        247,824    54,175      46,124     41,373    34,064
Loyalty and Database Marketing
  Services......................    157,985        194,482    27,865      37,351     (3,431)    3,488
Other and eliminations..........   (161,713)      (165,576)       --          --         --        --
                                  ---------      ---------   -------    --------   --------   -------
  Total.........................  $ 606,463      $ 663,576   $96,568    $108,253   $  7,613   $27,588
                                  =========      =========   =======    ========   ========   =======



                                               PRO FORMA FOR THE YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------
                                   PERCENTAGE OF REVENUE        EBITDA MARGIN       OPERATING MARGIN
                                  ------------------------   -------------------   -------------------
                                    1998           1999        1998       1999       1998       1999
                                  ---------      ---------   --------   --------   --------   --------
Transaction Services............       60.6 %         58.3 %     3.9%        6.4%      (8.3)%    (2.6)%
Credit Services.................       40.0           37.3      22.4        18.6       17.1      13.7
Loyalty and Database Marketing
  Services......................       26.1           29.3      17.6        19.2       (2.1)      1.8
Other and eliminations..........      (26.7)         (24.9)       --          --         --        --
                                  ---------      ---------
  Total.........................      100.0 %        100.0 %    15.9%       16.3%       1.3 %     4.2 %
                                  =========      =========



    REVENUE. Total revenue increased $57.1 million, or 9.4%, to $663.6 million for 1999 from $606.5 million for 1998. The increase was principally due to a 23.1% increase in Loyalty and Database Marketing Services revenue, a 5.2% increase in Transaction Services revenue and a 2.2% increase in Credit Services revenue as follows:



    - TRANSACTION SERVICES. Transaction Services revenue increased
      $19.0 million, or 5.2%, due to an increase in the number of transactions processed and statements generated, partially offset by a decrease in the average price per transaction. Fees related to servicing of private label credit card statements increased $11.9 million during 1999 over 1998 due to an 11.7% increase in price per statement, a $4.5 million termination fee from a client and a 1.5% increase in the number of statements processed. The increase in the number of private label credit card statements processed was due primarily to the addition of new client programs and internal growth. The volume of transactions processed increased 13.8% offset by a decrease in price per transaction processed. The revenue for Transaction Services is affected by a mix of transaction processing and card processing and servicing.



    - CREDIT SERVICES. Credit Services revenue increased $5.4 million, or 2.2%, due to increases in merchant and servicing fees and finance charge, net. Merchant fee income increased $2.5 million, or 3.9%, due to a 2.7% increase in credit sales on our private label credit cards. Additionally, servicing fee income increased $3.1 million, or 10.1%, during 1999 due to an increase in the average outstanding credit card receivables in the securitization trust. Finance charge, net increased $600,000 in 1999 over 1998. We recognized a $16.2 million gain on sale of receivables during 1998 related to two securitization transactions with no comparable securitization transactions in 1999. Excess spread income increased 13.5% during 1999 over 1998 as a result of a 4.6% higher average outstanding securitized portfolio and an approximate 75 basis point increase in yield.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services revenue increased $36.5 million, or 23.1%, mainly due to an increase of approximately $27.5 million in Air Miles reward program revenue, which was principally due to an 11.4% increase in the issuance of Air Miles reward miles and an increase in revenue per Air Miles reward mile issued. We issued 1.6 billion Air Miles reward miles in 1999 and
      1.4 billion Air Miles reward miles in 1998. The increase in Air Miles activity is due to a 15.7% increase in the average number of active collectors, partially offset by the loss of a significant sponsor at the end of 1998. Other increases are related to higher direct marketing fees during 1999 as a result of an increased number of campaigns for clients, mostly related to Loyalty clients.



    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $45.4 million, or 9.0%, to $555.3 million for 1999 from $509.9 million for 1998. Total EBITDA margin increased to 16.3% for 1999 from 15.9% for 1998. The increase in EBITDA margin is due to an increase in Transaction Services margin, partially offset by decreases in Loyalty and Database Marketing Services and Credit Services margins.



    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $8.8 million, or 2.5%, to $362.1 million for 1999 from $353.3 million for 1998, and EBITDA margin increased to 6.4% for 1999 from 3.9% during 1998 partially due to a one-time termination fee received from a client and due to an increase in our higher margin card processing and servicing products.



    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $13.5 million, or 7.2%, to $201.7 million for 1999 from $188.2 million for 1998, and EBITDA margin decreased to 18.6% for 1999 from 22.4% for 1998 due to the timing of a $16.2 million gain on sale of receivables in 1998 related to two securitization transactions with no comparable securitization transactions in 1999.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services operating expenses, excluding depreciation and amortization, increased $27.0 million, or 20.8%, to $157.1 million for 1999 from $130.1 million for 1998, and EBITDA margin increased to 19.2% for 1999 from 17.6% for 1998. The increased margin is a result of an increased number of Air Miles reward miles issued partially offset by $3.3 million of marketing and payroll costs associated with the start-up of a new business-to-business loyalty program in Canada during 1999.



    - DEPRECIATION AND AMORTIZATION. Depreciation and other amortization increased $6.2 million, or 62.0%, to $16.2 million for 1999 from $10.0 million for 1998 due to increases in capital expenditures in 1998 and 1999, especially software development costs that have relatively short amortization periods. Amortization of purchased intangibles decreased $14.4 million as a result of the expiration of intangibles related to the former J.C. Penney business which were fully amortized.



    OPERATING INCOME. Operating income increased $20.0 million, or 263.2%, to $27.6 million for 1999 from $7.6 million for 1998. Operating income increased as the result of revenue gains, improved margins and reduced depreciation and amortization.



    INTEREST EXPENSE. Interest expense increased $4.3 million, or 11.2%, to $42.8 million for 1999 from $38.5 million for 1998 due to increased borrowings for acquisitions and operations.



    TAXES. Income tax expense increased $6.8 million, or 151.1%, to $11.3 million for the year ended December 31, 1999 from $4.5 million for the year ended December 31, 1998 due to an increase in taxable income.



    DISCONTINUED OPERATIONS. In September 1999, we discontinued our subscriber services business when our principal customer for this service was acquired by a third party. As a result of discontinuing our subscriber services, we recognized a loss of $3.7 million, net of income tax, on disposal of discontinued operations. In 1999, discontinued operations had income of $7.7 million, net of income tax, compared to a loss of $3.9 million during 1998. The difference is due to additional fees we received in connection with services performed for the former customer upon termination of its contract.



    TRANSACTIONS WITH THE LIMITED. Revenue from The Limited and its affiliates, which includes merchant, database and direct marketing fees, increased
$5.5 million, or 10.2%, to $59.3 million for 1999 from $53.8 million for 1998. The increase was primarily the result of increased volume of credit card receivables, credit sales and statements generated.


ELEVEN MONTHS ENDED DECEMBER 31, 1998 (FISCAL 1998) COMPARED TO
  YEAR ENDED DECEMBER 31, 1999 (FISCAL 1999)

    Due to the change in our fiscal year, fiscal 1998 is one month shorter than fiscal 1999.


                                                      HISTORICAL FISCAL PERIODS
                                 --------------------------------------------------------------------
                                         REVENUE                  EBITDA           OPERATING INCOME
                                 ------------------------   -------------------   -------------------
                                   1998           1999        1998       1999       1998       1999
                                 ---------      ---------   --------   --------   --------   --------
                                                        (AMOUNTS IN THOUSANDS)
Transaction Services...........  $ 286,605      $ 362,524   $13,621    $ 20,584   $(11,798)  $ (8,229)
Credit Services................    212,663        247,824    39,396      46,124     27,633     34,064
Loyalty and Database Marketing
  Services.....................     84,288        194,482    15,815      37,351      1,847      3,488
Other and eliminations.........   (149,247)      (165,576)       --          --         --         --
                                 ---------      ---------   -------    --------   --------   --------
  Total........................  $ 434,309      $ 639,254   $68,832    $104,059   $ 17,682   $ 29,323
                                 =========      =========   =======    ========   ========   ========

                                                       HISTORICAL FISCAL PERIODS
                                  --------------------------------------------------------------------
                                   PERCENTAGE OF REVENUE        EBITDA MARGIN       OPERATING MARGIN
                                  ------------------------   -------------------   -------------------
                                    1998           1999        1998       1999       1998       1999
                                  ---------      ---------   --------   --------   --------   --------
Transaction Services............       66.0 %         56.7 %     4.8%        5.6%      (4.1)%    (2.2)%
Credit Services.................       49.0           38.8      18.5        18.6       13.0      13.7
Loyalty and Database Marketing
  Services......................       19.4           30.4      18.8        19.2        2.2       1.8
Other and eliminations..........      (34.4)         (25.9)       --          --         --        --
                                  ---------      ---------
  Total.........................      100.0 %        100.0 %    15.8%       16.3%       4.1 %     4.6 %
                                  =========      =========


    REVENUE. Total revenue increased $204.9 million, or 47.2%, to $639.3 million for fiscal 1999 from $434.3 million during fiscal 1998. The increase was principally due to a 26.5% increase in Transaction Services revenue, a 16.5% increase in Credit Services revenue and a 130.7% increase in Loyalty and Database Marketing Services revenue as follows:


    - TRANSACTION SERVICES. Transaction Services revenue increased
      $75.9 million, or 26.5%, due to the acquisitions of Harmonic Systems in 1998 and SPS in 1999. Fees related to servicing of private label credit card statements increased $15.7 million during fiscal 1999 over fiscal 1998 due to a 12.9% increase in price per statement, a $4.5 million termination fee from a client and a 7.8% increase in the number of statements processed. The revenue for transaction processing increased 52.7% mainly due to acquisition activity and as a result of fiscal 1998 being one month shorter than fiscal 1999, partially offset by a decrease in average price per transaction.



    - CREDIT SERVICES. Credit Services revenue increased $35.2 million, or 16.5%, due to increases in merchant and servicing fees and finance charges, net. Merchant fee income increased $6.3 million, or 10.1%, due to a 9.3% increase in credit sales on our private label credit cards and fiscal 1998 being one month shorter than fiscal 1999. Additionally, servicing fee income increased by $5.8 million, or 20.9%, during fiscal 1999 due to an increase in average outstanding credit card receivables in the securitization trust and fiscal 1998 being one month shorter than fiscal 1999. Finance charge, net increased $22.6 million during fiscal 1999 over fiscal 1998. We recognized a $7.2 million gain on sale of receivables during fiscal 1998 related to a securitization transaction with no comparable securitization transaction in fiscal 1999.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services revenue increased $110.2 million, or 130.7%, due to the acquisition of Loyalty Management Group Canada Inc. on July 24, 1998. Revenue from February 1, 1998 until the date of acquisition was approximately $62.6 million. The remaining increase is primarily related to an increase in Air Miles reward miles activity, which increased 11.4% on a pro forma basis in fiscal 1999 compared to fiscal 1998, and fiscal 1998 being one month shorter than fiscal 1999. From the date of acquisition through the remainder of fiscal 1998, we issued 666.5 million Air Miles reward miles, compared to 1,583.2 million Air Miles reward miles during fiscal 1999. The increase in Air Miles activity is primarily related to an increase in the number of reward miles collectors.



    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $169.7 million, or 46.4%, to $535.2 million during fiscal 1999 from $365.5 million during fiscal 1998. Total EBITDA margin increased to 16.3% for fiscal 1999 from 15.8% for fiscal 1998. The increase in EBITDA margin is due to an increase in Credit Services, Loyalty and Database Marketing Services and Transaction Services margins.



    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $68.9 million, or 25.2%, to $341.9 million for fiscal 1999 from $273.0 million in fiscal 1998, and EBITDA margin increased to 5.6% for fiscal 1999 from 4.8% for fiscal 1998. The EBITDA margin increased due to the newly acquired SPS network services business which carries a higher margin than our historical processing business. Additionally, the margin increased due to a shift in the mix of business to higher margin card processing and servicing products.



    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $28.4 million, or 16.4%, to $201.7 million for fiscal 1999 from $173.3 million for fiscal 1998, and EBITDA margin increased to 18.6% for fiscal 1999 from 18.5% for fiscal 1998. Fiscal 1998 includes a $7.2 million gain on sale of receivables related to the timing of a securitization transaction with no comparable securitization transaction in fiscal 1999.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services operating expenses, excluding depreciation and amortization, increased $88.6 million, or 129.3%, to $157.1 million for fiscal 1999 from $68.5 million for fiscal 1998, and EBITDA margin increased to 19.2% for fiscal 1999 from 18.8% for fiscal 1998. The increased margin was partially offset by $3.3 million of marketing and payroll costs associated with the start-up of a new business-to-business loyalty program in Canada during fiscal 1999.



    - DEPRECIATION AND AMORTIZATION. Depreciation and other amortization increased $7.9 million, or 95.2%, to $16.2 million for fiscal 1999 from $8.3 million for fiscal 1998 due to increases in capital expenditures in fiscal 1998 and 1999, especially software development costs that have relatively short amortization periods. Amortization of purchased intangibles increased $15.7 million as a result of recent acquisitions, partially offset by a decrease in amortization expense for some of the intangibles related to the acquisition of the former J.C. Penney business which were fully amortized.



    OPERATING INCOME. Operating income increased $11.6 million, or 65.5%, to $29.3 million for fiscal 1999 from $17.7 million during fiscal 1998. Operating income improved primarily from revenue gains and higher margins offset in part by increased depreciation and amortization.



    INTEREST EXPENSE. Interest expense increased $14.9 million, or 53.4%, to $42.8 million for fiscal 1999 from $27.9 million for fiscal 1998 due to an increase in average debt associated with acquisitions and an increase in debt to fund receivables.



    TAXES. Income tax expense increased $8.6 million, or 232.4%, to $12.3 million for the year ended December 31, 1999 from $3.7 million for the eleven months ended December 31, 1998 due to an increase in taxable income.



    DISCONTINUED OPERATIONS. In September 1999, we discontinued our subscriber services business when the principal customer for this service was acquired by a third party. As a result of discontinuing our subscriber services, we recognized a loss of $3.7 million, net of income tax, on disposal of discontinued operations. For fiscal 1999, discontinued operations had income of $7.7 million, net of income tax, compared to a loss of $300,000 during fiscal 1998. The difference is largely related to additional fees we received in connection with services performed for the former customer upon termination of its contract.



    TRANSACTIONS WITH THE LIMITED. Revenue from The Limited and its affiliates, which includes merchant and database and direct marketing fees, increased
$8.7 million, or 17.2%, to $59.3 million for fiscal 1999 from $50.6 million for fiscal 1998. The increase was primarily the result of increased volume of credit sales and database marketing fees.

HISTORICAL ELEVEN MONTHS ENDED DECEMBER 31, 1998 (FISCAL 1998) COMPARED TO
  HISTORICAL 52 WEEKS ENDED JANUARY 31, 1998 (FISCAL 1997)

    Due to the change in our fiscal year, fiscal 1998 is one month shorter than fiscal 1997.


                                                       HISTORICAL FISCAL PERIODS
                                  --------------------------------------------------------------------
                                          REVENUE                  EBITDA           OPERATING INCOME
                                  ------------------------   -------------------   -------------------
                                    1997           1998        1997       1998       1997       1998
                                  ---------      ---------   --------   --------   --------   --------
                                                         (AMOUNTS IN THOUSANDS)
Transaction Services............  $ 256,730      $ 286,605   $27,146    $ 13,621   $ 3,713    $(11,798)
Credit Services.................    211,921        212,663    29,349      39,396    17,221      27,633
Loyalty and Database Marketing
  Services......................     23,348         84,288     8,457      15,815     8,457       1,847
Other and eliminations..........   (138,600)      (149,247)       --          --        --          --
                                  ---------      ---------   -------    --------   -------    --------
  Total.........................  $ 353,399      $ 434,309   $64,952    $ 68,832   $29,391    $ 17,682
                                  =========      =========   =======    ========   =======    ========



                                                       HISTORICAL FISCAL PERIODS
                                  --------------------------------------------------------------------
                                   PERCENTAGE OF REVENUE        EBITDA MARGIN       OPERATING INCOME
                                  ------------------------   -------------------   -------------------
                                    1997           1998        1997       1998       1997       1998
                                  ---------      ---------   --------   --------   --------   --------
Transaction Services............       72.6 %         66.0 %    10.6%        4.8%       1.5%      (4.1)%
Credit Services.................       60.0           49.0      13.8        18.6        8.1       13.0
Loyalty and Database Marketing
  Services......................        6.6           19.4      36.2        18.8       36.2        2.2
Other and eliminations..........      (39.2)         (34.4)       --          --         --         --
                                  ---------      ---------
  Total.........................      100.0 %        100.0 %    18.4%       15.8%       8.3%       4.1 %
                                  =========      =========


    REVENUE. Total revenue increased $80.9 million, or 22.9%, to $434.3 million for fiscal 1998 from $353.4 million in fiscal 1997. The increase was principally due to a 261.0% increase in Loyalty and Database Marketing Services revenue, a 11.6% increase in Transaction Services revenue and a 0.4% increase in Credit Services revenue.


    - TRANSACTION SERVICES. Transaction Services revenue increased
      $29.9 million, or 11.6%, due partially to the effect of the acquisition of Harmonic Systems in fiscal 1998. Revenue increased in fiscal 1998 relating to servicing of private label credit card statements and network servicing by $11.1 million due to a 15.5% increase in items processed, offset partially by a reduction of transaction fee rates, and a 4.9% increase in statements processed. Additionally, growth was provided by a $12.4 million increase in servicing and processing of our private label credit card portfolio.



    - CREDIT SERVICES. Credit Services revenue increased $742,000, or 0.4%, due to increased merchant fee income, partially offset by a decrease in finance charge income. Merchant fee income increased in fiscal 1998 due to a 14.0% increase in cardholders and a 10% increase in merchant fee rates. Finance charge income decreased due to the shorter period in fiscal 1998 than in fiscal 1997 and a $2.0 million decrease in gain on sale of receivables, offset in part by an increase in card balances.



    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services revenue increased $60.9 million, or 261.0%, mainly due to the acquisition of Loyalty in July 1998. Loyalty contributed approximately $60.0 million in revenue during fiscal 1998. Growth in database marketing fees of approximately $3.0 million during fiscal 1998 was offset by decreases in enhancement services due to the shorter period in fiscal 1998.

    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $77.1 million, or 26.7%, to $365.5 million during fiscal 1998 from $288.4 million in fiscal 1997. Total EBITDA margin decreased to 15.8% for fiscal 1998 from 18.4% for fiscal 1997. The decrease in EBITDA margin is due to decreases in Loyalty and Database Marketing Services and Transaction Services margins, partially offset by an increase in Credit Services margin.


    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $43.4 million, or 18.9%, to $273.0 million in fiscal 1998 from $229.6 million in fiscal 1997, and EBITDA margin decreased to 4.8% for fiscal 1998 from 10.6% for fiscal 1997 due to the acquisition of Harmonic Systems, which incurred an operating loss in fiscal 1998.

    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, decreased $9.3 million, or 5.1%, to $173.3 million in fiscal 1998 from $182.6 million in fiscal 1997 due primarily to fiscal 1998 being a shorter period. EBITDA margin increased to 18.5% from 13.8% for fiscal 1997 due to a decrease in processing expenses.

    - LOYALTY AND DATABASE MARKETING SERVICES. Loyalty and Database Marketing Services operating expenses, excluding depreciation and amortization, increased $53.6 million, or 359.8%, to $68.5 million in fiscal 1998 from $14.9 million in fiscal 1997, and EBITDA margin decreased to 18.8% for fiscal 1998 from 36.2% for fiscal 1997 due to the acquisition of Loyalty. The largest component of the increased expense is related to the estimated redemption cost of the Air Miles reward program and payroll costs associated with Loyalty.


    - DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $15.6 million, or 43.8%, to $51.2 million for fiscal 1998 from $35.6 million for fiscal 1997 due to increased amortization of purchased intangibles from the acquisitions in fiscal 1998 offset in part by a shorter period in fiscal 1998.



    OPERATING INCOME. Operating income decreased $11.7 million, or 39.8%, to $17.7 million for fiscal 1998 from $29.4 million for fiscal 1997. The decrease is the result of a shorter period, increased depreciation and amortization and a decline in margins.


    INTEREST EXPENSE. Interest expense increased $12.4 million, or 80.0%, to $27.9 million for fiscal 1998 from $15.5 million for fiscal 1997 due to an increased debt balance associated with fiscal 1998 acquisitions.


    TAXES. Income tax expense decreased $1.5 million, or 28.8%, to $3.7 million for fiscal 1998 from $5.2 million for fiscal 1997 due to a decrease in taxable income.



    TRANSACTIONS WITH THE LIMITED. Revenue from The Limited and its affiliates, which includes merchant and database marketing fees, increased $1.8 million, or 3.7%, to $50.6 million for fiscal 1998 from $48.8 million for fiscal 1997. The increase is the result of an increase in database marketing fees.



LIQUIDITY AND CAPITAL RESOURCES



    OPERATING ACTIVITIES. We generated cash flow from operating activities of $14.1 million for the three months ended March 31, 2000 compared to cash used in operating activity of $3.8 million in the comparable period in 1999. We generated cash flow from operating activities of $251.6 million during the year ended December 31, 1999 compared to $4.5 million for fiscal 1998 and a cash outflow of $30.7 million for fiscal 1997. Operating cash flow in the three months ended March 31, 2000 increased compared to the prior period as a result of improved working capital. Operating cash flow in 1999 increased due to a significant reduction of trade receivables and increased operating cash flows from the Loyalty and Database Marketing Services segment, offset by increased interest expense. Our operating cash flow is seasonal with cash utilization peaking at the end of December due to increased activity related to the holidays. We utilize our operating cash flow for ongoing business operations and to pay interest expense.



    INVESTING ACTIVITIES. We generated cash flow from investing activities of $15.1 million for the three months ended March 31, 2000 compared to $21.1 million in the comparable period in 1999. We used cash in investing activities of $309.5 million during the year ended December 31, 1999 compared to $140.5 million for the year ended December 31, 1998 and $103.7 million for the year ended December 31, 1997. Three significant components of investing activities are as follows:


    - ACQUISITIONS. Net cash outlays for acquisitions in the year ended December 31, 1999 totaled $171.4 million, compared to $134.0 million in 1998 and $716,000 for fiscal 1997.


    - RECEIVABLES FUNDING. We generally fund all private label credit card receivables through a securitization program that provides us with both liquidity and lower borrowing costs. As of March 31, 2000, we had over $2.0 billion of credit card receivables outstanding under securitizations. Securitizations require credit enhancements in the form of cash, spread accounts and additional receivables. The credit enhancement is principally based on the outstanding balances of the private label credit cards in the securitization trust. During the period from November to January, we are required to maintain an additional 2.0% in credit enhancement. Accordingly as of December 31, we typically have our highest balance of credit enhancement assets. We intend to utilize our securitization program for the foreseeable feature. We received net cash of $25.4 million for the three months ended March 31, 2000 compared to $9.2 million in the comparable period in 1999 in connection with funding private label credit cards as a result of a reduction in the credit enhancement requirements and pay down of credit card balances. We used net cash of $37.7 million during the year ended December 31, 1999, compared to receiving
      $22.6 million during fiscal 1998 and using $55.0 million during fiscal 1997, in connection with funding private label credit card receivables.



    - RESERVE FUND. Restricted cash and cash equivalents and securities available-for-sale on our balance sheet at December 31, 1999 relate to a reserve fund we have established in connection with funding the redemption obligation of the Air Miles reward program. We believe the reserve fund is sufficient to meet redemption obligations for the foreseeable future. We currently intend to set aside a portion of future transaction fees received to fund future redemption obligations. Based on various factors, we may reduce the amount of the reserve fund and utilize future cash flows and excess cash for general corporate purposes.



    FINANCING ACTIVITIES. Net cash payments on borrowings was $18.4 million for the three months ended March 31, 2000 compared to net cash borrowings of $21.2 million for the comparable period in 1999. Net cash payments on borrowings was $44.8 million in the year ended December 31, 1999 compared to net borrowings of $56.2 million in fiscal 1998 and $104.8 million in fiscal 1997. Our financing activities include primarily net borrowings used to fund acquisitions and working capital. We issued approximately $100.0 million of common stock to fund a portion of our acquisition of the Loyalty Group during fiscal 1998.



    REDEMPTION OBLIGATION. In July 1998, we assumed a redemption obligation of $68.2 million with the acquisition of the Loyalty Group. Our redemption obligation was $80.2 million as of December 31, 1998, $122.2 million as of December 31, 1999 and $128.6 million as of March 31, 2000. The redemption obligation represents our future obligation to satisfy the redemption of outstanding Air Miles reward miles by collectors. The actual cost of redeemed rewards is offset against the redemption obligation during the period in which we pay for the rewards purchased from our suppliers. Air travel redemption costs, the largest reward category, are generally higher during the first quarter and decline over the remainder of the year due to the timing of vacation travel plans of collectors. We expect our redemption obligation to continue to increase over time as our Air Miles reward program continues to expand at a faster pace than redemptions.



    We use two principal components to estimate the redemption obligation--our estimate of the reward miles that will ultimately be redeemed and our estimated cost of providing rewards to collectors. The factors we consider in estimating the number of reward miles that will be redeemed include historical business experience and patterns of usage. Of our outstanding Air Miles reward miles, we expect that approximately 1.4 billion as of December 31, 1999 and 1.5 billion as of March 31, 2000 will ultimately be redeemed by collectors.



    During the period from our acquisition of the Loyalty Group until December 31, 1998, the total number of Air Miles reward miles redeemed by collectors was 60.2 million. The total number of Air Miles reward miles that were redeemed by collectors was 223.6 million in fiscal 1999 and 70.7 million in the three months ended March 31, 2000.



    The second component we use in estimating our redemption obligation relates to the reward cost, which is based on the mix of rewards we anticipate providing to collectors. As part of estimating the costs associated with our obligation to redeem outstanding Air Miles reward miles as of December 31, 1999 and March 31, 2000, we considered the effect of the temporary disruption in the Canadian domestic airline industry resulting from the merger of Canadian Airlines and Air Canada. As a result of this disruption and our subsequent contract renegotiations, we expect that actual weighted average reward costs will be higher than historical averages in the first half of 2000, but we believe it will return to the historical averages in the second half of 2000. The weighted average reward cost for Air Miles reward miles redeemed increased by 1.7% in fiscal 1999 compared to fiscal 1998. In order to satisfy the redemption of Air Miles reward miles for certain air travel rewards during the three months ended March 31, 2000, we incurred approximately $2.1 million in additional redemption costs or a 15% increase in our estimated reward costs as a result of the route consolidation between Canadian Airlines and Air Canada resulting from their merger. These additional redemption costs were offset against our redemption obligation. Redemption costs, excluding the $2.1 million relating to the merger of Canadian Airlines, increased by 45.3% during the three months ended
March 31, 2000 from 1999 due primarily to a 36.3% increase in the number of Air Miles reward miles redeemed and a 6.6% increase in weighted average reward costs. Due to the greater collector activity during 1999 and the three months ended March 31, 2000, our redemption costs have significantly increased and will continue to do so.



    On April 24, 2000, we signed a new supply agreement with Air Canada in order to help maintain a supply of airline seats for our collectors of Air Miles reward miles. We are in the process of integrating the new supply agreement with Air Canada into our cost structure. This integration may include some or all of the following items:



    - increasing the number of miles required to redeem a reward;



    - providing incentives that alter the total mix of rewards available to collectors; and



    - seeking new supply agreements with additional airlines in Canada.



    In January 2000, we changed the reward offer to collectors by increasing the number of Air Miles reward miles required to redeem some air travel rewards. We periodically review our reward offers to collectors and will continue to seek ways to contain the overall cost of the program and make changes to enhance the program value to collectors.



    LIQUIDITY SOURCES. We issue certificates of deposit through our credit card bank subsidiary, World Financial, which issues $100,000 certificates of deposit in various maturities ranging between three months and two years and with effective annual fixed rates ranging from 5.35% to 6.85%. As of March 31, 2000, we had $116.0 million of certificates of deposit outstanding. We utilize certificates of deposit to finance World Financial's operating activities and to fund credit enhancement activity. World Financial is limited in the amounts that it can dividend to us.



    In July 1998 we entered into a $330.0 million credit agreement consisting of a $130.0 million U.S. Term Loan, a $50.0 million Canadian A Term Loan and a $50.0 million Canadian B Term Loan, and a $100.0 million revolving loan commitment. The term loans and the revolving loan commitment are at a daily floating rate equal to the sum of the Euro-dollar margin plus the London Interbank Offered Rate applicable to the period for each Euro-dollar loan. Principal is payable annually, and interest is payable quarterly for the base rate loans and payable on the last day of the Euro-dollar loan period for each Euro-dollar loan. The U.S. Term Loan, the Canadian A Term Loan and the revolving loan commitment mature on July 25, 2003 and the Canadian B Term Loan matures on July 25, 2005. We use the $100.0 million revolving loan commitment for general corporate purposes. From mid-November to late January, we experience increased needs for working capital due to increased credit card usage during the holiday season. For additional credit enhancement during this period, our securitization program requires us to maintain a higher percentage of securitized assets through increased seller's interest or excess funding deposits. During 1999, the highest outstanding balance on the revolving loan commitment was $50.0 million. As of March 31, 2000, there was no amount outstanding under the revolving loan commitment.


    We have incurred debt to finance our acquisitions. We have $102.0 million of subordinated notes outstanding related to our August 1996 merger and our acquisition of Harmonic Systems. These subordinated notes were issued to affiliates of our stockholders, bear interest at 10% and are due between 2005 and 2008. To finance the Loyalty acquisition, we borrowed $100.0 million under our credit agreement, consisting of a $50.0 million Canadian Term Loan with an effective fixed interest rate of 8.99% and a $50.0 million Canadian Term Loan with a floating rate of London Interbank Offered Rate plus the Euro-dollar margin.

    To fund the SPS acquisition, we used $50.0 million in working capital and $120.0 million from the issuance of Series A preferred stock. The Series A preferred stock has a 6% dividend rate payable at the discretion of our board of directors or upon conversion.


    The net proceeds from this offering will be approximately $278.5 million. We intend to use the net proceeds to repay in full $102.0 million in subordinated notes and pay down $102.9 million outstanding under our credit facility. Following this $204.9 million repayment in debt, we will record an extraordinary loss on early extinguishment of debt of approximately $5.3 million, net of tax.



    We believe that our current level of cash and financing capacity, along with future cash flows from operations, is sufficient to meet the needs of our existing businesses. However, we may from time to time seek longer term financing to support additional cash needs, reduce short-term borrowings or raise funds for acquisitions.



    On March 23, 2000, we amended our credit agreement to, subject to specific conditions, allow us to maintain our current borrowing capacity and re-pay the subordinated notes. A portion of the net proceeds and funds available under our amended credit agreement may be used to acquire or invest in complementary businesses, technologies, products or services. Although we are not contemplating any specific acquisitions at this time and no portion of the net proceeds has been allocated for any acquisition, we evaluate acquisition opportunities on an ongoing basis.



ECONOMIC FLUCTUATIONS



    Although we cannot precisely determine the impact of inflation on our operations, we do not believe that we have been significantly affected by inflation. For the most part, we have relied on operating efficiencies from scale and technology, as well as decreases in technology and communication costs, to offset increased costs of employee compensation and other operating expenses.

    Portions of our business are seasonal. Our revenues and earnings are favorably affected by increased transaction volume and credit card balances during the holiday shopping period in the fourth quarter and, to a lesser extent, during the first quarter as credit card balances are paid down. Similarly, our petroleum related businesses are favorably affected by increased volume in the latter part of the second quarter and the first part of the third quarter as consumers make more frequent purchases of gasoline in connection with summer travel.



REGULATORY MATTERS



    World Financial is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, World Financial must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.



    Quantitative measures established by regulation to ensure capital adequacy require World Financial to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least six percent, a total capital ratio of at least 10 percent and a leverage ratio of at least five percent and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least four percent, a total capital ratio of at least eight percent and a leverage ratio of at least four percent, but three percent is allowed in some cases. Under these guidelines, World Financial is considered well capitalized. As of March 31, 2000, World Financial's Tier 1 capital ratio was 54.9%, total capital ratio was 55.7% and leverage ratio was 54.6%, and World Financial was not subject to a capital directive order.


MARKET RISK

    Market risk is the risk of loss from adverse changes in market prices and rates. Our primary market risks include interest rate risk, credit risk and foreign currency exchange rate risk.


    OFF-BALANCE SHEET RISK. We are subject to off-balance sheet risk in the normal course of business including commitments to extend credit and through financial instruments used to reduce the interest rate sensitivity of our securitization transactions. We enter into interest rate swap and treasury lock agreements in the management of interest rate exposure. These off-balance sheet financial instruments involve elements of credit and interest rate risk in excess of the amount recognized on our balance sheet. These instruments also result in certain credit, market, legal and operational risks. We have established credit policies for off-balance sheet instruments consistent with those established for on-balance sheet instruments.



    INTEREST RATE RISK. Interest rate risk affects us directly in our lending and borrowing activities. Our total interest expense was approximately
$39.6 million for the three months ended March 31, 2000 and $148.0 million for 1999. Of these totals, $8.8 million of the interest expense for the three months ended March 31, 2000 and $42.8 million of the interest expense for 1999 was attributable to on-balance sheet indebtedness and the remainder to our securitized credit card receivables, which are financed off-balance sheet. To manage our risk from market interest rates, we actively monitor the interest rates and the interest-sensitive components both on and off-balance sheet to minimize the impact that changes in interest rates have on the fair value of assets, net income and cash flow. To achieve this objective, we manage our exposure to fluctuations in market interest rates by matching asset and liability repricings and through the use of fixed-rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. In addition, we enter into derivative financial instruments such as interest rate swaps, caps and treasury locks to mitigate our interest rate risk on a related financial instrument or to effectively lock the interest rate on a portion of our variable debt. We do not enter into derivative or interest rate transactions for trading or other speculative purposes. At March 31, 2000, approximately 11.8% of our outstanding debt was subject to fixed rates with a weighted average interest rate of 7.86%. An additional 67.8% of our outstanding debt at March 31, 2000 was effectively locked at an interest rate of 6.59% through interest rate swap agreements and treasury locks with notional amounts totalling $1.5 billion.



    The approach we use to quantify interest rate risk is a sensitivity analysis which we believe best reflects the risk inherent in our business. This approach calculates the impact on pretax income from an instantaneous and sustained increase in interest rates of 1.0%. Assuming we do not take any counteractive measures, a 1.0% increase in interest rates would result in a decrease to pretax income of approximately $4.6 million. Conversely, a corresponding decrease in interest rates would result in a comparable improvement to pretax income. Our use of this methodology to quantify the market risk of financial instruments should not be construed as an endorsement of its accuracy or the accuracy of the related assumptions.



    CREDIT RISK. We are exposed to credit risk relating to the credit card loans we make to our clients' customers. Our credit risk relates to the risk that consumers using the private label credit cards that we issue will not repay their revolving credit card loan balances. We have developed credit risk models designed to identify qualified consumers who fit our risk parameters. To minimize our risk of loan write-off, we control approval rates of new accounts and related credit limits and follow strict collection practices. We monitor the buying limits as well as set pricing regarding fees and interest rates charged.



    FOREIGN CURRENCY EXCHANGE RATE RISK. We are exposed to fluctuations in the exchange rate between the U.S. and the Canadian dollar through our significant Canadian operations. Although we have entered into cross currency hedges to fix the exchange rate on any Canadian debt repayment due to a U.S. counter party, we do not hedge our net investment exposure in our Canadian subsidiary.



YEAR 2000 ISSUES



    We currently are not aware of any Year 2000 problem in any of our critical systems and products. However, the success to date of our Year 2000 efforts cannot guarantee that a Year 2000 problem affecting third parties upon which we rely will not become apparent in the future and interfere with our operations or otherwise harm our business.


RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities, and requires companies to recognize all derivatives as either assets or liabilities on their balance sheet and measure such instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Adoption of SFAS No. 133 is not anticipated to materially impact our consolidated results of operations or financial condition but may require recognition of derivative instruments on our balance sheet.



    The Emerging Issues Task Force ("EITF") is expected to review an issue, Issue No. 00-G, "Accounting for 'Point' and Other Loyalty Programs," that is closely related to the our Air Miles reward program and the way revenue is recognized for these types of programs. Similar to the discussion in Issue
No. 00-G, we award Air Miles reward miles in order to encourage our collectors to patronize the participating sponsors, thereby generating payments from sponsors to us. We understand that the EITF will likely examine this issue sometime in 2000, and that a specific date has not been set. We believe that our revenue recognition policy currently complies with existing generally accepted accounting policies and SEC guidelines. When Issue 00-G is issued, if we require modification of our present revenue recognition policy, we will adhere to the guidance provided. Without knowing how the EITF will rule on this issue, we are unable to assess the impact of Issue 00-G at this time.

                          DESCRIPTION OF OUR BUSINESS

GENERAL


    We are a leading provider of electronic transaction services, credit services and loyalty and database marketing services. The programs that we develop and execute create value by assisting our clients in acquiring and developing loyal, profitable customers.



    We target select market sectors that typically involve companies who sell products and services to individual consumers. These market sectors include specialty retailers, petroleum retailers, supermarkets and financial services providers. Additionally, we target market sectors that we believe have rapidly evolving needs for electronic payment processing and customer management. The mass transit, tollway and parking sectors' increasing acceptance of electronic payments is enabling them to improve customer convenience while at the same time reduce operating expenses. We have also expanded our market sectors to include electric and gas utilities as we see an increasing demand in products and services that help them compete in their evolving marketplace.



    Our client base includes over 300 companies from these market sectors. Our top six clients based on 1999 revenues are the retail affiliates of The Limited, including Limited Too, Victoria's Secret, Express, Lane Bryant, Bath & Body Works, Lerner New York, Henri Bendel and Structure, Brylane, Bank of Montreal, Equiva Services, LLC, which is the service provider to Shell branded locations in the U.S., CITGO and Canada Safeway.



    We market and sell our service offerings on both a stand-alone and bundled basis. Our products and services are centered around three core offerings--Transaction Services, Credit Services and Loyalty and Database Marketing Services. All three offerings support our goal of building loyalty through transaction-based customer management solutions.



                                                                     LOYALTY AND DATABASE
     TRANSACTION SERVICES              CREDIT SERVICES                MARKETING SERVICES
------------------------------  ------------------------------  ------------------------------
- Transaction Processing        - Underwriting                  - Loyalty Programs
  - Network Services            - Risk Management               - Private Label Cards
  - Bankcard Settlement                                         - Air Miles reward program
- Card Processing and                                           - One-to-One Loyalty
Servicing
  - Account Processing                                          - Database Marketing Services
  - Billing and Payment Processing                              - Direct Marketing
  - Customer Care                                               - Enhancement Services


INDUSTRY DYNAMICS

    The growing demand for integrated marketing solutions targeting consumers has been fueled by rapid development of new competitors and sales channels, intensifying competition for customers and an erosion of consumer brand loyalty. The Internet has accelerated these trends by providing consumers with almost instant access to a multitude of competing products and services without traveling to an actual store location. As a result, companies are looking for tools aimed at retaining existing customers as well as identifying and targeting new groups of potential customers through any or all distribution channels.


    We believe that companies understand the value of gathering and using transaction data to:



    - manage the interactions they have with their customers,



    - increase sales; and



    - increase customer loyalty.

    Companies increasingly seek services that compile and warehouse transaction data and analyze consumer behavior to more effectively interact with their customers. The increasing acceptance of electronic payment systems, including credit, debit and stored value cards, generates highly valuable transaction data on individual consumers, while the dramatic proliferation of technology has enabled companies to capture, access and use this information easily and almost instantaneously.



    While companies recognize the significant benefit of capturing and using purchasing data, many lack the economies of scale and core competencies necessary to support their own transaction processing infrastructure and credit card operations, including the extension of credit. In addition, many companies look externally for the expertise to develop and manage their loyalty and database marketing services. Thus, companies that provide the infrastructure to create, manage and facilitate electronic payment systems can create a database of valuable information on the purchasing behavior of consumers that is critical for developing more targeted and effective marketing programs. For example, the use of private label credit cards creates an opportunity for retailers to strengthen consumer brand loyalty by encouraging repeat purchases through discounts and other special promotions.


    We believe that in today's competitive economy, retailers will find an increasing need to differentiate their products and services from those of their competitors through comprehensive, innovative marketing strategies. These strategies will likely use technology to analyze and predict consumer behavior and to provide the information necessary to execute direct marketing and promotional campaigns more effectively to existing and potential customers.

STRATEGY AND OPPORTUNITIES FOR GROWTH


    Consistent with our goal of becoming a critical component in the success of our clients' businesses, we will continue to build and enhance our consumer databases, marketing capabilities and processing efficiencies. We plan to continue to employ our consumer databases, marketing capabilities and processing efficiencies in efforts to help our clients target, acquire and retain loyal, profitable customers. We believe that by assisting our clients in building loyal customer relationships, our clients will view our services as an integral part of their business operations. To accomplish this strategy of becoming a critical component in our clients' relationships with their customers we intend to:


    INCREASE THE PENETRATION OF PRODUCTS AND SERVICES WE PROVIDE TO OUR EXISTING CLIENT BASE. We plan to further increase the number and types of products and services we provide to our existing client base with a focus on loyalty and database services.


    EXPAND OUR CLIENT BASE IN EXISTING MARKET SECTORS. We plan to acquire new clients in our traditional markets by continuing to distinguish ourselves as a provider of customer relationship management solutions. We will further benefit by what we believe will be a continued trend toward outsourcing as our existing clients and potential new clients have increasing needs for new technology and new skill sets. As retailers continue to search for the tools to increase loyal, profitable customer relationships, we believe that our integrated and comprehensive offering of loyalty and database marketing services and transaction processing services will appeal to retailers, including e-commerce businesses, faced with increasing competition and decreasing profit margins.


    CONTINUE TO EXPAND OUR SERVICES AND CAPABILITIES TO HELP OUR CLIENTS SUCCEED IN MULTI-CHANNEL COMMERCE. We plan to help our clients be successful in all channels they choose for distribution--whether in-store, catalog or the Internet. Our current client base is predominantly traditional store front and catalog-based retailers. However, our clients recognize the importance of using the Internet as an additional distribution channel. We can apply the systems and marketing programs we have built to support our store and catalog clients using the Internet. As an added benefit we believe our private label credit card system provides additional protection against fraud. Our vision is to provide our clients with a comprehensive view of each customer across all distribution channels and to utilize this information to execute direct marketing programs through multiple distribution channels.

    CONSIDER FOCUSED, STRATEGIC ACQUISITIONS AND ALLIANCES TO ENHANCE OUR CORE CAPABILITIES OR INCREASE OUR SCALE. As we identify new opportunities or product gaps, we may consider focused acquisitions and alliances to enhance our competencies or increase our scale.

PROGRAMS AND PRODUCTS

    Our program and product offerings are centered around three core offerings--Transaction Services, Credit Services and Loyalty and Database Marketing Services.

                              TRANSACTION SERVICES

    Effectively managing critical interactions with customers is required to conduct everyday business--whether the business involves store, catalog or Internet commerce. Our services include instantaneous authorizations, effective customer care, efficient payment processing and billing services. By fully integrating our transaction services with our loyalty and database marketing services, we are able to execute more effective customer acquisition and retention strategies for our clients. Our clients within this segment are made up primarily of specialty retailers and petroleum retailers.


    TRANSACTION PROCESSING. We are a leading provider of electronic transaction services. Including our recent acquisitions, we processed 1.8 billion transactions in 1998 on a pro forma basis, ranking us fourth in transaction volume according to the Faulkner and Gray Card Industry 2000 report. We processed 566.3 million transactions in the first quarter of 2000, a 29% increase from 438.7 million transactions processed on a pro forma basis in the first quarter of 1999. These transactions are processed through approximately 135,000 of our point-of-sale terminals. We believe we are the largest transaction processor to the retail petroleum industry and we have a significant presence in the specialty retail and transportation industries.



    NETWORK SERVICES. We have built a fast and highly reliable network that enables us to process all electronic payment types including credit card, debit card, prepaid card, electronic benefits and fleet and check transactions. Our recent acquisition of SPS's network transaction processing business has enabled us to offer our existing products to new market segments as well as provide additional products to existing clients. The network services we provide include authorization, data capture and financial settlement of transactions. We also provide merchants with on-line, two-way mail messaging that allows our clients to improve communications with their individual locations by broadcasting and receiving messages through their terminal devices. We support our clients with a comprehensive help desk, operating 24 hours per day and seven days per week, as well as terminal deployment and servicing.



    We believe that we are one of the leaders in delivering new applications at the point-of-sale, including video and audio electronic frequency and loyalty programs, instant credit applications, and transponder and radio frequency payment devices. We are active participants in establishing industry point-of-sale standards.


    MERCHANT BANKING SERVICES. Our merchant banking services include fast and accurate financial settlement of MasterCard, Visa, Discover, American Express and other electronic card transactions, including credit, debit and stored value cards. By providing merchant banking services, we offer our clients the flexibility to maintain their current settlement provider or to streamline their end-to-end transaction processing with one provider. The merchant banking services we provide also include daily deposit verification and accounting reports.


    CARDHOLDER PROCESSING AND SERVICING. As reported in the Faulkner & Gray Card Industry 2000 report, based on the number of acocunts on file we were the second largest outsourcer of retail private label card programs in the U.S. in 1998, with 57 million accounts on file. We assist clients in issuing credit cards branded with the retailer's name or logo that can be used by customers at the client's store locations. We also provide service and maintenance to our clients' private label card programs and assist our clients in acquiring, retaining and managing valuable repeat customers. Our commercial card processing and servicing capabilities are specifically designed to handle the unique requirements associated with providing a credit card program to businesses. Our services include new account processing, risk management, card embossing, credit authorization, statement and invoice printing and mailing, and customer service.



    ACCOUNT PROCESSING. We have developed a proprietary credit card system designed specifically for retailers that offers significant flexibility in processing accounts. We are able to make changes to accommodate our clients' specific needs easily and quickly. We have also built into the system marketing tools to assist our clients in increasing sales. Customer service screens have prompts that, based on information from our client and the private label card program, direct the customer service representative to extend a promotional message. We provide credit card production services in a secured environment, embossing 9.7 million new cards in 1999.



    CUSTOMER CARE. Our retail heritage lies at the core of our culture and is evident in our customer care operations. We focus our training programs in all areas on achieving the highest possible standards. We monitor our performance by conducting cardholder and store employee surveys. We have over 5,000 call center seats in 12 locations, handling over 95 million customer inquiries in 1999. We believe that we answer calls faster than the industry average. Our call centers are equipped to handle phone, mail, fax and Internet inquiries. We also provide collection activities to support our retail private label programs, where we demonstrate our merchant mentality in our approach to maintaining the customer relationship, within reasonable parameters, even when charge privileges have been suspended.



    BILLING AND PAYMENT PROCESSING. We use highly automated technology for bill preparation, printing and mailing. Comingling statements, presorting and bar coding allow us to take advantage of postal discounts. We generated on behalf of our clients approximately 132.8 million statements in 1999 and 34.3 million statements during the first quarter of 2000. In addition, we also process cardholder remittances using state-of-the-art technology to maximize efficiency. By doing so, we can improve the funds availability for both our clients and for those private label receivables that we own or securitize.


                                CREDIT SERVICES


    We believe that a private label credit card is one of the most effective loyalty and marketing tools available. Our private label credit card program allows our clients to make private label credit cards available for their customers and offers our clients a funding vehicle for the credit card receivables. We have been able to demonstrate the effectiveness of a private label credit card program to our clients by making it a part of their complete customer loyalty and marketing strategy. We believe that our ability to provide a private label credit card program in a way that allows our clients to focus their financial and operation resources on their core business is an important part of our private label credit card service. As part of our private label credit card service, we currently provide underwriting and risk management services to 43 of our 48 private label credit clients, representing
49.4 million cardholders and $2.0 billion of receivables as of March 31, 2000. Tracing back to our predecessor company, we have gained significant experience and expertise in successfully managing private label portfolios since 1986. Clients who utilize our credit services are predominantly specialty retailers.



    ACCOUNT UNDERWRITING AND CREDIT GUIDELINES. Our underwriting process involves the purchase of credit bureau information for each credit applicant. We obtain a credit report from one of the major credit bureaus based on the applicant's mailing address and the perceived strength of each credit bureau in that geographic region. In our initial credit evaluation process, we use one of our six proprietary scorecards that have been refined to reflect performance of the various retail programs. We continuously validate, monitor and maintain the scorecards, and we use resulting data to ensure optimal risk performance.



    RISK MANAGEMENT. We monitor and control the quality of our portfolio by using behavioral scoring models to score each active account on its monthly cycle date. The behavioral scoring models dynamically evaluate credit limit assignments to determine whether credit limits should be increased, decreased or maintained and to establish pricing on fees based on the credit worthiness of the individual cardholder. Our proprietary scoring models consider such factors as how long the account has been on file, credit utilization, shopping patterns and trends, payment history and account delinquency.



    DELINQUENCY AND COLLECTIONS PROCEDURES. We consider an account delinquent if the minimum payment due is not received by the billing due date. At that time, we assign the account a status of 30 days delinquent. We print a message requesting payment on a consumer cardholder's billing statement after a scheduled payment has been missed. After an account becomes 30 days past due, a proprietary collection scoring algorithm automatically scores the risk of the account rolling to a more delinquent status. The collection system then recommends a collection strategy for the past-due account based on the collection score and account balance, and dictates the contact schedule and collections' priority for the account. If we are unable to make a collection after exhausting all in-house efforts, we engage collection agencies and outside attorneys to continue those efforts.


                    LOYALTY AND DATABASE MARKETING SERVICES


    Our clients are focused on targeting, acquiring and retaining loyal and profitable customers. We create and manage loyalty programs that have successfully resulted in securing more frequent and sustained customer purchasing. Our loyalty programs include private label cards, the Air Miles reward program and one-to-one loyalty. We utilize the information gathered through our loyalty programs to help our clients design and implement effective marketing programs. Our clients within this segment are specialty retailers, petroleum retailers, supermarkets and financial service providers.



    PRIVATE LABEL CARDS. We have demonstrated to our clients that a private label credit card can be one of the most effective loyalty and marketing tools available. By providing a program that has meaningful benefits to the customer, we can assist the retailer in strengthening its relationship with the customer. Our experience indicates that long-term, retail card customers typically remain more loyal to the retailer than general purpose users, both in the number of visits to the retail establishment and the amount spent per visit. With our integrated marketing tools, we can quantify the value of the private label card customer for our clients. Additionally, our private label programs can be further enhanced by our database marketing services that enable us to capture item-level transaction data that are used to enhance communications with customers and create successful customer relationship management strategies, such as targeted promotions and cross-selling opportunities.



    AIR MILES REWARD PROGRAM. In Canada, we operate what we believe to be the largest loyalty program in Canada, where a wide variety of sponsors participate. This program, marketed under the Air Miles brand name, enables consumers to earn Air Miles reward miles as they shop across a range of retailers and other sponsors participating in the Air Miles reward program. The program has over 100 brand names represented by the program sponsors, including Shell Canada, Canada Safeway, Amex Bank of Canada (American Express), Bank of Montreal, Goodyear Canada and A&P Canada. Air Miles reward miles collectors can redeem reward miles for products and services such as plane tickets, gift certificates for groceries, movie and theater tickets, and free long distance phone calls, among others. We make these reward opportunities available through over 130 rewards suppliers, including Canadian Airlines and Air Canada, the Toronto Blue Jays, Marine Land and A&P Canada. The Air Miles reward program has enabled sponsors to use this tool to effectively increase revenues by bringing new customers to the sponsor, retaining existing customers and increasing the amount spent by customers. Based upon the most recent census data available, in 1999 our active participants represented over 55% of all Canadian households. We have issued over six billion Air Miles reward miles since the program's inception in 1992.



    We deal with three primary parties in connection with our Air Miles reward program:



    - sponsors--our clients who enter the Air Miles reward program to build their customers' loyalty;



    - collectors--customers of our clients who enroll in the Air Miles reward program and become collectors of Air Miles reward miles; and



    - suppliers--suppliers of the rewards that we offer collectors, such as airlines and merchandise providers.



    SPONSORS



    The size of our collector base provides incentives for current sponsors to remain with the Air Miles reward program and prospective sponsors to join the Air Miles reward program. A sponsor enters into an agreement with us to secure exclusive rights for its particular region and product or service category, and to reward customers for changing their shopping behavior. We believe the Air Miles reward program offers sponsors a source of sustainable competitive advantage and an opportunity to develop customer loyalty over a broader consumer group than might be available to participants in a stand-alone rewards program. Over a number of years, we have been able to develop a membership or collector base of 5.8 million active collectors. Through the interaction of the Air Miles reward program's appeal to both sponsors and collectors, we are able to increase collector spending at and loyalty to participating sponsors.



    COLLECTORS



    The major benefits of the Air Miles reward program to collectors are that they:



    - receive a common currency from multiple sponsors--Air Miles reward miles;



    - are able to generate additional Air Miles reward miles through their choice of sponsors in the Air Miles reward program; and



    - can redeem Air Miles reward miles at one location--through us.



    The Air Miles reward program offers a reward structure that provides a quick and easy way to earn a broad selection of travel, entertainment and other lifestyle rewards, simply by shopping at participating sponsors. By virtue of the increasing number of sponsors who join the Air Miles reward program, collectors are able to accumulate Air Miles reward miles on much of their weekly spending, from gasoline to groceries to department store purchases. To increase the program's attractiveness to collectors and potential collectors, we have developed a variety of rewards, and continue to add suppliers, for which the accumulated Air Miles reward miles can be redeemed.



    SUPPLIERS



    We enter into supply agreements with suppliers of rewards to the program such as airlines, movie theaters and consumer electronics. Such supply agreements allows us to purchase goods at a set price from suppliers to the Air Miles reward program. At the time we issue Air Miles reward miles, we record a redemption obligation on our balance sheet in connection with our estimated cost for future redemptions of reward miles. We make payments to suppliers pursuant to the contractual supply arrangement when a collector redeems the Air Miles reward miles.

    We have evaluated the creation of a similar loyalty program in the U.S. Because of the significant funding requirements to establish such a program, we have decided not to pursue the program. Our existing stockholders have decided to pursue the program through a separate company called U.S. Loyalty Corp., which they will fund. We will not have any ownership interest in U.S. Loyalty Corp. We intend to provide various services including management support, accounting, transaction processing, data processing and marketing services for U.S. Loyalty Corp. under various agreements that we plan to enter into with U.S. Loyalty Corp. prior to this offering. We contemplate that such agreements will include a management agreement, an employee lease agreement, a processing agreement and a royalty agreement. Under the royalty agreement, we will enable U.S. Loyalty Corp. to use the Air Miles brand and business concept in the United States.



    ONE-TO-ONE LOYALTY. We have developed a number of one-to-one real time, electronic loyalty programs that enable our clients to increase the frequency of customer purchasing. Through our programs, our clients can recognize, acknowledge and reward good customers with instant reward programs that can be implemented at the point of sale. Using the retailer's existing point-of-sale terminal or cash register and our network services, we can capture points, communicate program status and issue awards to the consumer at the point of sale. Our stored value product, electronic gift certificates and prepaid cards also encourage consumer loyalty, especially among cash customers. The retailer issues stored value and prepaid cards that prominently display their logo and can only be used at their retail locations.



    DATABASE MARKETING SERVICES. We have built and manage massive databases containing information on approximately 60 million U.S. consumers and
6.1 million Canadian households. Our U.S. consumer database contains nearly four years of purchase information as well as details and results of marketing programs conducted over the last four years. Through these databases we have developed a suite of data mining and profiling products that enable our clients to better understand their customers and aim their marketing dollars toward the optimum opportunities for developing customer relationships. We use these databases to assist our clients in predicting, analyzing and targeting their customers' buying patterns.


    We develop and execute programs designed to acquire and retain customers. We provide total program management using direct mail, telemarketing, in-store and on-line marketing strategies. Our services include strategy development, creative services, production and mailshop coordination. Selected programs include:

    - QUICK CREDIT. The cornerstone of our ability to cost effectively acquire customers for our clients is our "Quick Credit" product, which allows us to quickly process new applications at point-of-sale terminals or cash register devices. We view this product as a competitive advantage to our private label card processing and servicing.


    - SMART STATEMENTS. Through our Smart Statement capabilities, we have transformed the traditional billing statement into a powerful marketing tool by targeting individual customers with billing statements containing personalized messages. Additionally, we can promote to small, specially defined groups of the customer base to cross-sell specific products and services. Additionally, our "smart insert" function allows us to include a promotional incentive or coupon with the statement.



    - ON-LINE PRE-SCREEN. For catalog clients we offer a pre-approved card by soliciting customers when they place an order over the phone. The product, which works similarly to Quick Credit, enables us to extend a credit offer to a catalog customer at the completion of the order process.


    ENHANCEMENT SERVICES. We develop programs designed to maintain active customers while generating new revenue streams for our clients by cross selling products and services to their existing customers. Services include sourcing, promoting and fulfillment of products. These products are non-competitive with the clients' merchandise offering and include merchandise, travel clubs and credit life insurance programs.

ASSET QUALITY


    We securitize substantially all of the credit card receivables that we underwrite. As of March 31, 2000, we had $16.4 million of credit card receivables that had not been securitized. Our delinquency and net credit card receivable charge-off rates at any point in time reflect, among other factors, the credit risk of credit card receivables, the average age of our various credit card account portfolios, the success of our collection and recovery efforts, and general economic conditions. The average age of our credit card portfolio affects the stability of delinquency and loss rates of the portfolio. We continue to focus our resources on refining our credit underwriting standards for new accounts, and on collections and post charge-off recovery efforts to minimize net losses. At March 31, 2000, 20.6% of securitized accounts and 37.7% of securitized loans were less than 24 months old. Accordingly, we believe that our loan portfolio will experience increasing or fluctuating levels of delinquency and loan losses as the average age of our accounts increases.



    This trend is reflected in the change in our net charge-off ratio. For the three months ended March 31, 2000, our securitized net charge-off ratio on an annualized basis was 7.6%, up from 6.9% for the comparable period in 1999. For 1999, our securitized net charge-off ratio basis was 7.2% compared to 7.8% for fiscal 1998 and 8.3% for fiscal 1997. We believe, consistent with our statistical models and other credit analyses, that this rate will continue to fluctuate but generally rise over the next year.



    Our strategy for managing credit card receivable losses consists of credit line management and customer purchase authorizations. We further manage credit card receivable losses through the offering of credit lines that are generally lower than industry standard. We continually manage individual accounts and their related credit lines using various marketing, credit and other management processes in order to continue to maximize the profitability of accounts.



    DELINQUENCIES. Delinquencies not only affect earnings in the form of net loan losses, but are also costly in terms of the personnel and other resources dedicated to their resolution. A credit card account is contractually delinquent if we do not receive the minimum payment by the specified due date on the cardholder's statement. It is our policy to continue to accrue interest and fee income on all credit card accounts, except in limited circumstances, until the account and all related loans, interest and other fees are charged off. The following table presents the delinquency trends of our credit card loan portfolio on a securitized basis:



                              JANUARY 31,     % OF     DECEMBER 31,     % OF     DECEMBER 31,      % OF     MARCH 31,      % OF
                                 1998        TOTAL         1998        TOTAL         1999         TOTAL        2000       TOTAL
                              -----------   --------   ------------   --------   -------------   --------   ----------   --------
                                                                    (DOLLARS IN THOUSANDS)
Receivables outstanding....   $2,021,599       100%     $2,135,340       100%     $2,232,375        100%    $2,037,529      100%
Loans contractually
  delinquent:
  31 to 60 days............       62,663       3.1%         52,581       2.5%         59,840        2.7%        47,724      2.3%
  61 to 90 days............       33,010       1.6          29,925       1.4          35,394        1.6         30,211      1.5
  91 or more days..........       50,312       2.5          53,885       2.5          60,025        2.7         54,985      2.7
                              ----------     -----      ----------     -----      ----------      -----     ----------    -----
    Total..................   $  145,985       7.2%     $  136,391       6.4%     $  155,259        7.0%    $  132,920      6.5%
                              ==========     =====      ==========     =====      ==========      =====     ==========    =====


    The above numbers reflect the continued seasoning of our securitized loan portfolio. We intend to continue to focus our resources on our collection efforts to minimize the negative impact to net loan losses that results from increased delinquency levels.

    NET CHARGE-OFFS. Net charge-offs comprise the principal amount of losses from cardholders unwilling or unable to pay their credit card balances, as well as bankrupt and deceased cardholders, less current period recoveries. Net charge-offs exclude accrued finance charges and fees. The following table presents our net charge-offs for the periods indicated on a securitized basis:



                                                                              THREE MONTHS ENDED
                                                    FISCAL                         MARCH 31,
                                     ------------------------------------   -----------------------
                                        1997         1998         1999         1999         2000
                                     ----------   ----------   ----------   ----------   ----------
                                                         (DOLLARS IN THOUSANDS)
Average loans outstanding(1).......  $1,615,196   $1,905,927   $2,004,827   $2,076,117   $2,139,647
Net charge-offs....................     133,515      135,478      143,370       35,572       40,742
Net charge-offs as a percentage of
  average loans outstanding
  (annualized).....................         8.3%         7.8%         7.2%         6.9%         7.6%


------------------------


(1) Average loans outstanding is the average balance of the securitized receivables at the beginning of each month in the period indicated.



    AGE OF PORTFOLIO. The following table sets forth, as of March 31, 2000, the number of total accounts and amount of outstanding loans, based upon the age of the securitized accounts:



                                                                                            PERCENTAGE
                                                  NUMBER OF   PERCENTAGE OF      LOANS       OF LOANS
AGE SINCE ORIGINATION                             ACCOUNTS      ACCOUNTS      OUTSTANDING   OUTSTANDING
---------------------                             ---------   -------------   -----------   -----------
                                                                 (DOLLARS IN THOUSANDS)
0-5 Months......................................    3,452           5.7%        $236,611        11.6%
6-11 Months.....................................    2,830           4.7         195,655          9.6
12-17 Months....................................    3,289           5.5         173,603          8.5
18-23 Months....................................    2,813           4.7         162,567          8.0
24-35 Months....................................    6,044          10.1         269,391         13.2
36+ Months......................................   41,624          69.3         999,702         49.1
                                                   ------        ------         -------       ------
    Total.......................................   60,052         100.0%      2,$037,529       100.0%
                                                   ======        ======         =======       ======


SAFEGUARDS TO OUR BUSINESS

    DISASTER AND CONTINGENCY PLANNING. We have a number of safeguards to protect us from the risks we face as a business and as an industry. Given the significant amount of data that we manage, much of which is real-time data to support our clients' commerce initiatives, we have established redundant facilities for our data centers. We operate two data processing centers. In the event we experience an outage in one of our two data centers, we can move all processing to the other data center. Additionally, we have contracted with a third party to provide disaster and contingency planning in the event that both data centers experience an outage.

    PROTECTION OF INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS. We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and technology. We do not currently hold any patents nor do we have any patent applications pending.


    We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technology, documentation and other proprietary information. Despite the efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain the use of our products or technology that we consider proprietary and third parties may attempt to develop similar technology independently. We pursue registration and protection of our trademarks primarily in the U.S. and Canada. Effective protection of intellectual property rights may be unavailable or limited in some countries. The laws of some countries do not protect our proprietary rights to the same extent as in the U.S. and Canada.

COMPETITION

    The markets for our products and services are highly competitive. We compete with traditional and online marketing companies, credit card issuers and data processing companies, as well as with the in-house staffs of our current and potential clients.

    LOYALTY AND DATABASE MARKETING SERVICES. As a provider of loyalty and database marketing products and services, we generally compete with advertising and other promotional and loyalty programs, both traditional and online, for a portion of a client's total marketing budget. In addition, we compete against internally developed products and services created by our existing and potential clients. For each of our loyalty and database products and services, we expect competition to intensify as more competitors enter our market. In addition, new competitors with our Air Miles reward program may target our sponsors and reward miles collectors as well as draw rewards from our rewards suppliers. Our ability to generate significant revenue from clients and loyalty partners will depend on our ability to differentiate ourselves through the products and services we provide and the attractiveness of our loyalty and rewards programs to consumers. The continued attractiveness of our loyalty and rewards programs will depend in large part on our ability to remain affiliated with sponsors that are desirable to consumers and to offer rewards that are both attainable and attractive to consumers. Intensifying competition will make it more difficult for us to do this. For our database marketing services, our ability to continue to capture detailed transaction data on consumers is critical in providing effective customer relationship management strategies for our clients.


    TRANSACTION SERVICES. The payment processing industry is highly competitive, especially among the five largest payment processors in the U.S., which processed approximately 14 billion transactions during 1998. Including recent acquisitions, we were the fourth largest payment processor in the U.S., processing 1.8 billion transactions during 1998 on a pro forma basis. Our top three competitors have built their businesses by focusing on merchant banking relationships, while our focus has been on industry segments characterized by companies with large customer bases, customer rich data and high transaction volumes. Our focus on specific market sectors allows us to develop and deliver solutions targeted to the needs of these sectors. This focus is consistent with our marketing strategy for all products and services. Additionally, we believe we effectively distinguish ourselves from other payment processors by providing solutions that help our clients leverage investments they have made in their payment systems by using these systems for electronic marketing programs.


    CREDIT SERVICES. Within our Credit Services business, our competition consists primarily of financial institutions whose marketing focus has been on developing credit card programs with large revolving balances. Our competition further drives their businesses by cross selling their other financial products to their cardholders. Our focus has been on targeting retailers that understand the competitive advantage of developing loyal customers. Typically these retailers have customers that make more frequent and smaller transactions. This results in the effective capture of detail-rich data within our database marketing services, allowing us to mine and analyze this data to develop successful customer relationship management strategies for our clients.

    As an issuer of private label credit cards, we compete with other card payment types, primarily general-purpose credit cards like Visa, MasterCard and American Express, as well as cash, checks and debit cards.

REGULATION

    PRIVACY LEGISLATION. The enactment of legislation or industry regulations arising from public concern over consumer privacy issues could have a material adverse impact on our loyalty and database marketing services. Restrictions could be placed upon the collection and use of information, in which case our cost of collecting some kinds of data might be materially increased. Legislation or industry regulation could also prohibit us from collecting or disseminating certain types of data, which could adversely affect our ability to meet our clients' expectations.

    In November 1999, President Clinton signed into law the Gramm-Leach-Bliley Act, which requires financial institutions to comply with various notice procedures in order to disclose nonpublic personal information about their consumers to nonaffiliated third parties and restricts their ability to share account numbers. The requirements of this law also apply to the disclosure of any list, description or other grouping of consumers derived from nonpublic personal information. This law makes it more difficult to collect and use information that has been legally available and may increase our costs of collecting some data.


    The Clinton Administration is investigating further administrative action in the area of privacy. In addition, Congress and a number of states are considering further privacy legislation. It is possible that new privacy protections will not be limited to financial institutions but could broadly apply to the activities of all companies.


    On April 13, 2000, the Canadian federal government and Minister of Industry of Canada enacted the Personal Information Protection and Electronic Documents Act. This act, which will become effective on January 1, 2001, comprises comprehensive private sector privacy legislation that will apply to organizations engaged in any commercial activities in Canada. It will enact into law 10 privacy principles from the Canadian Standards Association's Model Privacy Code. This act will also require organizations to obtain consent to the collection, use or disclosure of personal information. The nature of the required consent will depend on the sensitivity of the personal information and will permit personal information to be used only for the purposes for which it was collected. The Province of Quebec has had similar privacy legislation applicable to the private sector in that province since 1994 and other provinces are considering further privacy legislation.


    FAIR CREDIT REPORTING ACT. The Fair Credit Reporting Act regulates consumer reporting agencies. Under this Act, an entity risks becoming a consumer reporting agency if it furnishes consumer reports to third parties. A consumer report is a communication of information which bears on a consumer's creditworthiness, credit capacity, credit standing or certain other characteristics and which is collected or used or expected to be used to determine the consumer's eligibility for credit, insurance, employment or certain other purposes. The Fair Credit Reporting Act explicitly excludes from the definition of consumer report a report containing information solely as to transactions or experiences between the consumer and the entity making the report. An entity may share consumer reports with any of its affiliates so long as that entity provides consumers with an appropriate disclosure and an opportunity to opt out of this affiliate sharing.

    Our objective is to conduct our operations in a manner that would fall outside the definition of consumer reporting agency under the Fair Credit Reporting Act. If we were deemed to be a consumer reporting agency, however, we would be subject to a number of complex and burdensome regulatory requirements and restrictions. These restrictions could have a significant adverse economic impact on us.

    INTERSTATE TAXATION. Several states have passed legislation that attempts to tax the income from interstate financial activities, including credit cards, derived from accounts held by local state residents. We believe that this legislation will not materially affect us. Our belief is based upon current interpretations of the enforceability of such legislation, prior court decisions and the volume of business we conduct in states that have passed legislation.

    REGULATION OF THE BANK. World Financial is a limited purpose credit card bank chartered as a national banking association and a member of the Federal Reserve System. The Bank Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, insures the deposits of World Financial. World Financial is subject to regulation and examination by the Office of the Comptroller of the Currency, its primary regulator, and is also subject to regulation by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, as back-up regulators. World

Financial is not a "bank" as defined under the Bank Holding Company Act; instead, it is a credit card bank because it is in compliance with the following requirements:

    - it engages only in credit card operations;


    - it does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties;


    - it does not accept any savings or time deposits of less than $100,000, except for deposits pledged as collateral for extensions of credit;

    - it maintains only one office that accepts deposits; and

    - it does not engage in the business of making commercial loans.

    If World Financial failed to meet the credit card bank criteria described above, World Financial would be a "bank" as defined by the Bank Holding Company Act, subjecting us to the provisions, requirements and restrictions of the Bank Holding Company Act as a bank holding company. We believe that becoming a bank holding company would significantly harm us, as we would be required to either divest our non-banking activities or cease all activities that are not permissible for a bank holding company and its affiliates.

    INVESTMENT IN OUR COMPANY AND WORLD FINANCIAL NETWORK NATIONAL
BANK. Because of our ownership of World Financial, certain acquisitions of our common stock may be subject to regulatory approval or notice under Federal law. Investors are responsible for insuring that they do not directly or indirectly acquire our common stock in excess of the amount that can be acquired without regulatory approval.

    EXPORTATION OF INTEREST RATES AND FEES. National banks such as World Financial may charge interest at the rate allowed by the laws of the state where the bank is located, and may "export" those interest rates on loans to borrowers in other states, without regard to the laws of such other states. In 1996, the United States Supreme Court ruled that national banks may also impose fees material to a determination of the interest rate allowed by the laws of the state where the national bank is located on borrowers in other states, without regard to the laws of such other states. The Supreme Court based its opinion largely on its deference to a regulation adopted by the Office of the Comptroller of the Currency that includes certain fees, including late fees, over limit fees, annual fees, cash advance fees and membership fees, within the term "interest" under the provision of the National Bank Act that has been interpreted to permit national banks to export interest rates. As a result, national banks such as World Financial may export such fees.

    DIVIDENDS AND TRANSFERS OF FUNDS. Federal law limits the extent to which World Financial can finance or otherwise supply funds to us and our affiliates through dividends, loans or otherwise. These limitations include:

    - minimum regulatory capital requirements; and

    - restrictions concerning the payment of dividends out of net profits or surplus and Sections 23A and 23B of the Federal Reserve Act governing transactions between a bank and its affiliates.

    In general, Federal law prohibits a national bank such as World Financial from making dividend distributions on common stock if the dividend would exceed currently available undistributed profits. In addition, World Financial must get prior approval from the Office of the Comptroller of the Currency for a dividend if the distribution would exceed current year net income combined with retained earnings from the prior two years less dividends paid in the current fiscal year. World Financial cannot make a dividend payment if the distribution would cause it to fail to meet applicable capital adequacy standards.

    COMPTROLLER OF THE CURRENCY


    SAFETY AND SOUNDNESS. The Federal Deposit Insurance Corporation Improvement Act of 1991 requires banking agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation. This act also provides that regulatory action may be taken against a bank that does not meet such standards.

    CAPITAL ADEQUACY. World Financial is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, World Financial must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.



    Quantitative measures established by regulation to ensure capital adequacy require World Financial to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets, and of Tier 1 capital to average assets. Under the regulations, a "well capitalized" institution must have a Tier 1 captial ratio of at least six percent, a total capital ratio of at least 10 percent and a leverage ratio of at least five percent and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least four percent, a total capital ratio of at least eight percent and a leverage ratio of at least four percent, but three percent is allowed in some cases. Under these guidelines, World Financial is considered well capitalized. As of March 31, 2000, World Financial's Tier 1 capital ratio was 54.9%, total capital ratio was 55.7% and leverage ratio was 54.6%, and World Financial was not subject to a capital directive order.



    The Office of the Comptroller of the Currency's risk-based capital standards explicitly consider a bank's exposure to a decline in the economic value of its capital due to changes in interest rates when evaluating a bank's capital adequacy. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. This evaluation is made as a part of World Financial's regular safety and soundness examination.



    FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. The Improvement Act requires the Federal Deposit Insurance Corporation to implement a system of risk-based premiums for deposit insurance. Pursuant to this system, the premiums paid by a depository institution will be based on the probability that the FDIC will incur a loss in respect of that institution. The FDIC has adopted a system that imposes insurance premiums based upon a matrix that takes into account a bank's capital level and supervisory rating. Due to its capital level and supervisory rating, World Financial currently pays the lowest rate on deposit insurance premiums.



    Under the Improvement Act, only "well capitalized" and "adequately capitalized" banks may accept brokered deposits. "Adequately capitalized" banks, however, must first obtain a waiver from the FDIC before accepting brokered deposits and these deposits may not pay rates that significantly exceed the rates paid on deposits of similar size and maturity accepted from the bank's normal market area or the national rate on deposits of comparable maturity, as the FDIC determines, for deposits from outside the bank's normal market area. World Financial issues certificates of deposit in amounts of $100,000 or greater.



    LENDING ACTIVITIES. World Financial's activities as a credit card lender are also subject to regulation under various Federal consumer protection laws including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Community Reinvestment Act, the Soldiers' and Sailors' Civil Relief Act and state consumer protection laws. Regulators are authorized to impose penalties for violations of these statutes and, in certain cases, to order banks such as World Financial to pay restitution to injured cardholders. Cardholders may also bring actions for violations of these regulations. Federal and state bankruptcy and debtor relief laws also affect World Financial's ability to collect outstanding balances owed by cardholders who seek relief under these laws.



    For the purposes of the Office of the Comptroller of the Currency's Community Reinvestment Act Regulations, World Financial has applied for and received a limited purpose designation. The regulations subject banks receiving such a designation to a community development test for evaluating required Community Reinvestment Act compliance. The community development performance of a limited purpose bank is evaluated pursuant to various criteria involving qualified investments and community development services. As of March 31, 2000, World Financial had met its minimum responsibilities under the Act.


    CONSUMER AND DEBTOR PROTECTION LAWS. From time to time legislation has been proposed in Congress to limit interest rates and fees that could be charged on credit card accounts or otherwise restrict practices of credit card issuers. If this or similar legislation is proposed and adopted, our ability to collect on account balances or maintain previous levels of finance charges and other fees could be adversely affected. Additionally, changes have been proposed to the Federal bankruptcy laws. Changes in Federal bankruptcy laws and any changes to state debtor relief and collection laws could adversely affect us if these changes result in, among other things, accounts being charged off as uncollectible and additional administrative expenses. It is unclear at this time whether and in what form any legislation will be adopted or, if adopted, what its impact on us would be. Congress may in the future consider other legislation that would materially affect the credit card and related fee-based services industries.

    Existing laws and regulations may permit class action lawsuits on behalf of customers in the event of violations of applicable laws, and these lawsuits can be very expensive to defend, even without any violation. If a class action were determined adversely, it might have a material adverse effect on us.

EMPLOYEES


    As of March 31, 2000, we employed approximately 5,600 people in the U.S., Canada and New Zealand.


LEGAL PROCEEDINGS

    From time to time, we are involved in various claims and lawsuits incidental to our business, including claims and lawsuits alleging breaches of contractual obligations.


    A breach of contract claim was filed against us in July 1999 by Service Merchandise, Inc. in U.S. Bankruptcy Court for the Middle District of Tennessee. Service Merchandise, which is in voluntary Chapter 11 bankruptcy, alleged that World Financial breached its contractual obligation by changing its underwriting standards for existing created credit card accounts, causing Service Merchandise to suspend performance under the agreement and subsequently to terminate it. Service Merchandise also alleged that World Financial's actions effectively violated the automatic stay provisions of the U.S. Bankruptcy Code. In December 1999, the Bankruptcy Court dismissed Service Merchandise's complaint for lack of standing. In February 2000, Service Merchandise and its subsidiary, Service Credit Corp., filed an amended complaint. The amended complaint again alleged that World Financial breached various contractual provisions by unilaterally revising the credit standards applicable to existing cardholders and withholding monthly program payments from Service Credit Corp. and also alleged violations of the automatic stay provisions of the U.S. Bankruptcy Code. Service Merchandise has not specified its alleged damages. In April 2000, we moved to dismiss the amended complaint. Service Merchandise has not yet responded to our motion to dismiss. We believe this suit is without merit and we intend to defend it vigorously. Although the outcome of this matter is undetermined, we do not believe that if this suit is ultimately determined in favor of Service Merchandise, it will have a material adverse effect on our business, financial condition or operating results. As of March 31, 2000, we had a balance of $89.9 million in credit card receivables related to the Service Merchandise agreement in our securitization trusts.



    On April 25, 2000, as part of its restructuring proceedings under the Canadian Companies' Creditors Arrangement Act, Canadian Airlines filed a plan of reorganization with the Court of Queen's Bench in Alberta, Canada, which included us in a list of unsecured creditors. In connection with entering into new supply agreements with Air Canada and Canadian Airlines relating to our Air Miles reward program, we assigned to Air Canada our claims as an unsecured creditor of Canadian Airlines in the restructuring proceedings.


PROPERTIES

    The following table sets forth information with respect to our principal facilities.

                                                                      CURRENT             APPROXIMATE
                                                                      MONTHLY               SQUARE
LOCATION                                 SEGMENT                     LEASE RATE             FOOTAGE
--------                       ----------------------------  --------------------------   -----------
Northglenn, Colorado........   Transaction Services          $                   37,104       65,000
Buffalo Grove, Illinois.....   Transaction Services          $                   35,399       24,136
Lenexa, Kansas..............   Transaction Services          $                   45,244       65,000
Mission, Kansas.............   Transaction Services          $                   14,107       40,019
Minneapolis, Minnesota......   Loyalty and Database          $                    4,386        3,105
                               Marketing Services and
                               Transaction Services
Minneapolis, Minnesota......   Loyalty and Database          $                   31,997       28,442
                               Marketing Services and
                               Transaction Services
Voorhees, New Jersey........   Transaction Services          $                  75, 431       67,050
Columbus, Ohio..............   Transaction Services          $                   36,536      103,161
Columbus, Ohio..............   Transaction Services and      $                   69,407      100,800
                               Credit Services
Columbus, Ohio..............   Transaction Services          $                   14,400       57,600
Columbus, Ohio..............   Loyalty and Database          $                   40,733       54,615
                               Marketing Services,
                               Transaction Services and
                               Credit Services
Columbus, Ohio..............   Transaction Services and      $                   25,535       32,255
                               Credit Services
Columbus, Ohio..............   Loyalty and Database          $                   10,820       39,951
                               Marketing Services,
                               Transaction Services and
                               Credit Services
Marietta, Ohio..............   Credit Services               $                    5,200        6,240
Gray, Tennessee.............   Transaction Services          $                    2,500        1,930
Dallas, Texas...............   Loyalty and Database          $                  114,228      114,419
                               Marketing Services and
                               Transaction Services
Dallas, Texas...............   Loyalty and Database          $                   57,479       61,750
                               Marketing Services,
                               Transaction Services and
                               Credit Services
Dallas, Texas...............   Transaction Services          $                   18,224       72,897
San Antonio, Texas..........   Transaction Services          $                   47,692       67,540
Mississauga, Ontario,                                        $                   42,500       40,000
  Canada....................   Loyalty and Database
                               Marketing Services
Toronto, Ontario, Canada....   Loyalty and Database          $                   81,492       91,534
                               Marketing Services
Montreal, Quebec,                                            $                    3,125        5,000
  Canada....................   Loyalty and Database
                               Marketing Services
Calgary, Alberta, Canada....   Loyalty and Database          $                    9,066        8,059
                               Marketing Services
Auckland, New Zealand.......   Transaction Services          $                   12,041       11,700
                                                             --------------------------   ----------
  Total.....................                                 $                  834,646    1,162,203
                                                             ==========================   ==========

                                             LEASE
                                           EXPIRATION
LOCATION                                      DATE
--------                      ------------------------------------
Northglenn, Colorado........  August 31, 2007
Buffalo Grove, Illinois.....  February 29, 2010
Lenexa, Kansas..............  January 31, 2008
Mission, Kansas.............  June 30, 2000
Minneapolis, Minnesota......  August 31, 2004
Minneapolis, Minnesota......  August 31, 2004
Voorhees, New Jersey........  January 1, 2005
Columbus, Ohio..............  January 31, 2008
Columbus, Ohio..............  January 25, 2001
Columbus, Ohio..............  August 31, 2004
Columbus, Ohio..............  August 31, 2007
Columbus, Ohio..............  August 31, 2007
Columbus, Ohio..............  August 31, 2002
Marietta, Ohio..............  April 30, 2000
Gray, Tennessee.............  November 14, 2000
Dallas, Texas...............  November 30, 2009
Dallas, Texas...............  July 31, 2007
Dallas, Texas...............  April 30, 2006
San Antonio, Texas..........  January 31, 2002
Mississauga, Ontario,         August 31, 2009
  Canada....................
Toronto, Ontario, Canada....  September 16, 2007
Montreal, Quebec,
  Canada....................  June 30, 2009
Calgary, Alberta, Canada....  December 31, 2004
Auckland, New Zealand.......  September 13, 2005
  Total.....................

    We recently signed an amendment to the lease for one of our properties in Dallas, Texas. The amendment provides for the construction and lease of an expansion building adjacent to one of our existing buildings. We expect the expansion building to be completed in October 2000. We believe our current and proposed facilities are suitable to our businesses and that we will be able to lease, purchase or newly construct additional facilities as needed.

                                   MANAGEMENT


    The following table sets forth the name, age and positions of each of our executive officers, business unit presidents and directors as of March 31, 2000:



NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
J. Michael Parks..........................     49      Chairman of the Board of Directors, Chief
                                                         Executive Officer and President
Ivan Szeftel..............................     46      Executive Vice President and President,
                                                       Retail Credit Services
John Scullion.............................     42      President and Chief Executive Officer, The
                                                         Loyalty Group
Ronald G. Carter..........................     48      Executive Vice President and President,
                                                         Network Services
James E. Anderson.........................     46      Executive Vice President and President,
                                                         Utilities Services
Michael A. Beltz..........................     44      Executive Vice President and President,
                                                         Business Development and Planning
Edward K. Mims............................     50      Executive Vice President and Chief
                                                       Financial Officer
Dwayne H. Tucker..........................     43      Senior Vice President, Human Resources and
                                                         Administration
Steven T. Walensky........................     42      Senior Vice President, Chief Information
                                                         Officer
Robert P. Armiak..........................     38      Vice President and Treasurer
Michael D. Kubic..........................     44      Vice President, Corporate Controller and
                                                       Chief Accounting Officer
Carolyn S. Melvin.........................     47      Vice President, Secretary and General
                                                       Counsel
Richard E. Schumacher, Jr.................     33      Vice President, Tax
Bruce K. Anderson.........................     59      Director
Anthony J. deNicola.......................     35      Director
Daniel P. Finkelman.......................     44      Director
Robert A. Minicucci.......................     47      Director
Bruce A. Soll.............................     42      Director
Kenneth R. Jensen.........................     56      Director Nominee


    J. MICHAEL PARKS, chairman of the board of directors, chief executive officer and president, joined us in March 1997. Before joining us, Mr. Parks was president of First Data Resources, the credit card processing and billing division of First Data Corporation, from December 1993 to July 1994. Mr. Parks joined First Data Corporation in July 1976 where he gained increased responsibility for sales, service, operations and profit and loss management during his 18 years of service. Mr. Parks holds a Bachelor's degree from the University of Kansas.

    IVAN SZEFTEL, executive vice president and president of our Retail Services business unit, joined us in May 1998. Before joining us, he served as chief operating officer of Forman Mills, Inc. from November 1996 to April 1998. Prior to that, he served as executive vice president and chief financial officer of Charming Shoppes, Inc. from November 1981 to February 1996. Mr. Szeftel holds Bachelor's and post graduate degrees from the University of Cape Town and is a Certified Public Accountant in the State of Pennsylvania.

    JOHN SCULLION, president and chief executive officer of Loyalty Management Group Canada Inc., joined The Loyalty Group in October 1993. Prior to becoming president, he served as chief operating officer for The Loyalty Group. Prior to that, he served as chief financial officer of The Rider Group from September 1988 to October 1993. Mr. Scullion holds a Bachelor's degree from the University of Toronto.

    RONALD G. CARTER, executive vice president and president of our Network Services business unit, joined us in February 1998. Before joining us, he served as president of BuyPass Corporation, the network services division of Concord EFS, Inc., from June 1995 to February 1998. Prior to BuyPass Corporation, he held positions at First Data Corporation from August 1992 to January 1995.
Mr. Carter holds a Bachelor's degree from the University of Tulsa.

    JAMES E. ANDERSON, executive vice president and president of our Utilities Services business unit, joined us in May 1997. Before joining us, he was employed from November 1985 to March 1997 by First Data Corporation, serving in various leadership capacities, the most recent of which was executive vice president bankcard services. He holds a Bachelor's degree from the University of Iowa and a Master's degree from National University.

    MICHAEL A. BELTZ, executive vice president and president of business development and planning, joined us in May 1997. He is responsible for database marketing services, new market identification, corporate product development and marketing, acquisitions and strategic planning. Before joining us, he served as executive vice president of sales and acquisitions of First Data Corporation from July 1983 to April 1997. Mr. Beltz holds a Bachelor's degree from the University of Nebraska.


    EDWARD K. MIMS, executive vice president and chief financial officer, joined us in February 1998. Before joining us, he served as executive vice president and chief financial officer of Vidpro International Inc. from May 1997 to February 1998. Prior to that, he had served as executive vice president and chief financial officer of Comerica Bank--Texas from October 1983 to March 1997. He holds a Bachelor's degree from Southern Methodist University and is a Certified Public Accountant in the State of Texas.


    DWAYNE H. TUCKER, senior vice president of human resources and administration, joined us in June 1999. He is responsible for recruitment, organization development, training, facilities and corporate communications. Before joining us, he served as vice president of human resources for Northwest Airlines from February 1998 to February 1999 and as senior vice president of human resources for First Data Corporation from March 1990 to February 1998. Mr. Tucker holds a Bachelor's degree from Tennessee State University.


    STEVEN T. WALENSKY, senior vice president and chief information officer, joined us in July 1998. He is responsible for management of the corporate information services organization. Before joining us, he served as senior vice president of data center services for First Data Corporation from October 1995 to June 1998. Prior to that, he held management positions with Visa International and Sprint. Mr. Walensky holds a Bachelor's degree from Rockhurst College.


    ROBERT P. ARMIAK, vice president and treasurer, joined us in February 1996. He is responsible for cash management, hedging strategy, risk management and capital structure. Before joining us, he held several positions, including most recently, treasurer, at FTD Inc. from August 1990 to February 1996. He holds a Bachelor's degree from Michigan State University and an MBA from Wayne State University.

    MICHAEL D. KUBIC, vice president, corporate controller and chief accounting officer, joined us in October 1999. Before joining us, he served as vice president of finance for Kevco, Inc. from March 1999 to October 1999. Prior to that he served as vice president and corporate controller for BancTec, Inc. from September 1993 to February 1998. Mr. Kubic holds a Bachelor's degree from the University of Massachusetts and is a Certified Public Accountant in the State of Texas.


    CAROLYN S. MELVIN, vice president of legal services, general counsel and secretary, joined us in September 1995 as vice president, general counsel and secretary of World Financial. She is responsible for legal, audit and compliance. Before joining us, she served as vice president and counsel for National

City Corporation from December 1982 until September 1995. Ms. Melvin holds a B.A. degree from Dickinson College and a J.D. from Ohio State University College of Law.



    RICHARD E. SCHUMACHER, JR., vice president of tax, joined us in October 1999. He is responsible for corporate tax affairs. Before joining us, he served as tax senior manager for Deloitte & Touche LLP from 1989 to October 1999 where he was responsible for client tax services and practice management and was in the national tax practice serving the banking and financial services industry. Mr. Schumacher holds a Bachelor's degree from Ohio State University and a Master's from Capital University Law and Graduate School and is a Certified Public Accountant in the State of Ohio.


    BRUCE K. ANDERSON has served as a director since our merger in August 1996. Since March 1979, he has been a partner and co-founder of the investment firm, Welsh, Carson, Anderson and Stowe. Prior to that, he spent nine years with ADP where as executive vice president and a member of the board of directors, he was active in corporate development and general management. Before joining ADP, Mr. Anderson spent four years in computer marketing with IBM and two years in consulting. Mr. Anderson is currently a director of Amdocs Limited. He holds a Bachelor's degree from the University of Minnesota.

    ANTHONY J. DENICOLA has served as a director since our merger in August 1996. Mr. deNicola is a partner with Welsh, Carson, Anderson and Stowe, joining the firm in April 1994. Prior to that, he spent four years with William Blair & Company, financing middle market buy-outs from July 1990 to February 1994. Mr. deNicola is currently a director of Centennial Cellular Corporation. He holds a Bachelor's degree from DePauw University and an MBA from Harvard Business School.

    DANIEL P. FINKELMAN has served as a director since January 1998.
Mr. Finkelman is senior vice president of The Limited, Inc. and is responsible for all brand and business planning for that specialty retailer. He has been employed with The Limited since August 1996. Before joining The Limited, he was self-employed as a consultant from February 1996 to August 1996 and he served as executive vice president of marketing for Cardinal Health, Inc. from May 1994 to February 1996. Prior to that, he was a partner with McKinsey & Company where he was co-leader of the firm's marketing practice, focusing on loyalty and customer relationship management. Mr. Finkelman holds a Bachelor's degree from Grinnell College and graduated as a Baker Scholar at Harvard Business School.

    ROBERT A. MINICUCCI has served as a director since our merger in August 1996. Mr. Minicucci is a partner with Welsh, Carson, Anderson and Stowe, joining the firm in August 1993. Before joining Welsh, Carson, Anderson and Stowe, he served as senior vice president and chief financial officer of First Data Corporation from December 1991 to August 1993. Mr. Minicucci is currently a director of Amdocs Limited. Mr. Minicucci holds a Bachelor's degree from Amherst College and an MBA from Harvard Business School.

    BRUCE A. SOLL has served as a director since February 1996. Mr. Soll is senior vice president and counsel of The Limited, where he has been employed since September 1991. Before joining The Limited, he served as the Counsellor to the Secretary of Commerce in the Bush Administration from February 1989 to September 1991 where he was a senior policy official, focusing on international trade, telecommunications and technology. Mr. Soll holds a Bachelor's degree from Claremont McKenna College and a J.D. from the University of Southern California Law School.


    KENNETH R. JENSEN has been nominated to serve as a director. Mr. Jensen has been executive vice president, chief financial officer, treasurer, assistant secretary and a director of Fiserv, Inc., a public company engaged in data processing outsourcing, since July 1984. He was named senior executive vice president of Fiserv in 1986. Mr. Jensen holds a Bachelor's degree from Princeton University in Economics, an MBA from the University of Chicago in Accounting, Economics and Finance and a Ph.D. from the University of Chicago in Accounting, Economics and Finance.

CLASSES OF BOARD OF DIRECTORS


    Our certificate of incorporation authorizes there to be between six and 12 directors. Our board of directors currently consists of six members, we have nominated Kenneth R. Jensen to serve as an independent director, and we intend to designate two additional independent directors before consummation of this offering. Our board is divided into three classes that serve staggered three-year terms, as follows:


CLASS                                 EXPIRATION OF TERM           MEMBERS
-----                                 ------------------   -----------------------
Class I.............................         2000          Anthony J. deNicola,
                                                           Bruce A. Soll

Class II............................         2001          Bruce K. Anderson,
                                                           Daniel P. Finkelman

Class III...........................         2002          Robert A. Minicucci,
                                                           J. Michael Parks


Newly elected directors and any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. There are no family relationships among any of our directors, executive officers or division presidents.


COMMITTEES OF THE BOARD OF DIRECTORS

    Our full board of directors has fulfilled the function of an audit committee and compensation committee for the last fiscal year. Upon the consummation of this offering, our board of directors will establish an audit committee, a compensation committee and an executive committee.


    The audit committee, which will consist of three independent directors including Mr. Jensen, will review the scope and approach of the annual audit, our annual financial statements and related auditors' report and the auditors' comments relative to the adequacy of our system of internal controls and accounting systems. The audit committee will also recommend to our board of directors the appointment of independent public accountants for the following year. The audit committee will consist of at least three members, all of whom will be financially literate and will be independent directors and one of whom will have significant experience in accounting or finance matters. Our audit committee will adopt and periodically review a written charter that will specify the scope of its responsibilities.



    The compensation committee, which currently consists of Bruce A. Soll and Daniel P. Finkelman, will review management compensation levels and provide recommendations to our board of directors regarding salaries and other compensation for our executive officers, including bonuses and incentive plans, and will administer our stock option plan.



    The executive committee, which will consist of three directors, will have the power and authority of our board of directors to manage our affairs between meetings. The executive committee will also regularly review significant corporate matters and recommend action as appropriate to our board of directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to this offering, our board of directors as a whole made decisions relating to the compensation of Michael Parks and the executive officers reporting directly to him. During this time, Mr. Parks participated in all discussions concerning compensation of the executive officers reporting directly to him, except that Mr. Parks was excluded from discussions regarding his own compensation. None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or on the compensation committee of our board of directors.

DIRECTOR COMPENSATION


    All directors are reimbursed for reasonable out-of-pocket expenses incurred while serving on the board of directors and any committee of the board of directors. Our non-employee directors currently participate in our amended and restated stock option and restricted stock plan. Individuals who are non-employee directors on the day of this offering will have a choice of receiving either (1) a nonqualified stock option to purchase 42,000 shares of our common stock or (2) a nonqualified stock option to purchase 28,500 shares of our common stock plus a cash compensation package providing cash compensation of $15,000 annually, $1,000 for each board meeting attended and $500 for each committee meeting attended. Non-employee directors who are elected after this offering will make this choice of compensation alternatives upon becoming directors and will receive the nonqualified stock options on the date that they first become directors.


EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for each of the last three fiscal years for our chief executive officer and our four other most highly compensated executive officers during 1999. These five individuals are referred to as the named executive officers.


                                                                                        LONG-TERM
                                                            ANNUAL COMPENSATION       COMPENSATION
                                                           ----------------------   -----------------
                                                                                       SECURITIES
                                                                                       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR     SALARY ($)   BONUS(1)    OPTIONS, SARS (#)    COMPENSATION
---------------------------                     --------   ----------   ---------   -----------------   --------------
J. Michael Parks(2)...........................    1999     $ 475,000    $ 440,000         83,333           $ 25,069
  Chairman of the Board,                          1998     $ 475,000    $ 440,000             --           $ 18,953
  Chief Executive Officer and President           1997     $ 395,833    $ 160,000        333,332           $ 61,474

Ivan Szeftel(3)...............................    1999     $ 315,625    $ 221,500         22,222           $ 10,859
  President, Retail Credit Services               1998     $ 192,115    $ 155,833        111,111           $ 29,430

Michael A. Beltz(4)...........................    1999     $ 250,000    $ 219,500         22,222           $  8,929
  Executive Vice President and President,         1998     $ 250,000    $ 220,000         66,665           $  6,448
  Business Development and Planning               1997     $ 163,141    $ 125,000         44,444           $ 64,112

Edward K. Mims(5).............................    1999     $ 232,500    $ 127,584         33,333           $ 10,781
  Executive Vice President                        1998     $ 189,231    $ 123,750         55,555           $  4,294
  and Chief Financial Officer

James E. Anderson(6)..........................    1999     $ 221,667    $ 134,663         33,333           $  8,688
  Executive Vice President and                    1998     $ 202,500    $ 112,063         27,777           $  5,770
  President, Utilities Services                   1997     $ 126,667    $  70,000         27,777           $ 47,315


--------------------------

(1) Bonuses represent amounts earned by each executive officer during the referenced year, although paid in the following year. We historically pay bonuses each March for the prior year.

(2) Mr. Parks has been employed with us since March 1997.

(3) Mr. Szeftel has been employed with us since May 1998.

(4) Mr. Beltz has been employed with us since May 1997.

(5) Mr. Mims has been employed with us since February 1998.

(6) Mr. Anderson has been employed with us since May 1997.

    All other compensation amounts include our matching contributions to the 401(k) and Retirement Savings Plan, the Supplemental Executive Retirement Plan, the life insurance premiums we pay on behalf of each executive officer, relocation expenses and sign-on bonuses as follows:


                                                                   LIFE INSURANCE                           SIGN-ON
                                            YEAR     401(K) PLAN      PREMIUMS        SERP     RELOCATION    BONUS
                                          --------   -----------   --------------   --------   ----------   --------
J. Michael Parks........................    1999       $10,603          $216        $14,250          --          --
                                            1998       $10,923          $180        $ 7,850          --          --
                                            1997       $ 3,829          $180             --     $57,465          --

Ivan Szeftel............................    1999       $10,671          $187             --          --          --
                                            1998       $ 4,286          $144             --          --     $25,000

Michael A. Beltz........................    1999       $ 8,784          $144             --          --          --
                                            1998       $ 4,375          $120             --     $ 1,953          --
                                            1997            --          $120             --     $63,992          --

Edward K. Mims..........................    1999       $10,646          $135             --          --          --
                                            1998       $ 4,186          $108             --          --          --

James E. Anderson.......................    1999       $ 8,558          $130             --          --          --
                                            1998       $ 4,100          $ 91             --     $ 1,578          --
                                            1997            --          $ 91             --     $47,224          --


OPTION GRANTS IN LAST FISCAL YEAR


    The following table sets forth certain information concerning option grants made to the named executive officers during 1999 pursuant to our stock option plan.



                                                INDIVIDUAL GRANTS
                                --------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                             PERCENTAGE OF                             AT ASSUMED ANNUAL RATES
                                NUMBER OF    TOTAL OPTIONS                                 OF STOCK PRICE
                                SECURITIES    GRANTED TO                               APPRECIATION FOR OPTION
                                UNDERLYING   EMPLOYEES IN    EXERCISE                        TERM ($)(2)
                                 OPTIONS        FISCAL        PRICE     EXPIRATION   ---------------------------
                                GRANTED(#)      YEAR(1)       ($/SH)       DATE          5%             10%
                                ----------   -------------   --------   ----------   -----------   -------------
J. Michael Parks..............    83,333          12.9%       $9.90      2/1/2008     $518,836      $1,314,832

Ivan Szeftel..................    22,222           3.5%       $9.90      2/1/2008     $138,355      $  350,620

Michael A. Beltz..............    22,222           3.5%       $9.90      2/1/2008     $138,355      $  350,620

Edward K. Mims................    33,333           5.2%       $9.90      2/1/2008     $207,533      $  525,930

James E. Anderson.............    33,333           5.2%       $9.90      2/1/2008     $207,533      $  525,930


------------------------


(1) In 1999, we granted options to purchase a total of 492,421 shares of common stock at an exercise price of $9.90 per share and options to purchase a total of 151,660 shares of common stock at an exercise price of $11.25 per share.



(2) In accordance with SEC rules, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect our estimates or projections of the future price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES IN LAST FISCAL YEAR


    The following table sets forth certain information concerning all unexercised options held by the named executive officers as of December 31, 1999. No options were exercised by named, executive officers during 1999.



                                                   NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                        OPTIONS AT                  MONEY OPTIONS AT
                                                    FISCAL YEAR-END(#)             FISCAL YEAR-END(1)
                                                ---------------------------   -----------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                            -----------   -------------   -------------   -------------
J. Michael Parks..............................    208,332        208,333       $1,249,991      $1,175,000
Ivan Szeftel..................................     27,778        105,555          308,333         613,332
Michael A. Beltz..............................     36,111         97,220          210,413         544,574
Edward K. Mims................................     13,889         74,999           80,833         412,496
James E. Anderson.............................     19,097         69,790          112,080         381,242


------------------------

(1) Value for "in-the-money" options represents the positive spread between the respective exercise prices of outstanding options and the anticipated initial public offering price of $15.00 per share.

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS


    We generally do not to enter into employment agreements with our employees. However, as part of some of our acquisitions, we have entered into agreements with selected key individuals to ensure the success of the integration of the acquisition and long-term business strategies. In addition, we have entered into employment agreements with Mr. Parks and Mr. Szeftel.



    J. MICHAEL PARKS. Mr. Parks entered into an employment agreement effective March 10, 1997 to serve as our chairman of the board and chief executive officer. The agreement provides that Mr. Parks will receive a minimum base salary of $475,000. Mr. Parks is entitled to an incentive bonus of $400,000 based on the achievement of our annual financial goals. Under the agreement, Mr. Parks was granted options to purchase 333,332 shares of our common stock at an exercise price of $9.00 per share. Of these shares, 277,776 shares have vested. The remaining 55,556 shares vest in January 2001 upon the achievement of corporate performance goals. Additionally, Mr. Parks was granted options to purchase 83,333 shares of our common stock at an exercise price of $9.90 in 1999, of which options to purchase 20,833 shares are currently vested. Additionally, Mr. Parks is entitled to participate in our 401(k) and Retirement Savings Plan, our 1999 Incentive Compensation Plan and any other employee benefits as provided to other senior executives.



    IVAN SZEFTEL.  Mr. Szeftel entered into an employment agreement dated
May 4, 1998 to serve as the president of our retail services division. The agreement provides that Mr. Szeftel is entitled to receive a minimum base salary of $325,000, subject to increases based on annual reviews. Mr. Szeftel is entitled to an incentive bonus of $200,000 based on the achievement of our annual financial goals. In addition, we granted Mr. Szeftel options to purchase 111,111 shares of our common stock at an exercise price of $9.00 per share.
Mr. Szeftel was granted options to purchase 22,222 shares of our common stock at an exercise price of $9.90 in 1999, of which options to purchase 5,556 shares are currently vested. Mr. Szeftel is entitled to participate in our 401(k) and Retirement Savings Plan, our 1999 Incentive Compensation Plan and any other employee benefits as provided to other senior executives. Under the agreement, Mr. Szeftel is entitled to severance payments if we terminate his employment without cause or if Mr. Szeftel terminates his employment for good reason. In such cases, Mr. Szeftel will be entitled to six months base salary if terminated in his first year, nine months base salary if terminated in his second year and 12 months base salary if terminated after his second year.

AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK PLAN



    We adopted the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan in April 2000. This plan provides for grants of incentive stock options, nonqualified stock options and restricted stock awards to selected employees, officers, directors and other persons performing services for us or any of our subsidiaries. A total of 8,753,000 shares of common stock have been reserved for issuance pursuant to this plan. As of March 31, 2000, there were 2,366,388 shares of common stock subject to outstanding options previously granted at a weighted average exercise price of $9.51 per share.



    Incentive stock options may be granted to any person employed on a full-time basis by us or any of our subsidiaries. Nonqualified stock options and restricted stock awards may be granted to any of our stockholders, any employees of our stockholders that perform services for us and any person employed by, or performing services for, us or any of our subsidiaries, including our directors and officers. Our non-employee directors currently participate in our stock option plan as described in "--Director Compensation" above. The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of the common stock on the option grant date. If an incentive stock option is granted to an employee who owns more than 10% of our common stock, the exercise price of that option may not be less than 110% of the fair market value of the common stock on the option grant date. The exercise price for nonqualified stock options granted under the plan may be equal to, more than or less than 100% of the fair market value of the common stock on the option grant date.



    The plan also provides for the granting of performance-based restricted stock awards to our chief executive officer, his direct reports and a selected second tier of direct reports. The plan gives our committee administering the plan the sole discretion to determine the vesting provisions for performance-based restricted stock awards. We plan to enter into performance-based restricted stock award agreements with certain of our officers, including our chief executive officer. Restricted shares typically will not vest unless certain performance measures tied to either EBITDA or return on stockholders' equity are met. If certain performance targets based on return on stockholders' equity are met, it is possible that all of these restricted shares will vest over a five year period. However, it is possible that some of the restricted shares will vest on an accelerated basis shorter than five years if certain annual EBITDA performance targets are met.



    The plan provides that our chief executive officer and a committee appointed by our board of directors will administer the plan. The compensation committee of our board of directors administers the plan with respect to:



    - grants to members of our executive committee, which includes our chief executive officer, our named executive officers and our directors;



    - grants of awards; and



    - determining the pool of shares available under options and awards.



    Our chief executive officer generally has the authority to administer the plan and act as the plan's administrative committee, except for grants of performance-based restricted stock awards, determining the number of shares available under the plan and amending the plan for those participants who are not members of the executive committee or our board of directors.



    The plan gives our committee administering the plan the sole discretion to determine the vesting provisions of each individual stock option. In the event of a change of control, our plan provides that the committee may provide for accelerated vesting of options. Options issued prior to final approval of the new plan vest on a common vesting date, which is the first day of February. The normal vesting provision for options granted under our prior plan provides for vesting of 33 1/3% of the options each year over a three-year period, beginning on the first day of February of the eighth year after the options have been awarded. The options granted under our prior plan terminate on the tenth anniversary of the date of grant. However, if we meet the annual operating income goal as determined by our board of directors, vesting for these options granted under our prior plan can be accelerated. Our board of directors designates a percentage of these options that will vest in this accelerated manner if we meet the annual operating income goal. Historically, this designated percentage has been equal to 25% of the options granted.



    On the date of the public offering, all exempt employees and specific employees in Canada and New Zealand will receive a one-time grant of options, ranging from amounts of 100 to 1,000 shares. These options will vest in thirds over a three-year period beginning on the first anniversary of the date of grant.


ALLIANCE DATA SYSTEMS 401(K) AND RETIREMENT SAVINGS PLAN


    The Alliance Data Systems 401(k) and Retirement Savings Plan is a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions made by employees or by us to the plan, and income earned on these contributions, are not taxable to employees until withdrawn from the plan. The plan covers U.S. employees of ADS Alliance Data Systems, Inc., our wholly-owned subsidiary, and any other subsidiary or affiliated organization that adopts this plan. We and all of our U.S. subsidiaries are currently covered under the plan. All employees who are at least 21 years old, who we have employed for at least six months and who have worked at least 500 hours are eligible to participate.



    Under this plan, we make regular matching contributions on the first 3% of each participant's contributions. An additional matching contribution on the second 3% of each participant's contributions may be made annually at the discretion of our board of directors. Each of our matching contributions vests 20% over five years for employees with less than five years of service. All contributions vest immediately if the participating employee retires at age 65, becomes disabled, dies or is terminated without cause. In addition to matching contributions, we make a non-discretionary retirement contribution based on the participant's age and years of service with us. The retirement contributions become 100% vested once the participant has served five years with us.


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    We adopted the ADS Alliance Data Systems, Inc. Supplemental Executive Retirement Plan in May 1999 to help certain key individuals maximize their pre-tax savings and company contributions that are otherwise restricted due to tax limitations. Eligibility under the plan requires an individual to: (1) be a regular, full-time U.S. employee of ADS Alliance Data Systems, (2) receive compensation equal to or greater than the IRS compensation limit as of December 31 of the previous calendar year and (3) be a participant in the Alliance Data Systems 401(k) and Retirement Savings Plan.

    This plan allows the participant to contribute:

    - up to 16% of eligible compensation on a pre-tax basis;

    - any 401(k) contributions that would otherwise be returned because of reaching the statutory limit; and

    - any retirement savings plan contributions for compensation in excess of the statutory limits.


The participant is 100% vested in his or her own contributions. A participant becomes 100% vested in the retirement savings plan contributions after five continuous years of service. The contributions accrue interest at a rate of 8% a year, which may be adjusted periodically by the 401(k) and Retirement Savings Plan Investment Committee.

    The participant does not have access to any of the contributions or interest while actively employed with us, unless the participant experiences an unforeseeable financial emergency. Loans are not available under this plan. If the participant ceases to be actively employed, retires or becomes disabled, the participant will receive the value of his or her account within 60 days of the end of the quarter in which he or she became eligible for the distribution. A distribution from the plan is taxed as ordinary income and is not eligible for any special tax treatment.

2000 INCENTIVE COMPENSATION PLAN

    The Alliance Data Systems 2000 Incentive Compensation Plan provides an opportunity for certain U.S. employees to be eligible for a cash bonus based on achieving certain objectives. To be eligible under the plan, employees must meet certain eligibility requirements and be selected by the compensation committee.


    Under the plan, each participant has an incentive compensation target that is expressed as a percent of annual base earnings. The participant's incentive compensation target is based on various objectives that are weighted to reflect the participant's contributions to company, business unit and individual goals, which are established at the beginning of the plan year. The company objective is based on our operating income, the business unit objective is based on financial and operational objectives and the individual objectives are items of importance to us that the individual can impact. The amount of compensation a participant receives depends on the percentage of objectives that were achieved. Eighty percent of the objectives must be achieved before a participant is eligible for any payout. The maximum payout is equal to 150% of the participant's incentive compensation target.



EMPLOYEE STOCK PURCHASE PLAN



    After this offering, we may implement an employee stock purchase plan that will allow eligible employees to purchase our common stock through payroll deductions at a discount to the fair market value of our common stock at predetermined trading dates.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2000 by:


    (1) each person who is known by us to own beneficially more than 5% of our common stock;

    (2) each current director;

    (3) each of the named executive officers; and

    (4) all directors and executive officers as a group.


    Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage of ownership is based on 56,804,572 shares of our common stock outstanding on March 31, 2000, and 76,804,572 shares of our common stock outstanding after completion of this offering, both of which reflect the conversion of all outstanding shares of Series A preferred stock into common shares.



                                                                                     PERCENT OF SHARES
                                                                                       BENEFICIALLY
                                                                                         OWNED(1)
                                                              SHARES BENEFICIALLY   -------------------
                                                               OWNED BEFORE AND      BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                       AFTER OFFERING(1)    OFFERING   OFFERING
------------------------                                      -------------------   --------   --------
Welsh, Carson, Anderson & Stowe(2) .........................      42,027,347          74.0%      54.7%
  320 Park Avenue, Suite 2500
  New York, New York 10022-6815

Limited Commerce Corp. .....................................      14,663,376          25.8%      19.1%
  Three Limited Parkway
  Columbus, Ohio 43230

J. Michael Parks(3).........................................         298,609             *          *

Ivan Szeftel(4).............................................          61,111             *          *

Michael A. Beltz(5).........................................          72,221             *          *

Edward K. Mims(6)...........................................          36,111             *          *

James E. Anderson(7)........................................          43,055             *          *

Bruce K. Anderson(8)........................................         347,198             *          *

Anthony J. deNicola(8)......................................          33,333             *          *

Robert A. Minicucci(8)......................................         114,542             *          *

All directors and executive officers as a group
  (18 individuals)(9).......................................       1,147,711           2.0%       1.5%


------------------------

*   Less than 1%


(1) Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options, warrants or convertible preferred stock held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 2000, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.



(2) Includes 9,275,729 shares issuable upon conversion of Series A preferred stock owned of record by WCAS VIII L.P., WCAS Information Partners, L.P., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Richard H. Stowe, Andrew M. Paul, Thomas E. McInerney, McInerney Gabrielle Family Limited Partnership, Laura M. VanBuren, James B. Hoover, Robert A. Minicucci,

    Anthony J. deNicola, Paul B. Queally, Lawrence B. Sorrel, Priscilla A. Newman, Rudolph E. Rupert, D. Scott Mackesy, Kenneth Melkus, David F. Bellet, Sean Traynor, John Almeida and Jonathan M. Rather. Also includes:


    - 5,555,550 shares of common stock held by Welsh, Carson, Anderson & Stowe VI, L.P.,

    - 17,922,447 shares of common stock held by Welsh, Carson, Anderson & Stowe VII, L.P.,

    - 7,161,616 shares of common stock held by Welsh, Carson, Anderson & Stowe VIII, L.P.,

    - 109,568 shares of common stock held by WCAS Information Partners LP,

    - 268,398 shares of common stock held by WCAS Capital Partners II LP,

    - 655,555 shares of common stock held by WCAS Capital Partners III LP,


    - 193,990 shares of common stock held by Patrick J. Welsh,



    - 11,111 shares of common stock held by Carol Ann Welsh FBO Eric Welsh U/A dtd 11/26/84,



    - 11,111 shares of common stock held by Carol Ann Welsh FBO Randall Welsh U/A dtd 11/26/84,



    - 11,111 shares of common stock held by Carol Ann Welsh FBO Jennifer Welsh U/A dtd 11/26/84,



    - 202,352 shares of common stock held by Russell L. Carson,



    - 246,039 shares of common stock held by Bruce K. Anderson,



    - 62,225 shares of common stock held by Richard H. Stowe,



    - 59,835 shares of common stock held by Andrew M. Paul,



    - 51,315 shares of common stock held by Thomas E. McInerney,



    - 51,315 shares of common stock held by McInerney Gabrielle Family Partnership,



    - 3,914 shares of common stock held by Laura Van Buren,



    - 6,820 shares of common stock held by James B. Hoover,



    - 81,051 shares of common stock held by Robert A. Minicucci,



    - 23,677 shares of common stock held by Anthony J. deNicola,



    - 14,250 shares of common stock held by Paul B. Queally,



    - 13,573 shares of common stock held by IRA FBO David F. Bellett DLJSC as Custodian IRA Rollover Account,



    - 5,050 shares of common stock held by David F. Bellett,



    - 1,666 shares of common stock held by Kristin M. Anderson,



    - 1,666 shares of common stock held by Daniel B. Anderson,



    - 1,666 shares of common stock held by Mark S. Anderson,



    - 10,101 shares of common stock held by Lawrence Sorrel,



    - 2,020 shares of common stock held by Priscilla Newman,



    - 10,101 shares of common stock held by Rudolph Rupert, and



    - 2,525 shares of common stock held by D. Scott Mackesy.



(3) Represents options to purchase 298,609 shares of common stock which are exercisable within 60 days of March 31, 2000.

(4) Represents options to purchase 61,111 shares of common stock which are exercisable within 60 days of March 31, 2000.



(5) Represents options to purchase 72,221 shares of common stock which are exercisable within 60 days of March 31, 2000.



(6) Represents options to purchase 36,111 shares of common stock which are exercisable within 60 days of March 31, 2000.



(7) Represents options to purchase 43,055 shares of common stock which are exercisable within 60 days of March 31, 2000.



(8) The number of shares beneficially owned by Messrs. Anderson, deNicola and Minicucci includes 101,159, 9,656 and 33,491 shares issuable upon conversion of Series A preferred stock, respectively. Each of Messrs. Anderson, deNicola and Minicucci are partners of Welsh, Carson, Anderson & Stowe and certain of its affiliates and may be deemed to be the beneficial owner of the common stock beneficially owned by Welsh Carson and described in note 2 above.



(9) Includes options to purchase an aggregate of 655,410 shares of common stock which are exercisable within 60 days of March 31, 2000 held by Messrs. Parks, Szeftel, Beltz, Mims, James E. Anderson, Armiak, Carter, Kubic, Melvin, Schumacher, Scullion, Tucker and Walensky and 144,306 shares issuable upon conversion of Series A preferred stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH WELSH, CARSON, ANDERSON & STOWE


    Welsh, Carson, Anderson & Stowe VI, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners II, L.P., WCAS Capital Partners III, L.P., WCAS Information Partners, L.P., WCA Management Corporation and various individuals who are limited partners of the Welsh Carson limited partnerships beneficially owned approximately 74.0% of our outstanding common stock as of March 31, 2000. The individual partners of the Welsh Carson limited partnerships include Bruce K. Anderson, Anthony J. deNicola and Robert A. Minicucci, each of whom is a member of our board of directors.



    In July 1999, we sold 120,000 shares of Series A preferred stock to Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P. and 20 individuals who are partners of some or all of the Welsh Carson limited partnerships for an aggregate purchase price of $120.0 million. The preferred shares were issued to finance, in part, the acquisition of the network services business of SPS Payment Systems, Inc. Prior to the completion of this offering, these preferred shares will be converted into an aggregate of 9,275,729 shares of our common stock.



    In July 1998, we sold 10,101,010 shares of common stock to Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., and 16 individuals who are partners of some or all of the Welsh Carson limited partnerships for an aggregate purchase price of $100.0 million. The shares were issued to finance, in part, the acquisition of all outstanding stock of Loyalty.



    In August 1998, we sold 30,303 shares of common stock to WCAS Capital Partners II, L.P. for $9.90 per share as consideration for WCAS Capital
Partners II, L.P. extending the maturity of a 10% subordinated note we issued to it in January 1996 in the principal amount of $30.0 million and originally due January 24, 2002. Principal on the note is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The note was originally issued to finance, in part, the acquisition of BSI Business
Services, Inc., now known as ADS Alliance Data Systems, Inc. This note will be paid in full with the proceeds of this offering.


    In September 1998, we issued 655,555 shares of common stock to WCAS Capital Partners III, L.P. and issued a 10% subordinated note to WCAS Capital Partners III, L.P. in the principal amount of $52.0 million to finance, in part, the acquisition of Harmonic Systems Incorporated. Principal on the note is due in two equal installments on September 15, 2007 and September 15, 2008. Interest is payable semi-annually in arrears on each March 15 and September 15. This note will be paid in full with the proceeds of this offering.


    We paid Welsh, Carson, Anderson & Stowe $2.0 million in 1998 and $1.2 million in 1999 for investment banking services rendered in connection with our acquisitions.


TRANSACTIONS WITH THE LIMITED


    Limited Commerce Corp. beneficially owned approximately 25.8% of our common stock as of March 31, 2000. Limited Commerce Corp. is owned by Structure, Inc., which is owned by The Limited, Inc. Therefore, The Limited, Inc., a significant customer of ours, indirectly owns one of our principal stockholders. Pursuant to a stockholders agreement with Welsh Carson and Limited Commerce Corp., Limited Commerce Corp. has the right to maintain two designees on our board of directors. Mr. Finkelman and Mr. Soll are the current Limited Commerce Corp. designees on our board of directors.



    The Limited, Inc. operates through a variety of retail and catalog affiliates that operate under different names, including Bath & Body Works, The Limited Stores, Structure, Victoria's Secret Catalogue, Victoria's Secret Store, Lerner New York, Lane Bryant and Express. Many of these affiliates have entered into credit card processing agreements with World Financial. These affiliates of The Limited represented approximately 65% of our credit card receivables as of March 31, 2000.

    Pursuant to these credit card processing agreements, World Financial provides credit card processing services and issues private label credit cards on behalf of the businesses. Under these agreements, World Financial pays the business an amount equal to the amount charged by the business's customers using the private label credit card issued by World Financial, less a discount, which varies among agreements. World Financial assumes the credit risk for these credit card transactions. Payments are also made to World Financial from the businesses relating to credit card issuance and processing.

    Most of these credit card processing agreements were entered into in 1996 and expire in 2006. These agreements give the businesses various termination rights, including the ability to terminate these contracts under certain circumstances after the first six years if World Financial is unable to remain competitive with independent third parties that provide similar services.


    In general, World Financial owns information relating to the holders of credit cards issued under these agreements, but World Financial is prohibited from disclosing information about these holders to third parties that The Limited determines competes with The Limited or its affiliated businesses. World Financial is also prohibited from providing marketing services to competitors of The Limited or its affiliated businesses as determined by The Limited. World Financial may provide marketing services to other third parties that are not competitors of The Limited or its affiliated businesses, but it must share revenue from these services with The Limited and its affiliated businesses.


    We periodically enter into agreements with various retail affiliates of The Limited to provide database marketing programs and projects. These agreements are generally short-term in nature, ranging from three to six months.

    We received total revenues directly from The Limited and its retail affiliates of $53.1 million during fiscal 1997, $54.8 million during fiscal 1998 and $64.1 million during fiscal 1999.


    In August 1998, we sold 20,202 shares of common stock to Limited Commerce Corp. for $9.90 per share as consideration for Limited Commerce Corp. extending the maturity of a 10% subordinated note we issued in January 1996 to WCAS Capital Partners II, L.P., which sold the note to Limited Commerce Corp. The note is in the principal amount of $20.0 million and was originally due
January 24, 2002. Principal on the note is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The note was originally issued to finance, in part, the acquisition of BSI Business Services, Inc., now known as ADS Alliance Data Systems, Inc. This note will be paid in full with the proceeds of this offering.


    The Limited guarantees World Financial's lease obligations under a lease for a 100,800 square foot facility in Columbus, Ohio. The lease expires in January 2001 and the current monthly lease rate is $69,407.

STOCKHOLDERS' AGREEMENT WITH WELSH CARSON AND THE LIMITED

    In connection with the above sale of shares to the Welsh Carson affiliates and Limited Commerce Corp., we entered into a stockholders agreement, as amended, with Limited Commerce Corp., various Welsh Carson affiliates and various individual stockholders who are partners in some or all of the Welsh Carson limited partnerships. This agreement contains transfer restrictions, various stockholder rights, registration rights, provisions allowing Welsh Carson and Limited Commerce Corp. to designate a portion of our board of directors, provisions relating to the amendment of our certificate of incorporation and bylaws and capital calls. Welsh Carson also has the right to appoint a representative to attend and participate in board and committee meetings. The Welsh Carson affiliates and Limited Commerce Corp. have waived their registration rights in connection with this offering. Upon completion of this offering, this stockholders agreement will be replaced with a new agreement.


    Upon completion of this offering, we will enter into a new stockholders agreement with the Welsh Carson affiliates and Limited Commerce Corp. Under the new stockholders agreement, the Welsh Carson affiliates and Limited Commerce Corp. will each have two demand registration rights, as well as

"piggyback" registration rights. The demand rights will enable the Welsh Carson affiliates and Limited Commerce Corp. to require us to register their shares with the SEC under the Securities Act at any time after the consummation of this initial public offering. Piggyback rights will allow the Welsh Carson affiliates and Limited Commerce Corp. to register the shares of our common stock that they purchased along with any shares that we register with the SEC. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares.


    Under the new stockholders agreement, the size of our board of directors is set at nine. Welsh Carson has the right to designate up to three nominees for election to the board of directors as long as it owns more than 20% of our common stock. Limited Commerce Corp. has the right to designate up to two of the members as long as it owns more than 10% of our common stock and one of the members as long as it owns between 5% and 10% of our common stock.

U.S. LOYALTY PROGRAM


    We have evaluated the creation of a loyalty program in the U.S. similar to our Air Miles reward program in Canada. Because of the significant funding requirements to establish such a program, we have decided not to pursue the program. Our existing stockholders have decided to pursue the program through a separate company called U.S. Loyalty Corp., which they will fund. We will not have any ownership interest in U.S. Loyalty Corp.



    We intend to provide various services to U.S. Loyalty Corp. including management support, accounting, transaction processing, data processing and marketing under various agreements that we plan to enter into with U.S. Loyalty Corp. We contemplate that such agreements will include a management agreement, an employee lease agreement, a processing agreement and a royalty agreement. Under the royalty agreement, we will enable U.S. Loyalty Corp. to use the Air Miles brand and business concept in the United States.



    The stockholders of U.S. Loyalty Corp. include Welsh Carson and Limited Commerce Corp. as well as our directors and officers who have options to purchase shares of our common stock. Robert A. Minicucci, who is a stockholder and one of our directors, is the sole director, only officer and a stockholder of U.S. Loyalty Corp. Upon completion of the first round of financing for U.S. Loyalty Corp., we anticipate that the board of directors of U.S. Loyalty Corp. will consist of up to three Welsh Carson designees and up to two designees of The Limited.



    We have no rights to share in any profits that might be earned by U.S. Loyalty Corp. Any sums of money received by us from U.S. Loyalty Corp. will be limited to amounts paid to us under the above agreements, which are being negotiated on an arm's-length basis.


INTERCOMPANY INDEBTEDNESS


    In December 1998, our subsidiaries issued to us revolving promissory notes, due November 30, 2002, as described below. Principal payments are due on demand. These notes are still outstanding except that the note issued to us by ADS Alliance Data Systems, Inc. in December 1998 was canceled in connection with ADS Alliance Data Systems, Inc. issuing us a new revolving promissory note in January 2000. The notes with our subsidiaries accrue interest at 10% per annum and interest is payable quarterly or upon demand.



                                                                             AMOUNT OF PRINCIPAL
                                                                              OUTSTANDING AS OF
                                                              CREDIT LINE      MARCH 31, 2000
                                                              ------------   -------------------
World Financial Network National Bank note..................  $100,000,000     $            --
ADS Alliance Data Systems, Inc. note........................   300,000,000         235,000,000
Alliance Data Systems (New Zealand) Limited note............    11,250,000           9,750,000
Loyalty Management Group Canada Inc. note...................    20,000,000                  --

                          DESCRIPTION OF CAPITAL STOCK


    Upon the completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.01 per share, of which 76,804,572 shares will be issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares will be outstanding. The following summary of our capital stock is qualified in its entirety by reference to our certificate of incorporation and our bylaws filed as exhibits to this registration statement.


COMMON STOCK

    Our common stockholders are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board of directors. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Our common stockholders have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

PREFERRED STOCK

    Our board of directors may from time to time authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

    One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control without further action by the stockholders.

SERIES A PREFERRED STOCK

    Upon consummation of the offering, all of the outstanding shares of Series A preferred stock will be converted into shares of common stock and there will be no Series A preferred stock outstanding.

EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


    Upon consummation of the offering there will be 200,000,000 authorized but unissued shares of our common stock and 20,000,000 shares of preferred stock available for our future issuance without stockholder approval. Of the shares of common stock available for future issuance, 8,753,000 shares have been reserved for issuance under our stock option and restricted stock purchase plan.

    Shares of common stock and preferred stock available for future issuance may be utilized for a variety of corporate purposes, including to facilitate acquisitions or future public offerings to raise additional capital. We do not currently have any plans to issue additional shares of common stock or preferred stock, other than shares of common stock issuable under our stock option plan.


ANTI-TAKEOVER CONSIDERATIONS AND SPECIAL PROVISIONS OF THE CERTIFICATE OF
  INCORPORATION, BYLAWS AND DELAWARE LAW


    CERTIFICATE OF INCORPORATION AND BYLAWS. A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions such as those that provide for the classification of our board of directors and that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may have an anti-takeover effect by discouraging takeover attempts not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.



    CLASSIFIED BOARD OF DIRECTORS. Our certificate of incorporation divides our board of directors into three classes. The directors in each class serve in terms of three years and until their successors are duly elected and qualified. The terms of directors are staggered by class. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of our board of directors, as this structure generally increases the difficulty of, or may delay, replacing a majority of the directors. Our bylaws provide that directors may be removed only for cause by the holders of a majority of the shares entitled to vote at an election of directors. A majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships.


    MEETINGS OF STOCKHOLDERS. Our bylaws provide that annual meetings of our stockholders may take place at the time and place established by our board of directors, provided that the date is not more than 120 days after the end of our fiscal year. A special meeting of our stockholders may be called by our board of directors or our chief executive officer and will be called by our chief executive officer or secretary upon written request by a majority of our board of directors.

    ADVANCE NOTICE PROVISIONS. Our bylaws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intention a specified number of days in advance of the meeting and furnishes to us certain information regarding itself and the intended nominee. Our bylaws also require a stockholder to provide to our secretary advance notice of business to be brought by such stockholder before any annual or special meeting of our stockholders, as well as certain information regarding the stockholder and any material interest the stockholder may have in the proposed business. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders' meeting.

    AMENDMENT OF THE BYLAWS. Our bylaws may be altered, amended, repealed or replaced by our board of directors or our stockholders at any annual or regular meeting, or at any special meeting if notice of the alteration, amendment, repeal or replacement is given in the notice of the meeting.

    DELAWARE ANTI-TAKEOVER LAW.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

    - a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder"),

    - an affiliate of an interested stockholder, or

    - an associate of an interested stockholder,

for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of more than 10% of our assets.

    However, the above provisions of Section 203 do not apply if:

    - our board approves the transaction that made the stockholder an "interested stockholder," prior to the date of that transaction;

    - after the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

    - on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder."

    This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Delaware Law.

    Our certificate of incorporation and bylaws provide that:

    - we must indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law;

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

    Prior to the consummation of this offering, we intend to obtain directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

    The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Future sales of a substantial number of shares of our common stock in the public market could adversely affect trading prices prevailing from time to time. As of March 31, 2000, principal stockholders held 56,600,589 shares, representing 99.7% of the outstanding shares of our common stock. After this offering, we will have 76,804,572 shares of our common stock outstanding. Of these shares, all shares sold in the offering, other than shares, if any, purchased by our affiliates, will be freely tradable. Of the remaining 56,804,572 shares, 672,368 shares will be freely transferable and 672,368 shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if such sale is registered under the Securities Act or if such sale qualifies for an exemption from registration, such as the one provided by Rule 144. Sales of the restricted shares in the open market, or the availability of such shares for sale, could adversely affect the trading price of our common stock.


LOCK-UP AGREEMENTS


    Executive officers, directors and other stockholders who hold in the aggregate approximately 56,390,486 shares of our common stock and options to purchase approximately 899,849 shares of our common stock, have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc. The underwriters do not intend to release the executive officers, directors or other stockholders, including Welsh, Carson and Limited Commerce Corp., from the lock-up agreements; however, any of these stockholders could be released from the lock-up agreements prior to expiration without notice.


RULE 144

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year following the later of the date of the acquisition of such shares from the issuer or from an affiliate of the issuer would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


    - 1% of the number of shares of our common stock then outstanding; or



    - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.


Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701


    In general, under Rule 701, subject to the lock-up agreements described above, employees or directors who purchase shares from us in connection with our stock option plan or other written agreements are eligible to resell these shares 90 days after the date of this offering in reliance on Rule 144, without compliance with certain restrictions contained in Rule 144, including the holding period.



    We intend to file a registration statement on Form S-8 to register shares of common stock reserved for issuance under our stock option plan. This registration statement will permit the resale of shares issued under the stock option plan by non-affiliates in the public market without restriction, subject to the lock-up agreements.

                                  UNDERWRITING


    UNDERWRITING AGREEMENT. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, each of the underwriters named below, for whom Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives, has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:



                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
Bear, Stearns & Co. Inc.....................................
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.....................................
Donaldson, Lufkin & Jenrette Securities Corporation.........

                                                              ----------
     Total..................................................  20,000,000
                                                              ==========


    The obligations of the underwriters under the underwriting agreement are several and not joint. This means that each underwriter is obligated to purchase from us only the number of shares of common stock set forth opposite its name in the table above. Except in limited circumstances set forth in the underwriting agreement, an underwriter has no obligation in relation to the shares of common stock which any other underwriter has agreed to purchase.

    The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions including delivery of legal opinions by our counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all of the above shares of common stock if any are purchased.

    PUBLIC OFFERING PRICE AND DEALERS CONCESSION. The underwriters propose initially to offer the shares of common stock offered by this prospectus to the public at the initial public offering price per share set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and these dealers may reallow, concessions not in excess of $ per share on sales to certain other dealers. After commencement of this offering, the offering price, concessions and other selling terms may be changed by the underwriters. No such change will alter the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

    OVER-ALLOTMENT OPTION. We have granted the underwriters an option, which may be exercised within 30 days after the date of this prospectus, to purchase up to 3,000,000 additional shares of common stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, each of the underwriters will be severally committed, subject to certain conditions, to purchase these additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table and we will be obligated to sell these additional shares to the underwriters. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. These additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold.

    UNDERWRITING COMPENSATION. The following table summarizes the compensation to be paid to the underwriters by us in connection with this offering:

                                                                 TOTAL
                                               ------------------------------------------
                                               WITHOUT EXERCISE OF   WITH EXERCISE OF THE
                                               THE OVER-ALLOTMENT       OVER-ALLOTMENT
                                   PER SHARE         OPTION                 OPTION
                                   ---------   -------------------   --------------------
Underwriting discounts...........

    INDEMNIFICATION AND CONTRIBUTION. In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with these liabilities.

    DISCRETIONARY ACCOUNTS. The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.


    LOCK-UP AGREEMENTS. We, all of our directors and executive officers and other stockholders, including Welsh, Carson and Limited Commerce Corp., holding an aggregate of approximately 56,390,486 shares of our common stock, and options to purchase approximately 899,849 shares of our common stock, have agreed not to sell or offer to sell or otherwise dispose of any shares of our common stock, subject to certain exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc. The underwriters do not intend to release the executive officers, directors or other stockholders, including Welsh, Carson and Limited Commerce Corp., from the lock-up agreements; however, any of these stockholders could be released from the lock-up agreements prior to expiration without notice.


    DETERMINATION OF OFFERING PRICE. Prior to this offering, there has been no market for our common stock. Accordingly, the initial public offering price for the common stock was determined by negotiation between us and the representatives of the underwriters. Among the factors considered in these negotiations were:

    - the results of our operations in recent periods;

    - our financial condition;

    - estimates of our future prospects and of the prospects for the industry in which we compete;

    - an assessment of our management;

    - the general state of the securities markets at the time of this offering; and

    - the prices of similar securities of companies considered comparable to us.


    We have applied to have our common stock listed on the New York Stock Exchange under the symbol "ADS". There can be no assurance, however, that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets after this offering at or above the initial offering price.



    RESERVED SHARE PROGRAM. The underwriters have reserved for sale, at the initial public offering price, up to 1,000,000 shares of our common stock for our employees, directors and other persons or entities with whom we have a business relationship. The number of shares available for sale to the general public in the offering will be reduced to the extent those persons purchase these reserved shares. Purchases of reserved shares are to be made through accounts at Merrill Lynch, Pierce Fenner & Smith Incorporated in accordance with its procedures for opening accounts and transacting in securities. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.



    PROSPECTUS IN ELECTRONIC FORMAT. DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a managing underwriter, is making a prospectus in electronic format available on its Internet Web site. The underwriters have agreed to allocate a limited number of shares to DLJdirect for sale to its qualified brokerage account holders. Other than the prospectus in electronic format, the information on such Web site is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.


    STABILIZATION AND OTHER TRANSACTIONS. In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering, including over-allotment, stabilizing and short-covering transactions and the imposition of penalty bids. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover this short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of these stabilization transactions. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    NYSE UNDERTAKING. Bear, Stearns & Co. Inc., on behalf of the underwriters, has undertaken with the New York Stock Exchange to meet the New York Stock Exchange distribution standards of 2,000 round lot holders with 100 shares or more, with 1.1 million shares outstanding and a minimum public market value of $60.0 million.

                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS


    The consolidated financial statements of Alliance Data Systems Corporation and subsidiaries as of December 31, 1998 and 1999 and for the year ended December 31, 1999, the eleven months ended December 31, 1998 and the 53 week period ended January 31, 1998 included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph related to the restatement described in note 22) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



    The financial statements of SPS Network Services for the year ended December 31, 1998 and the six months ended June 30, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Loyalty Management Group Canada Inc. as of April 30, 1997 and 1998, and for each of the two years in the period ended April 30, 1998, as set forth in their report. We have included these financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

    After this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act. As a result, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                       ALLIANCE DATA SYSTEMS CORPORATION


                                                                PAGE
                                                              --------
ALLIANCE DATA SYSTEMS CORPORATION AND SUBSIDIARIES

Independent Auditors' Report................................  F-2
Consolidated Statements of Operations for the fifty-three
  weeks ended January 31, 1998, the eleven months ended
  December 31, 1998 and the year ended December 31, 1999....  F-3
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-4
Consolidated Statements of Stockholders' Equity for the
  fifty-three weeks ended January 31, 1998, the eleven
  months ended December 31, 1998 and the year ended
  December 31, 1999.........................................  F-5
Consolidated Statements of Cash Flows for the fifty-three
  weeks ended January 31, 1998, the eleven months ended
  December 31, 1998 and the year ended December 31, 1999....  F-6
Notes to Consolidated Financial Statements..................  F-7

Unaudited Condensed Consolidated Statements of Operations
  for the three months ended March 31, 1999 and 2000........  F-32
Consolidated Balance Sheets as of December 31, 1999
  (audited) and March 31, 2000 (unaudited)..................  F-33
Unaudited Condensed Consolidated Statements of Cash Flows
  for the three months ended March 31, 1999 and 2000........  F-34
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-35

SPS NETWORK SERVICES

Independent Auditors' Report................................  F-38
Statements of Income for the year ended December 31, 1998
  and the six months ended June 30, 1999....................  F-39
Statements of Changes in Net Assets for the year ended
  December 31, 1998 and the six months ended June 30,
  1999......................................................  F-40
Statements of Cash Flows for the year ended December 31,
  1998 and the six months ended June 30, 1999...............  F-41
Notes to Financial Statements...............................  F-42

LOYALTY MANAGEMENT GROUP CANADA INC. AND SUBSIDIARY

Report of Independent Auditors..............................  F-43
Consolidated Balance Sheets as of April 30, 1997 and 1998...  F-44
Consolidated Statements of Operations and Retained Earnings
  (Deficit) for the two years ended April 30, 1997 and
  1998......................................................  F-45
Consolidated Statements of Cash Flows for the two years
  ended April 30, 1997 and 1998.............................  F-46
Notes to Consolidated Financial Statements..................  F-47

                       ALLIANCE DATA SYSTEMS CORPORATION
                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Alliance Data Systems Corporation


    We have audited the accompanying consolidated balance sheets of Alliance Data Systems Corporation and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the 53 weeks ended January 31, 1998, the eleven months ended December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.



    As discussed in Note 22, the accompanying consolidated financial statements have been restated.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP


Columbus, Ohio
March 1, 2000 (May 18, 2000 as to Note 22)

                       ALLIANCE DATA SYSTEMS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    53 WEEKS           11 MONTHS
                                                     ENDED               ENDED             YEAR ENDED
                                                JANUARY 31, 1998   DECEMBER 31, 1998   DECEMBER 31, 1999
                                                ----------------   -----------------   ------------------
                                                               (AS RESTATED--SEE NOTE 22)
Revenues
    Processing and servicing fees.............      $225,504           $306,366             $483,179
    Financing charges, net....................       127,007            119,352              141,947
    Other income..............................           888              8,591               14,128
                                                    --------           --------             --------
        Total revenue.........................       353,399            434,309              639,254
                                                    --------           --------             --------

Operating expenses
    Processing and servicing..................       161,360            209,013              341,496
    Salaries and employee benefits............       127,087            156,464              193,699
    Depreciation and other amortization.......         7,402              8,270               16,183
    Amortization of purchased intangibles.....        28,159             42,880               58,553
                                                    --------           --------             --------
        Total operating expenses..............       324,008            416,627              609,931
                                                    --------           --------             --------
Operating income..............................        29,391             17,682               29,323
Interest expense..............................        15,459             27,884               42,785
                                                    --------           --------             --------
Income (loss) from continuing operations
  before income taxes.........................        13,932            (10,202)             (13,462)
Income tax expense............................         5,236              3,657               12,316
                                                    --------           --------             --------
Income (loss) from continuing operations......         8,696            (13,859)             (25,778)
Income (loss) from discontinued operations,
  net of income taxes.........................        (8,247)              (300)               7,688
Loss on disposal of discontinued operations...            --                 --               (3,737)
                                                    --------           --------             --------
Net income (loss).............................      $    449           $(14,159)            $(21,827)
                                                    ========           ========             ========
Earnings (loss) from continuing operations per
  share--basic and diluted....................      $   0.24           $  (0.33)            $  (0.61)
                                                    ========           ========             ========

Earnings (loss) per share--basic and
  diluted.....................................      $   0.01           $  (0.34)            $  (0.53)
                                                    ========           ========             ========

Weighted average shares--basic and diluted....        36,612             41,729               47,498
                                                    ========           ========             ========


                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                     DECEMBER 31,
                                                              --------------------------
                                                                1998            1999
                                                              ---------      -----------
                                                              (AS RESTATED--SEE NOTE 22)
                                         ASSETS
Cash and cash equivalents...................................  $ 47,036       $   56,546
Restricted cash and cash equivalents........................    17,909           69,571
Securities available-for-sale...............................    52,269           64,079
Trade receivables less allowance for doubtful accounts
  ($3,576
  and $1,079 at December 31, 1998 and 1999, respectively)...   143,286           69,085
Credit card receivables and seller's interest less allowance for
  doubtful accounts ($4,888 and $3,657 at December 31, 1998
  and 1999, respectively)...................................   139,458          150,804
Deferred tax asset, net.....................................     3,051           26,416
Other current assets........................................    51,551           30,250
                                                              --------       ----------
        Total current assets................................   454,560          466,751
Property and equipment, net.................................    66,339           89,231
Deferred tax asset, net.....................................    21,664           14,903
Other non-current assets....................................    47,462           31,470
Due from securitizations....................................   121,442          144,484
Intangible assets and goodwill, net.........................   286,179          420,055
                                                              --------       ----------
        Total assets........................................  $997,646       $1,166,894
                                                              ========       ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $ 44,327       $   83,976
Accrued expenses............................................    58,590           75,646
Deferred income.............................................    17,733           25,805
Debt, current portion.......................................   148,149          118,225
                                                              --------       ----------
        Total current liabilities...........................   268,799          303,652
Deferred income and other liabilities.......................    21,131           32,752
Redemption obligation.......................................    80,213          122,198
Long-term and subordinated debt.............................   331,835          316,911
                                                              --------       ----------
        Total liabilities...................................   701,978          775,513
                                                              --------       ----------
Commitments and contingencies
Series A cumulative convertible preferred stock, $0.01 par
  value;
  120 shares authorized, issued and outstanding.............        --          119,400
Common stock, $0.01 par value; authorized 50,000 shares
  (December 31, 1998), and 66,667 shares (December 31,
  1999),
  issued and outstanding, 47,487 shares (December 31, 1998)
  and 47,529
  shares (December 31, 1999)................................       475              475
Additional paid-in capital..................................   225,797          226,174
Retained earnings...........................................    71,367           49,540
Accumulated other comprehensive loss........................    (1,971)          (4,208)
                                                              --------       ----------
        Total stockholders' equity..........................   295,668          271,981
                                                              --------       ----------
        Total liabilities and stockholders' equity..........  $997,646       $1,166,894
                                                              ========       ==========


                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                           (AS RESTATED--SEE NOTE 22)


                             (AMOUNTS IN THOUSANDS)


                                                                              ACCUMULATED
                                                     ADDITIONAL                  OTHER           TOTAL           TOTAL
                                                      PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE   STOCKHOLDERS'
                                SHARES     AMOUNT     CAPITAL     EARNINGS       LOSS            LOSS           EQUITY
                               --------   --------   ----------   --------   -------------   -------------   -------------
FEBRUARY 1, 1997.............   36,608     $  366     $118,768    $85,077       $    --                        $204,211
Net income...................                                         449                            449            449
Common stock issued..........       11                      96                                                       96
                               -------     ------     --------    -------       -------                        --------
JANUARY 31, 1998.............   36,619        366      118,864     85,526            --                         204,756
Net loss.....................                                     (14,159)                      $(14,159)       (14,159)
  Other comprehensive loss,
    net of tax:
    Unrealized gain on
      securities
      available-for-sale,
      net....................                                                     1,207            1,207          1,207
    Foreign currency
      translation
      adjustments............                                                    (3,178)          (3,178)        (3,178)
                                                                                -------
Other comprehensive loss.....                                                    (1,971)
                                                                                                --------
Total comprehensive loss.....                                                                   $(16,130)
                                                                                                ========
Common stock issued..........   10,868        109      106,933                                                  107,042
                               -------     ------     --------    -------       -------                        --------
DECEMBER 31, 1998............   47,487        475      225,797     71,367        (1,971)                        295,668
Net loss.....................                                     (21,827)                      $(21,827)       (21,827)
  Other comprehensive loss,
    net of tax:
    Unrealized loss on
      securities
      available-for-sale,
      net....................                                                    (4,684)          (4,684)        (4,684)
    Foreign currency
      translation
      adjustments............                                                     2,447            2,447          2,447
                                                                                -------
Other comprehensive loss.....                                                    (2,237)
                                                                                                --------
Total comprehensive loss.....                                                                   $(24,064)
                                                                                                ========
Common stock issued..........       42         --          377                                                      377
                               -------     ------     --------    -------       -------                        --------
DECEMBER 31, 1999............   47,529     $  475     $226,174    $49,540       $(4,208)                       $271,981
                               =======     ======     ========    =======       =======                        ========


                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)


                                                          53 WEEKS            11 MONTHS
                                                            ENDED               ENDED            YEAR ENDED
                                                      JANUARY 31, 1998    DECEMBER 31, 1998   DECEMBER 31, 1999
                                                      -----------------   -----------------   -----------------
                                                                     (AS RESTATED--SEE NOTE 22)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income (loss) from continuing operations.........       $   8,696           $ (13,859)          $ (25,778)
  Adjustments to reconcile income (loss) from
    continuing operations to net cash provided by
    operating activities:
  Income (loss) from discontinued operations.......          (8,247)               (300)              7,688
  Loss on disposal of discontinued operations......              --                  --              (3,737)
  Depreciation and amortization....................          35,561              51,652              74,736
  Provision (credit) for doubtful accounts.........            (294)             (3,383)             (3,540)
  Change in operating assets:
    Deferred income taxes..........................          (4,597)             (4,007)            (16,604)
    Impairment of assets...........................              --               4,000                  --
    Accretion of deferred income...................          (5,934)             (9,395)             (5,950)
    Change in trade accounts receivables...........         (75,876)            (20,868)             81,276
    Change in accounts payable and accrued
      expenses.....................................          15,393               6,076              47,667
    Change in other assets.........................           1,659             (17,546)             38,207
    Change in redemption obligation................              --                  --              41,985
    Other operating activities.....................              --                  --              (9,955)
    Change in other liabilities....................           2,961              12,099              25,643
                                                          ---------           ---------           ---------
      Net cash provided by (used in) operating
        activities.................................         (30,678)              4,469             251,638
                                                          ---------           ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities...........................              --             (14,704)            (12,314)
  Increase in restricted cash and cash
    equivalents....................................              --                  --             (51,662)
  Purchase of credit card receivables..............        (344,464)                 --             (33,817)
  Change in due from securitizations...............         (46,456)              5,470             (26,404)
  Net cash paid for corporate acquisition..........            (716)           (133,973)           (171,423)
  Change in intangible assets......................          (8,715)                 --                  --
  Proceeds from sale of credit card receivable
    portfolios.....................................              --              94,091                  --
  Proceeds from securitization.....................         321,831                  --                  --
  Change in seller's interest......................          14,130             (76,975)             22,471
  Capital expenditures.............................         (39,356)            (14,443)            (36,302)
                                                          ---------           ---------           ---------
      Net cash used in investing activities........        (103,746)           (140,534)           (309,451)
                                                          ---------           ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under debt agreements.................         582,497             382,043             249,625
  Repayment of borrowings..........................        (477,723)           (325,803)           (294,473)
  Proceeds from issuance of preferred stock........              --                  --             119,400
  Proceeds from issuance of common stock...........              96             107,042                 377
                                                          ---------           ---------           ---------
      Net cash provided by financing activities....         104,870             163,282              74,929
                                                          ---------           ---------           ---------
Effect of exchange rate changes....................              --                (776)             (7,606)
                                                          ---------           ---------           ---------
Change in cash and cash equivalents................         (29,554)             26,441               9,510
Cash and cash equivalents at beginning of period...          50,149              20,595              47,036
                                                          ---------           ---------           ---------
Cash and cash equivalents at end of period.........       $  20,595           $  47,036           $  56,546
                                                          =========           =========           =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid....................................       $  21,669           $  33,695           $  43,215
                                                          =========           =========           =========
  Income taxes paid................................       $   8,466           $  12,406           $  25,242
                                                          =========           =========           =========


                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACQUISITIONS


    DESCRIPTION OF THE BUSINESS--Alliance Data Systems Corporation ("ADSC" or, including its wholly-owned subsidiaries, the "Company") is a leading provider of electronic transaction services, credit services and loyalty and database marketing services. The Company develops and executes programs designed to help its clients target, acquire and retain loyal, profitable customers. The Company creates value for its clients by assisting them in managing their customer relationships. Specifically the Company: (1) facilitates transactions between its clients and their customers through multiple distribution channels;
(2) assists its clients in identifying and acquiring new customers; and
(3) increases the loyalty and profitability of existing customers.


    The Company operates in three reportable segments: Loyalty and Database Marketing Services, Transaction Services and Credit Services. Loyalty and Database Marketing Services provides a membership rewards program for multiple sponsors and marketing services to its customers by way of providing processing services for loyalty and rewards programs, data mining and database tools and reports. Transaction Services encompasses transaction processing, including network services and bank card settlement and card processing and servicing, such as account processing, billing and payment processing and customer care. Credit Services provides underwriting and risk management services. Credit Services generally securitizes the credit card receivables that it underwrites from its private label programs.

    BASIS OF PRESENTATION--During fiscal 1998, the Company changed its year end to a calendar year end basis. Prior to December 31, 1998, the Company had a 52/53 week fiscal year that ended on the Saturday nearest January 31. Accordingly, fiscal 1997 represents the 53 weeks ended January 31, 1998, fiscal 1998 represents the 11 months ended December 31, 1998, and fiscal 1999 represents the year ended December 31, 1999.


    ACQUISITIONS--World Financial Network Holding Corporation ("WFNHC") provided private label credit card services and database marketing for The Limited. On January 24, 1996, Business Services Holdings, Inc. ("BSH") purchased J.C. Penney's credit card transaction service business, BSI Business Services, Inc. ("BSI"). On August 30, 1996, BSH was merged into WFNHC in a transaction accounted for as a reorganization of entities under common control. Prior to the merger, WFNHC and BSH were under common ownership and common management. Subsequent to the merger, WFNHC changed its name to Alliance Data Systems Corporation and BSI changed its name to ADS Alliance Data Systems, Inc. ("ADSI").


    In November 1997, the Company formed a wholly-owned subsidiary, Alliance Data Systems (New Zealand) Limited ("ADSNZ"), to acquire the stock of Financial Automation Limited and Financial Automation Marketing Limited (collectively, "FAL") for approximately $10.5 million, financed through working capital. The acquisition was accounted for using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets acquired, approximately $2.8 million, was allocated to goodwill and is being amortized over 20 years using a straight-line basis. The results of operations of FAL have been included in the consolidated financial statements since November 1997. FAL developed and markets a proprietary fleet management tracking system to companies worldwide.


    In July 1998, the Company acquired the stock of Loyalty Management Group Canada Inc. ("Loyalty") for approximately $183.0 million of net cash financed through a capital infusion of $100.0 million from stockholders and a bank loan of $100.0 million. The acquisition was accounted for using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets acquired, approximately $104.0 million, was allocated to goodwill and is being

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACQUISITIONS (CONTINUED) amortized over 25 years using a straight-line basis. The results of operations of Loyalty have been included in the consolidated financial statements since July 1998.

    In September 1998, the Company acquired the stock of Harmonic Systems Incorporated ("HSI") for approximately $51.3 million of net cash financed through subordinated notes of $52.0 million. The acquisition was accounted for using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets acquired, approximately
$38.4 million, was allocated to goodwill and is being amortized over 25 years using a straight-line basis. The results of operations of HSI have been included in the consolidated financial statements since September 1998. HSI provides retail chains with private data communications networks for the transmission of electronic data between their stores, a merchant's corporate data center and third party information service providers.

    In July 1999, the Company acquired the network services business of SPS Payment Systems, Inc. ("SPS"), a wholly-owned subsidiary of Associates First Capital Corporation, for approximately $170.0 million, which was financed by $120.0 million of Series A Cumulative Convertible Preferred Stock and
$50.0 million of working capital. This transaction was accounted for using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets, approximately $142.5 million, was allocated to goodwill and other intangibles and is being amortized over periods ranging from three to 25 years using a straight-line basis. The results of operations of SPS have been included in the consolidated financial statements since July 1999.

    SUPPLEMENTARY UNAUDITED PRO FORMA INFORMATION

    Unaudited pro forma information for the Company is presented below as if the Loyalty, the HSI and the SPS acquisitions had occurred at the beginning of fiscal 1998 (in thousands, except per share amounts):


                                                                FISCAL
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
  Revenue...............................................  $592,816   $663,576
  Net loss..............................................  $(34,591)  $(22,590)
  Earnings per share....................................  $  (0.83)  $  (0.48)
  Weighted average number of shares.....................    41,729     47,498


2. SUMMARY OF SIGNIFICANT POLICIES

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of ADSC and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    RESTRICTED CASH AND CASH EQUIVALENTS--Restricted cash and cash equivalents relate to a reserve fund for the Air Miles reward program. The reserve fund is maintained to fund redemptions of Air Miles reward miles from collectors.

    SECURITIES AVAILABLE-FOR-SALE--Debt securities for which the Company does not have the positive intent and ability to hold to maturity are classified as securities available-for-sale. These securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of cumulative other comprehensive income. These securities relate to the reserve fund for the Air Miles reward miles program and are restricted to funding of the redemption obligation.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)

    CREDIT CARD RECEIVABLES--Credit card receivables are generally securitized immediately or shortly after origination. As part of its securitization agreements, the Company is required to retain an interest in the credit card receivables, which is referred to as seller's interest. Seller's interest is carried at fair value and credit card receivables are carried at lower of cost or market less an allowance for doubtful accounts.



    PROPERTY AND EQUIPMENT--Furniture, fixtures, computer equipment and software, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis, using estimated lives ranging from 3 to 15 years. Leasehold improvements are amortized over the remaining useful lives of the respective leases or the remaining useful lives of the improvements, whichever are shorter. Software development (costs to create new platforms for certain of the Company's information systems) and conversion costs (systems, programming and other related costs to allow conversion of new client accounts to the Company's processing systems) are amortized on a straight-line basis over the length of the associated contract or benefit period, which generally ranges from three to five years.



    REVENUE RECOGNITION POLICY--The Company derives substantially all of its revenue from two principal sources. The Company receives fees for providing information and transaction processing services. It also earns financing income from its credit card receivables and securitization program.



    PROCESSING AND SERVICING FEES--The Company earns transaction fees, which are principally based on the number of transactions processed, statements generated and Air Miles reward miles issued and redeemed. Transaction fees from transactions processed and statements generated primarily relate to the Transaction Services segment and are recognized as such services are performed.



    The Company earns revenue from sponsors by charging transaction fees for participation in its loyalty program. Under the terms of sponsor contracts, the Company earns fees based on the number of Air Miles reward miles issued and in some circumstances redeemed. The Company recognizes revenue at the time Air Miles reward miles are issued to Collectors--the point of time that coincides with the collector purchasing goods or services at the sponsor. In certain of the Company's contracts, a portion of the transaction fee is paid at the issuance of Air Miles reward miles and a portion is paid at the time of redemption. The Company recognizes revenue associated for those fees at the time of issuance and redemption, respectively. As the earning activities take place, activity measurement data such as the number of Air Miles reward miles issued or redeemed is accumulated and the related revenues and receivables are recorded. Sponsor contracts generally contain a minimum commitment as to the number of Air Miles reward miles that a Sponsor will issue.


    FINANCING CHARGES, NET--Financing charges, net, represents gains and losses on securitization of credit card receivables and interest income on seller's interest less a provision (credit) for doubtful accounts of $(0.3 million), $(3.4 million) and $(3.7 million) and related interest expense of $9.4 million, $8.4 million and $10.4 million for fiscal 1997, 1998 and 1999, respectively.

    The Company records gains or losses on the securitization of credit card receivables on the date of sale based on the estimated fair value of assets sold and retained and liabilities incurred in the sale. Gains represent the present value of estimated future cash flows the Company has retained over the estimated outstanding period of the receivables. This excess cash flow essentially represents an interest only ("I/O") strip, consisting of the excess of finance charges and past-due fees over the sum of the return paid to certificate holders and credit losses. The I/O strip is carried at fair value, with changes in the fair value reported as a component of cumulative other comprehensive income. The I/O strip is

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED) amortized over the life of the credit card receivables. Certain estimates inherent in the determination of fair value of the I/O strip are influenced by factors outside the Company's control and, as a result, such estimates could materially change in the near term. The gains on securitizations and other income from securitizations are included in finance charges, net.

    REDEMPTION OBLIGATION--The Company accrues a liability for its estimated future redemption obligations at the time it recognizes the related revenue. The redemption obligation represents the estimated costs associated with the Company's obligation to redeem outstanding Air Miles reward miles, which may be converted by enrolled collectors into various free travel or other free merchandise. The Company is liable for purchasing the rewards provided to collectors, if and when such members seek to redeem accumulated Air Miles reward miles upon reaching required redemption thresholds. The redemption obligation is determined based on two factors: the number of Air Miles reward miles that are expected to be redeemed and the weighted average cost of rewards. The estimated number of Air Miles reward miles that are expected to be redeemed is based on the Company's historical business experience, patterns of usage and other factors. The weighted average cost of rewards is based on the mix of rewards anticipated to be redeemed and the incremental cost of providing free travel and merchandise. These redemption obligation estimates are evaluated and adjusted quarterly. Any adjustments resulting from such evaluations are included in the results of operations for the periods in which the evaluations are completed.

    GOODWILL AND OTHER INTANGIBLES--Goodwill represents the excess of purchase price over the fair value of net assets acquired arising from business combinations and is being amortized on a straight-line basis over estimated useful lives ranging from 20 to 25 years. Other intangibles primarily represent identified intangible assets acquired in business combinations and are being amortized over estimated useful lives ranging from 27 months to 20 years.

    MARKETING--The Company expenses marketing costs as incurred.


    EARNINGS PER SHARE--Basic earnings per share is based only on the weighted average number of common shares outstanding, excluding any dilutive effects of options or other dilutive securities. Diluted earnings per share is based on the weighted average number of common and common equivalent shares, dilutive stock options or other dilutive securities outstanding during the year. However, as the Company generated net losses, common equivalent shares, composed of incremental common shares issuable upon exercise of stock options and warrants and upon conversion of Series A preferred stock, are not included in diluted net loss per share because such shares are anti-dilutive.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)
    The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated (in thousands, except per share data):


                                                                          FISCAL
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
NUMERATOR
  Income (loss) from continuing operations..................  $  8,696   $(13,859)  $(25,778)
  Preferred stock dividends.................................        --         --     (3,377)
                                                              --------   --------   --------
  Income (loss) from continuing operations available to
    common stockholders.....................................     8,696    (13,859)   (29,155)
  Income (loss) from discontinued operations................    (8,247)      (300)     7,688
  Loss on disposal of discontinued operations...............        --         --     (3,737)
                                                              --------   --------   --------
  Net income (loss) available to common stockholders........  $    449   $(14,159)  $(25,204)
                                                              ========   ========   ========
DENOMINATOR
  Weighted average shares...................................    36,612     41,729     47,498
  Weighted average effect of dilutive securities:
    Net effect of dilutive stock options....................        --         --         --
    Net effect of dilutive stock warrants...................        --         --         --
                                                              --------   --------   --------
  Denominator for diluted calculation.......................    36,612     41,729     47,498
                                                              ========   ========   ========
Income (loss) from continuing operations--basic and
  diluted...................................................  $   0.24   $  (0.33)  $  (0.61)
Income (loss) from discontinued operations--basic and
  diluted...................................................     (0.23)     (0.01)      0.08
                                                              --------   --------   --------
Net income (loss) per share--basic and diluted..............  $   0.01   $  (0.34)  $  (0.53)
                                                              ========   ========   ========



    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



    CURRENCY TRANSLATION--The assets and liabilities of the Company's subsidiaries outside the U.S. are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from currency transactions are recognized currently in income and those resulting from translation of financial statements are included in accumulated other comprehensive income (loss).


    INCOME TAXES--Deferred income taxes are provided for differences arising in the timing of income and expenses for financial reporting and for income tax purposes using the asset/liability method of accounting. Under this method, deferred income taxes are recognized for the future tax consequences attributable to the differences between the financial statements' carrying amounts of existing assets and liabilities and their respective tax bases, using enacted tax rates.

    LONG-LIVED ASSETS--Long-lived assets, goodwill and other intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED) asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

    OFF-BALANCE SHEET FINANCIAL INSTRUMENTS--The nature and composition of some of the Company's assets and liabilities and off-balance sheet items expose the Company to interest rate risk. To mitigate this risk, the Company enters into interest rate swap agreements. All of the Company's interest rate swaps are designated and effective as hedges of specific existing or anticipated assets, liabilities or off-balance sheet items. The Company's foreign currency denominated assets and liabilities expose it to foreign currency exchange rate risk. The Company has entered into cross-currency hedges to fix the exchange rate on Canadian debt. The Company does not hedge its net investment in its Canadian subsidiary. The Company does not hold or issue derivative financial instruments for trading purposes.

    Swap agreements involve the periodic exchange of payments over the life of the agreements. Amounts to be paid or received are recorded on an accrual basis as an adjustment to the related income or expense of the item to which the agreements are designated. As of December 31, 1998, the related amount receivable from counterparties was $1.7 million. As of December 31, 1999, the related amount payable to counterparties was $1.5 million. Changes in the fair value of interest rate swaps are not reflected in the accompanying financial statements where designated to existing or anticipated assets, liabilities or off-balance sheet items and where swaps effectively modify or reduce interest rate sensitivity.

    Realized and unrealized gains or losses at the time of maturity, termination, sale or repayment of a derivative contract are recorded in a manner consistent with its original designation. Amounts are deferred and amortized as an adjustment to the related income or expense over the original period of exposure, provided the designated asset, liability or off-balance sheet item continues to exist, or in the case of anticipated transactions, is probable of occurring. Realized and unrealized changes in the fair value of swaps designated with items that no longer exist or are no longer probable to occur are recorded as a component of the gain or loss arising from the disposition of the designated item.


    Interest rate and foreign currency exchange rate risk management contracts are generally expressed in notional principal or contract amounts that coincide with the notional amount of the item being hedged. However, the notional amounts of these contracts are much larger than the amounts potentially at risk for nonperformance by counterparties. In the event of nonperformance by the counterparties, the Company's credit exposure on derivative financial instruments is limited to the value of the contracts that have become favorable to the Company. The Company actively monitors the credit ratings of its counterparties. Under the terms of certain swaps, each party may be required to pledge collateral if the market value of the swaps exceeds an amount set forth in the agreement or in the event of a change in its credit rating.



    SEGMENT INFORMATION--Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. The Company did not previously report segment information.



    RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities, and requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED) measure such instruments at fair value. In June 1999, the FASB issued SFAS
No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Adoption of this statement is not anticipated to materially impact the Company's results of operations, but may require revised balance sheet classifications and will require revised disclosures in the notes to the consolidated financial statements.


    The Emerging Issues Task Force ("EITF") is expected to review an issue, Issue No. 00-G, "Accounting for 'Point' and Other Loyalty Programs." that is closely related to the Company's Air Miles Reward Miles program and the way revenue is recognized for these types of programs. Similar to the discussion in Issue No. 00-G, the Company awards Reward Miles in order to encourage its Collectors to patronize the participating Sponsors, thereby generating payments from Sponsors to the Company. The Company understands that the EITF will likely examine this issue sometime in 2000, and that a specific date has not been set. The Company believes that its revenue recognition policy currently complies with existing GAAP and SEC guidelines. When Issue 00-G is issued, if it requires modification of the present revenue recognition policy, the Company will adhere to the guidance provided. Without knowing how the EITF will rule on this issue the Company is unable to assess the impact of Issue 00-G at this time.



    RECLASSIFICATIONS--For purposes of comparability, certain prior period amounts have been reclassified to conform with the current year presentation.


3. SECURITIES AVAILABLE-FOR-SALE

    Securities available-for-sale are primarily used to settle the Company's redemption obligation under its Air Miles reward program in Canada. These securities are primarily denominated in Canadian dollars. Realized gains and losses from the sale of investment securities were not material. The principal components of securities available-for-sale, which are carried at fair value, are as follows:

                                        DECEMBER 31, 1998                              DECEMBER 31, 1999
                           --------------------------------------------   -------------------------------------------
                                          UNREALIZED                                     UNREALIZED
                                      -------------------                            -------------------
                             COST      GAINS      LOSSES    FAIR VALUE      COST      GAINS      LOSSES    FAIR VALUE
                           --------   --------   --------   -----------   --------   --------   --------   ----------
                                          (IN THOUSANDS)
Fixed income securities:
  Government.............  $19,951     $  554    $   (82)     $20,423     $29,981     $   --    $(1,368)     $28,613
  Corporate..............   10,162        200       (300)      10,062      11,884          9       (540)      11,353
Equity securities........   22,420      1,508     (2,144)      21,784      25,385      3,171     (4,443)      24,113
                           -------     ------    -------      -------     -------     ------    -------      -------
Total....................  $52,533     $2,262    $(2,526)     $52,269     $67,250     $3,180    $(6,351)     $64,079
                           =======     ======    =======      =======     =======     ======    =======      =======

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Software development and conversion costs...............  $ 50,556   $ 55,156
Computer equipment and purchased software...............    13,649     23,127
Furniture and fixtures..................................    40,197     45,741
Leasehold improvements..................................    28,253     31,593
Construction in progress................................     2,586      6,624
                                                          --------   --------

  Total.................................................   135,241    162,241

Accumulated depreciation................................   (68,902)   (73,010)
                                                          --------   --------

Property and equipment, net.............................  $ 66,339   $ 89,231
                                                          ========   ========

    During fiscal 1998, the Company recorded an impairment of $4.0 million on computer equipment and software related to the Loyalty and Database Marketing Services segment. The related computer equipment and software was deemed by management to be inadequate. The related charge is included in processing and servicing expenses in the consolidated statements of operations.

5. SECURITIZATION OF CREDIT CARD RECEIVABLES

    The Company regularly securitizes its credit card receivables. During fiscal 1997, fiscal 1998 and fiscal 1999, the Company securitized $4.2 billion, $3.9 billion and $4.1 billion, respectively, of credit card receivables. The total amount of securitized credit card receivables outstanding as of December 31, 1998 and 1999 was $2.0 billion and $2.2 billion, respectively, maturing from 1999 to 2003. As of December 31, 1998 and 1999, seller's interest consisted of $139.1 million and $121.9 million, respectively.


    During the initial phase of a securitization reinvestment period, the Company generally retains principal collections in exchange for the transfer of additional credit card receivables into the securitized pool of assets. During the amortization or accumulation period of a securitization, the investors' share of principal collections (in certain cases, up to a maximum specified amount each month) is either distributed each month to the investors or held in an account until it accumulates to the total amount, at which time it is paid to the investors in a lump sum. One of the Company's securitization trusts has entered an early amortization period as a result of a private label customer entering bankruptcy proceedings. The receivables associated with the customer are in a different trust from all of the Company's other receivables; therefore, those proceedings will not affect the other trusts. The Company's outstanding securitizations are scheduled to begin their amortization or accumulation periods at various times between 2000 and 2003.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. SECURITIZATION OF CREDIT CARD RECEIVABLES (CONTINUED)
    "Due from securitizations" consists of spread deposits, I/O strips and excess funding deposits as shown in the table below:


                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Spread deposits.........................................  $ 82,875   $104,222
I/O strips..............................................    21,967     20,289
Excess funding deposits.................................    16,600     19,973
                                                          --------   --------
                                                          $121,442   $144,484
                                                          ========   ========



    The spread deposits, I/O strips and excess funding deposits are initially recorded at their allocated carrying amount based on relative fair value. Fair value is determined by computing the present value of the estimated cash flows, using the dates that such cash flows are expected to be released to the Company, at a discount rate considered to be commensurate with the risks associated with the cash flows. The amounts and timing of the cash flows are estimated after considering various economic factors including prepayment, delinquency, default and loss assumptions.


    I/O strips, seller's interest and other interests retained are periodically evaluated for impairment based on the fair value of those assets.

    Fair values of I/O strips and other interests retained are based on a review of actual cash flows and on the factors that affect the amounts and timing of the cash flows from each of the underlying credit card receivable pools. Based on this analysis, assumptions are validated or revised as deemed necessary, the amounts and the timing of cash flows are estimated and fair value is determined. The Company has one collateral type, private label credit cards, and used the following assumptions to determine fair value at December 31, 1999:

Discount rate....................................            14.0%
Collected yield..................................        20.1% - 25.2%
Interest expense.................................            6.94%
Credit losses rate...............................         7.3% - 9.8%
Dilution (prepayment) ratio......................        1.6% to 2.8%

Weighted average life............................          8 months


    Spread deposits, carried at estimated fair value, represent deposits that are held by a trustee or agent and are used to absorb losses related to securitized credit card receivables if those losses exceed the available net cash flows arising from the securitized credit card receivables. The fair value of spread deposits is based on the maturity date of the respective series, ranging from 4 months to 3 years and 4 months, and the discount rate. The discount rate is based on a risk adjusted rate paid on the series less the interest rate earned by the Company on the spread deposits and ranges from 2.1% to 4.0%. The amount required to be deposited is 3.25% of credit card receivables in the trust, other than with respect to the trust in early amortization, for which all excess funds are required to be deposited. Spread deposits are generally released proportionately as investors are repaid, although some spread deposits are released only when investors have been paid in full. None of these spread deposits were required to be used to cover losses on securitized credit card receivables in the three-year period ended December 31, 1999.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. SECURITIZATION OF CREDIT CARD RECEIVABLES (CONTINUED)
    The Company is required to maintain minimum interests ranging from 4% to 7% of the securitized credit card receivables. This requirement is met through seller's interest, and is supplemented through the excess funding deposits. Excess funding deposits represent cash amounts deposited with the trustee of the securitizations.

6. INTANGIBLE ASSETS AND GOODWILL

    Intangible assets and goodwill consist of the following:


                                                        AMORTIZATION LIFE
                                DECEMBER 31,               AND METHOD
                             -------------------   ---------------------------
                               1998       1999
                             --------   --------
                               (IN THOUSANDS)
Premium on purchased credit                          3 years--straight line
  card portfolio...........  $ 37,539   $ 38,536
Customer contracts and                              3-20 years--straight line
  lists....................    27,000     46,700
Noncompete agreement.......    19,000      2,300     5 years--straight line
Goodwill...................   174,338    333,154   20-25 years--straight line
Deferred incentives........    10,454     11,086    27 months--straight line
Sponsor contracts..........    37,244     39,495   5 years--declining balance
Collector database.........    45,738     48,503     15%--declining balance
                             --------   --------
  Total....................   351,313    519,774
Accumulated amortization...   (65,134)   (99,719)
                             --------   --------
Intangible assets and
  goodwill, net............  $286,179   $420,055
                             ========   ========

                       ALLIANCE DATA SYSTEMS CORPORATION

7. DEBT

    Debt consists of the following:


                                                            DECEMBER 31,
                                                        ---------------------
                                                          1998        1999
                                                        ---------   ---------
                                                           (IN THOUSANDS)
Certificates of deposit...............................  $  49,500   $ 116,900
Revolving credit loan agreement.......................     98,484          --
Subordinated notes....................................    102,000     102,000
Credit agreement......................................    130,000     120,361
Term loans............................................    100,000      95,875
                                                        ---------   ---------
                                                          479,984     435,136
Less: current portion.................................   (148,149)   (118,225)
                                                        ---------   ---------
Long term portion.....................................  $ 331,835   $ 316,911
                                                        =========   =========


    CERTIFICATES OF DEPOSIT--Terms of the certificates of deposit range from three months to 24 months with annual interest rates ranging from 5.1% to 5.9% at December 31, 1998 and from 5.4% to 6.9% at December 31, 1999. Interest is paid monthly and at maturity.

    REVOLVING CREDIT LOAN AGREEMENT--In fiscal 1996, in connection with the Company's purchase of certain trade receivables, the Company entered into a revolving credit loan agreement that provided for revolving credit loans of up to $100.0 million, with interest at a variable rate (5.75% at December 31, 1998). The loan was repaid in December 1999 and this credit agreement has since expired.

    SUBORDINATED NOTES--The Company has outstanding a subordinated note with an affiliate in the principal amount of $50.0 million. Such note bears interest at 10% payable semiannually. This note was issued at a discount of approximately $3.6 million, and such discount is accreted into interest expense using the effective rate of approximately 12% over the life of the note. The note is to be repaid on October 25, 2005. The Company may, at its option, prepay the note at its face amount.

    The Company has outstanding a subordinated note with an affiliate in the principal amount of $52.0 million. Such note bears interest at 10% payable semi-annually. This note was issued at a discount of approximately
$6.5 million, and such discount is accreted into interest expense using the effective rate of approximately 12% over the life of the note. The discount was issued in the form of 5.9 million shares of common stock issued to the affiliate. The note is to be repaid in two equal installments in September 2007 and September 2008. The Company may, at its option, prepay the note at its face amount.


    CREDIT AGREEMENT--In fiscal 1997, the Company entered into a credit agreement to borrow $130.0 million. Funds borrowed under this facility bear interest at the higher of (i) the prime rate for such day or (ii) the sum of 1/2 of 1% plus the Federal funds rate for a base rate loan or (iii) the sum of the Euro-dollar margin plus the LIBOR rate applicable to such period for each Euro-dollar loan. Interest is payable quarterly in arrears. The effective interest rates were 7.94% and 8.0% at December 31, 1998 and 1999, respectively. Funds borrowed under the credit agreement are to be repaid in installments of $10.0 million on July 28, 2000, $30.0 million on July 27, 2001, $40.0 million on August 2, 2002 and the remaining balance on July 25, 2003. The Company's obligations under the credit agreement are secured by substantially all of its assets.

                       ALLIANCE DATA SYSTEMS CORPORATION

7. DEBT (CONTINUED)

    TERM LOANS--The Company has outstanding two separate term loan facilities each in the amount of $50.0 million. The first term loan is payable in four separate annual installments of $3.1 million commencing July 30, 1999 with a final lump sum payment of $37.5 million due July 25, 2003. The second term loan is payable in six separate annual installments of $1.0 million commencing
July 30, 1999 with a final lump sum payment of $44.0 million due July 25, 2005. Both loans bear interest at the higher of (i) the prime rate for such day or
(ii) the sum of 1/2 of 1% plus the Federal funds rate for a base rate loan or
(iii) the sum of the Euro-dollar margin plus the LIBOR rate applicable to such period for each Euro-dollar loan. Interest is payable quarterly in arrears. The effective interest rates on the two term loans were 7.07% and 8.995%, respectively, at December 31, 1999.



    LINE OF CREDIT--The Company has available borrowings under a line of credit agreement of $100.0 million. The line of credit bears interest at the higher of
(i) the prime rate for such day or (ii) the sum of 1/2 of 1% plus the Federal funds rate for a base rate loan or (iii) the sum of the Euro-dollar margin plus the LIBOR rate applicable to such period for each Euro-dollar loan. The agreement matures on July 25, 2003. There were no amounts outstanding on the line of credit at December 31, 1998 or 1999.


    Any outstanding balances, including interest, related to the credit agreement will become payable immediately if the Company consummates a public offering of equity securities. The Company has agreed to comply with certain covenants as part of all non-subordinated debt agreements.

    Debt at December 31, 1999 matures as follows (in thousands):

2000..............................................  $118,225
2001..............................................    64,425
2002..............................................    44,125
2003..............................................    78,861
2004..............................................     1,000
Thereafter........................................   128,500
                                                    --------
                                                    $435,136
                                                    ========

                       ALLIANCE DATA SYSTEMS CORPORATION

8. INCOME TAXES

    The Company files a consolidated Federal income tax return. Components of the provision (credit) for income taxes are as follows:


                                                               FISCAL
                                                   ------------------------------
                                                     1997       1998       1999
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
CURRENT
  Federal........................................  $ 9,464    $ 5,789    $18,827
  State..........................................      347         98        483
  Foreign........................................       22      1,777      9,610
                                                   -------    -------    -------
    Total current................................    9,833      7,664     28,920
                                                   -------    -------    -------

DEFERRED
  Federal........................................   (4,205)    (4,839)   (15,081)
  State..........................................     (392)      (808)     1,182
  Foreign........................................               1,640     (2,705)
                                                   -------    -------    -------
    Total deferred...............................   (4,597)    (4,007)   (16,604)
                                                   -------    -------    -------
                                                     5,236      3,657     12,316
Tax (benefit) expense related to discontinued
  operations.....................................   (4,440)      (159)     2,127
                                                   -------    -------    -------
  Total income tax provision.....................  $   796    $ 3,498    $14,443
                                                   =======    =======    =======


    A reconciliation of recorded federal income tax expenses (benefit) to the expected expense computed by applying the federal statutory rate of 35% for all periods to income before income taxes is as follows:


                                                                FISCAL
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Expected (benefit) expense at statutory rate......   $4,877    $(3,571)   $(4,712)
Increase (decrease) in income taxes resulting
  from:
  State and foreign income taxes..................      225         63        296
  Non-deductible foreign losses...................      159        832        623
  Non-deductible acquired goodwill and other
    intangibles...................................       --      5,944     18,846
  Change in valuation allowance...................       --         --     (3,266)
  Other--net......................................      (25)       389        529
                                                     ------    -------    -------
    Total.........................................   $5,236    $ 3,657    $12,316
                                                     ======    =======    =======

                       ALLIANCE DATA SYSTEMS CORPORATION

8. INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities consist of the following:


                                                            DECEMBER 31,
                                                       ----------------------
                                                          1998        1999
                                                       ----------   ---------
                                                           (IN THOUSANDS)
DEFERRED TAX ASSETS
  Deferred income....................................   $ 5,424      $13,410
  Allowance for doubtful accounts....................     2,733        1,405
  Intangible assets..................................    17,477       20,008
  Estimated loss on contracts........................     1,841           --
  Net operating loss carryforwards...................    10,553       11,966
  Depreciation.......................................     1,800        2,875
  Discontinued operations............................        --        2,186
  Other..............................................     3,708        3,936
                                                        -------      -------
    Total deferred tax assets........................    43,536       55,786
                                                        -------      -------

DEFERRED TAX LIABILITIES
  Servicing rights...................................     7,771        8,120
  Accrued expenses...................................     1,283          468
  Other..............................................       970          348
                                                        -------      -------
    Total deferred tax liabilities...................    10,024        8,936
                                                        -------      -------
  Valuation allowance................................    (8,797)      (5,531)
                                                        -------      -------
  Net deferred tax asset.............................   $24,715      $41,319
                                                        =======      =======



    At December 31, 1999, the Company had approximately $18.8 million of Federal net operating losses ("NOL's"), which expire at various times through 2013. In addition, the Company has approximately $139.9 million of state NOL's, which expire at various times through 2015. The utilization of the Federal NOL's are subject to limitations under Section 382 of the Internal Revenue Code on account of changes in the equity ownership. NOL's for both financial reporting and tax reporting purposes are subject to a valuation allowance established for the tax benenfit associated with their respective unrealizable federal and state NOL's. In 1999, $7.3 million of the valuation allowance was reversed as a result of final regulations issued by the Internal Revenue Service in June 1999. The Company increased the valuation allowance by $4.0 million in 1999. The valuation allowance relates primarily to state NOL's and reduces deferred tax assets to an amount that represents management's best estimate of the amount of such deferred tax assets that more likely than not will be realized.

                       ALLIANCE DATA SYSTEMS CORPORATION

9.  PREFERRED STOCK



    In July 1999, the Company entered into a preferred stock purchase agreement and issued 120,000 shares of its Series A Cumulative Convertible Preferred Stock for proceeds of $120.0 million to an affiliate. The terms of the preferred stock purchase agreement include, among other things, the following:



    - Dividends are payable by the Company upon declaration by the Board of Directors. Dividends are cumulative and dividends not paid currently will accrue and compound quarterly at an annual rate of 6.0%. Dividends in arrears at December 31, 1999 were $3.4 million.


    - Each share is convertible into common shares at a conversion rate of $13.50, at the option of the holder, at any time following issuance. Upon a $75.0 million or greater initial public offering, shares will be mandatorily convertible into common stock at the stated conversion price.

    - The shares have an aggregate liquidation preference equal to the face amount plus all accrued and unpaid dividends.

    - Each share may be voted together with the common stock on an as-converted basis.

    - All issued and outstanding shares are redeemable on July 12, 2007 at a per share redemption price as defined in the agreement.


10. STOCKHOLDERS' EQUITY



    In connection with the BSI acquisition, the Company issued warrants to purchase up to 167,084 shares of the Company's common stock at $9.00 per share. The warrants and any stock issued upon exercise of the warrants contain or will contain transfer restrictions. The fair value of the warrants was included in the acquisition purchase price. The warrants expire in January 2008.


    During July 1999, the stockholders approved an increase in the number of authorized shares from 50,000,000 shares to 66,666,667 shares.


11. STOCK COMPENSATION PLANS



    Certain of the Company's employees have been granted stock options under the Company's Stock Option and Restricted Stock Purchase Plan (the "Plan"). The purpose of the Plan is to benefit and advance the interests of the Company by rewarding certain employees for their contributions to the financial success of the Company and thereby motivating them to continue to make such contributions in the future. The stock options generally vest over a three year period, beginning on the first day of February of the eighth year after the date of grant and expire 10 years after the date of grant. Terms of all awards are determined by the Board of Directors at the time of award.


    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                               FISCAL
                                                   ------------------------------
                                                     1997       1998       1999
                                                   --------   --------   --------
Expected dividend yield..........................  --         --         --
Risk-free interest rate..........................  6.0%       6.0%       7.0%
Expected life of options (years).................  4.0 yrs    4.0 yrs    4.0 yrs
Assumed volatility...............................  0.01%      0.01%      0.01%

                       ALLIANCE DATA SYSTEMS CORPORATION

11. STOCK COMPENSATION PLANS (CONTINUED)


    The weighted average fair value of each option as of the grant date was $1.89, $2.79 and $2.43 in fiscal 1997, fiscal 1998 and fiscal 1999, respectively. The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Option valuation models incorporate highly subjective assumptions. Because changes in the subjective assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options. Because the determination of fair value of all employee stock options granted after such time as the Company becomes a public entity will include an expected volatility factor and because, for pro forma disclosure purposes, the estimated fair value of the Company's employee stock options is treated as if amortized to exepense over the options' vesting period, the effects of applying SFAS No. 123 for pro forma disclosures are not necessarily indicative of future amounts.


    The following table summarizes stock option activity under the Plan:


                                                      OPTIONS      WEIGHTED AVERAGE
                                                    OUTSTANDING     EXERCISE PRICE
                                                    ------------   -----------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE
                                                                AMOUNTS)
BALANCE AT FEBRUARY 1, 1997.......................       640            $ 9.00
  Granted.........................................       597              9.00
  Exercised.......................................       (16)             9.00
  Canceled........................................       (65)             9.00
                                                       -----
BALANCE AT JANUARY 31, 1998.......................     1,156              9.00
  Granted.........................................       912              9.45
  Exercised.......................................       (57)             9.00
  Canceled........................................      (194)             9.00
                                                       -----
BALANCE AT DECEMBER 31, 1998......................     1,817              9.18
  Granted.........................................       644             10.14
  Exercised.......................................       (42)             9.00
  Cancelled.......................................       (71)             9.09
                                                       -----
BALANCE AT DECEMBER 31, 1999......................     2,348              9.54
                                                       =====


    The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 1999 (in thousands, except per share amounts):


                                 OUTSTANDING                         EXERCISABLE
                   ----------------------------------------   -------------------------
                               REMAINING        WEIGHTED                    WEIGHTED
RANGE OF EXERCISE             CONTRACTUAL       AVERAGE                     AVERAGE
     PRICES        OPTIONS    LIFE (YEARS)   EXERCISE PRICE   OPTIONS    EXERCISE PRICE
-----------------  --------   ------------   --------------   --------   --------------
$9.00 to $11.25      2,348         8.34            9.54        1,311           9.30


    The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan. The effect of determining compensation cost for the Company's stock-based compensation plan based

                       ALLIANCE DATA SYSTEMS CORPORATION

11. STOCK COMPENSATION PLANS (CONTINUED)

on the fair value at the grant dates for awards under the Plan consistent with the methods of SFAS No. 123 is disclosed in the following pro forma information (in thousands, except per share amounts):


                                                               FISCAL
                                                   ------------------------------
                                                     1997       1998       1999
                                                   --------   --------   --------
Pro forma net income (loss)......................   $ 314     $(14,796)  $(22,219)
                                                    =====     ========   ========
Basic pro forma earnings per share...............   $0.01     $  (0.35)  $  (0.47)
                                                    =====     ========   ========
Diluted pro forma earnings per share.............   $0.01     $  (0.35)  $  (0.47)
                                                    =====     ========   ========



12. EMPLOYEE BENEFIT PLANS



    The Company sponsors separate defined contribution pension plans for World Financial Network National Bank ("WFNNB") and ADSI that cover qualifying employees based on service and age requirements. The Company makes matching (WFNNB) or discretionary (ADSI) contributions as determined by the Board of Directors.



13. COMMITMENTS AND CONTINGENCIES


    The Company has entered into certain contractual arrangements that result in a fee being billed to the sponsors upon redemption of Air Miles reward miles. The Company has obtained revolving letters of credit from certain of these sponsors that expire at various dates. These letters of credit total
$44.4 million at December 31, 1999, which exceeds the estimated amount of the obligation to provide travel and other rewards.

    The Company leases certain office facilities and equipment under noncancellable operating leases and is generally responsible for property taxes and insurance. Future annual minimum rental payments required under noncancellable operating leases, some of which contain renewal options, as of December 31, 1999 are (in thousands):

YEAR:
-----
2000..............................................  $ 53,002
2001..............................................    49,496
2002..............................................    28,887
2003..............................................    12,009
2004..............................................    10,056
Thereafter........................................    34,076
                                                    --------
Total.............................................  $187,526
                                                    ========


    WFNNB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, WFNNB must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory

                       ALLIANCE DATA SYSTEMS CORPORATION

13. COMMITMENTS AND CONTINGENCIES (CONTINUED)

accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require WFNNB to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined) ("total capital ratio", "Tier 1 capital ratio" and "leverage ratio", respectively). Under the regulations, a "well capitalized" institution must have a Tier 1 captial ratio of at least six percent, a total capital ratio of at least 10 percent and a leverage ratio of at least five percent and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least four percent, a total capital ratio of at least eight percent and a leverage ratio of at least four percent, but three percent is allowed in some cases. Under these guidelines, WFNNB is considered well capitalized. As of December 31, 1999, WFNNB's Tier 1 capital ratio was 50.0, total capital ratio was 51.0 and leverage ratio was 49.1, and WFNNB was not subject to a capital directive order.

    Holders of credit cards issued by the Company have available lines of credit, which vary by accountholder, that can be used for purchases of merchandise offered for sale by clients of the Company. These lines of credit represent elements of risk in excess of the amount recognized in the financial statements. The lines of credit are subject to change or cancellation by the Company. As of December 31, 1999, WFNNB had approximately 24.0 million active accountholders, having an unused line of credit averaging $684 per account.


    The Company has entered into certain long-term arrangements to purchase tickets from its airline and other suppliers. These long-term arrangements allow the Company to make purchases at set prices. At December 31, 1999, the Company had no material minimum purchase commitments with these suppliers.


    SIGNIFICANT CONCENTRATION OF CREDIT RISK--The Company's Credit Services segment is active in originating private label credit cards in the United States. The Company reviews each potential customer's credit application and evaluates the applicant's financial history and ability and perceived willingness to repay. Credit card loans are made primarily on an unsecured basis. Card holders reside throughout the United States and are not significantly concentrated in any one area.

14. FINANCIAL INSTRUMENTS

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit through charge cards, interest rate swaps and futures contracts. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or normal amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

                       ALLIANCE DATA SYSTEMS CORPORATION

14. FINANCIAL INSTRUMENTS (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS--The estimated fair values of the Company's financial instruments were as follows:


                                                                     DECEMBER 31
                                             -----------------------------------------------------------
                                                         1998                           1999
                                             ----------------------------   ----------------------------
                                             CARRYING AMOUNT   FAIR VALUE   CARRYING AMOUNT   FAIR VALUE
                                             ---------------   ----------   ---------------   ----------
                                                                   (IN THOUSANDS)
FINANCIAL ASSETS
  Cash and cash equivalents................      $ 47,036       $ 47,036        $ 56,546       $ 56,546
  Restricted cash and cash equivalents.....        17,909         17,909          69,571         69,571
  Securities available-for-sale............        52,269         52,269          64,079         64,079
  Trade receivables........................       143,286        143,286          69,085         69,085
  Credit card receivables and seller's
    interest, net..........................       139,458        139,458         150,804        150,804
  Due from securitizations.................       121,442        121,442         144,484        144,484
FINANCIAL LIABILITIES
  Accounts payable.........................        44,327         44,327          83,976         83,976
  Long-term and subordinated debt..........       479,984        491,192         435,136        447,861

                                             NOTIONAL AMOUNT   FAIR VALUE   NOTIONAL AMOUNT   FAIR VALUE
                                             ---------------   ----------   ---------------   ----------
Interest swaps.............................      $900,000       $(14,148)       $725,000       $ (6,083)


    The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

    CASH AND CASH EQUIVALENTS--The carrying amount approximates fair value due to the short maturity of the cash investments.

    TRADE RECEIVABLES--The carrying amount approximates fair value due to the short maturity and the average interest rates approximate current market origination rates.

    CREDIT CARD RECEIVABLES--The carrying amount of credit card receivables approximates fair value due to the short maturity and the average interest rates approximate current market origination rates.

    SECURITIES AVAILABLE-FOR-SALE--Fair value for securities are based on quoted market prices.

    DUE FROM SECURITIZATIONS--The carrying amount of the securitization spread account approximates its fair value due to the relatively short maturity period and average interest rates which approximate current market rates.

    ACCOUNTS PAYABLE--Due to the relatively short maturity periods, the carrying amount approximates the fair value.

    LONG-TERM AND SUBORDINATED DEBT--The fair value was estimated based on the current rates available to the Company for debt with similar remaining maturities.

    INTEREST SWAPS--The fair value was estimated based on the cost to the Company to terminate the agreements.

                       ALLIANCE DATA SYSTEMS CORPORATION

15. INTEREST SWAPS


    INTEREST SWAPS--In March 1997, WFNNB entered into three interest rate swap agreements with J.P. Morgan Company ("Morgan") with notional amounts totaling $500.0 million. These interest rate swaps effectively change WFNNB's interest rate exposure on $300.0 million and $200.0 million of securitized credit card receivables to a fixed rate of approximately 6.34% and 6.72%, respectively. On January 30, 1998, WFNNB entered into an interest rate swap agreement with Morgan with a notional amount of $300.0 million. This interest rate swap effectively changed WFNNB's interest rate exposure on $300.0 million of securitized accounts receivable to a variable rate based on LIBOR. The notional amount of the swap, $125 million at December 31, 1999, will decrease with a corresponding decrease of the related securitized credit card receivables. In October 1998, Loyalty entered into two cross-currency interest rate swap agreements with Morgan with notional amounts totaling $100.0 million. The interest rate swaps effectively changed Loyalty's interest rate exposure on $50.0 million and $50.0 million of notes payable to a variable rate based on Canadian Bankers Acceptance and to a fixed rate of 7.07% and 8.995%, respectively. The following briefly outlines the terms of each swap agreement:


                                                                       FIXED/VARIABLE             FIXED/VARIABLE
NOTIONAL AMOUNT                        SWAP PERIOD                     RATE RECEIVED                RATE PAID
-----------------------  ---------------------------------------  ------------------------   ------------------------
$250,000,000...........  March 10, 1997 through March 10, 2000    USD-CP-H.15                6.340%
$50,000,000............  March 10, 1997 through March 10, 2000    USD-LIBOR-BBA              6.345%
$200,000,000...........  May 15, 1997 through May 15, 2004        USD-LIBOR-BBA              6.720%
$125,000,000...........  January 30, 1998 through March 15, 2003  5.67%                      USD-LIBOR-BBA
$50,000,000............  October 26, 1998 through July 25, 2003   USD-LIBOR-BBA+1.75%        CAD-BA-CDOR+1.99%
$50,000,000............  October 26, 1998 through July 25, 2005   USD-LIBOR-BBA+3.0%         8.995%

    DEFERRED INCOME--In fiscal 1995, the Company entered into five-year and seven-year forward rate locks to mitigate the impact of interest rate fluctuations of the five and seven year Asset-Backed Securities ("ABS") issued in a public offering in connection with the securitization of certain credit card receivables. At the forward rate lock hedge determination date, the Company was in a favorable position and received $17.7 million (five year) and $16.8 million (seven year) which was recorded as deferred income and is being amortized ratably over five and seven year periods, respectively. The hedging reduced the effective interest rate of the five year ABS's from approximately 6.7% to 6.0% and reduced the effective interest rate of the seven year ABS's from approximately 7.0% to 6.2%.

                       ALLIANCE DATA SYSTEMS CORPORATION

17.  PARENT ONLY FINANCIAL STATEMENTS


                         ALLIANCE DATA SYSTEMS CORPORATION
                             (PARENT COMPANY ONLY)
                        CONDENSED FINANCIAL INFORMATION

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
BALANCE SHEETS                                                --------   --------
                                                                (IN THOUSANDS)
Assets:
Cash and cash equivalents...................................  $    889   $     --
Investment in subsidiaries..................................   191,872    362,194
Loans to subsidiaries.......................................   271,750    181,750
Receivables from subsidiaries...............................        --     66,179
Trade receivables...........................................    97,635         --
Other.......................................................    23,151     12,867
                                                              --------   --------
  Total assets..............................................  $585,297   $622,990
                                                              ========   ========

Liabilities:
Long-term and subordinated debt.............................  $330,600   $222,361
Borrowings from subsidiaries................................    17,510         --
Other.......................................................     7,324     10,432
                                                              --------   --------
  Total liabilities.........................................   355,434    232,793
Stockholders' equity........................................   229,863    390,197
                                                              --------   --------
  Total liabilities and stockholders' equity................  $585,297   $622,990
                                                              ========   ========

                                                                          FISCAL
                                                              ------------------------------
                                                                1997       1998       1999
STATEMENTS OF INCOME                                          --------   --------   --------
                                                                      (IN THOUSANDS)
Interest from loans to subsidiaries.........................   $3,578    $17,907    $23,962
Dividends from subsidiary...................................       --         --     40,000
Processing and servicing fees...............................      695      4,457      3,404
Other income................................................      240        156        149
                                                               ------    -------    -------
  Total revenue.............................................    4,513     22,520     67,515
Interest expense............................................    1,945     21,165     25,981
Other expense...............................................       17        153        256
                                                               ------    -------    -------
  Total expense.............................................    1,962     21,318     26,237
                                                               ------    -------    -------
Income before income taxes..................................    2,551      1,202     41,278
Income tax expense..........................................      848        486        720
                                                               ------    -------    -------
Net income..................................................   $1,703    $   716    $40,558
                                                               ======    =======    =======

Note: Alliance Data Systems Corporation accounts for its investments in subsidiaries under the cost method.

                       ALLIANCE DATA SYSTEMS CORPORATION

17.  PARENT ONLY FINANCIAL STATEMENTS (CONTINUED)



                                                                           FISCAL
                                                              ---------------------------------
                                                                1997        1998        1999
STATEMENTS OF CASH FLOWS                                      ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Net cash provided by (used in) operating activities.........  $ (59,919)  $ (78,260)  $ 115,555

Investing activities:
Net cash paid for corporate acquisitions....................     (3,250)   (151,500)   (169,322)
Loans to subsidiaries.......................................   (137,669)         --          --
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................   (140,919)   (151,500)   (169,322)

Financing Activities:
Borrowings from subsidiaries................................         --      17,510      41,331
Issuance of long-term and subordinated debt.................    421,998     327,159     320,624
Repayment of long-term and subordinated debt................   (220,626)   (221,676)   (428,854)
Net proceeds from preferred stock...........................         --          --     119,400
Net proceeds from issuances of common stock.................         96     107,042         377
                                                              ---------   ---------   ---------
Net cash provided by (used in) financing activities.........    201,468     230,015      52,878
                                                              ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents............        630         255        (889)
Cash and cash equivalents at beginning of period............          4         634         889
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of period..................  $     634   $     889   $      --
                                                              =========   =========   =========



18.  SEGMENT INFORMATION



    Operating segments are defined by SFAS 131 as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision making group is the Executive Committee, which consists of the Chairman of the Board and Chief Executive Officer, Presidents of the divisions; Executive Vice Presidents; and certain other officers. The operating segments are reviewed separately because each operating segment represents a strategic business unit that generally offers different products and serves different markets.


    The accounting policies of the operating segments are generally the same as those described in the summary of significant accounting policies. Corporate overhead is allocated to the segments based on a percentage of the segment's revenues. Interest expense and income taxes are not allocated to the segments in the computation of segment operating profit for internal evaluation purposes. Transaction Services performs servicing activities related to Credit Services. For this, Transaction Services receives a fee equal to its direct costs before corporate overhead allocation plus a margin that it would charge an

                       ALLIANCE DATA SYSTEMS CORPORATION

18.  SEGMENT INFORMATION (CONTINUED)

unrelated third party for similar functions. Revenues are attributed to geographic areas based on the location of the unit processing the underlying transactions.


                                                                   LOYALTY AND
                                          TRANSACTION    CREDIT     DATABASE       OTHER/
                                           SERVICES     SERVICES    MARKETING    ELIMINATION    TOTAL
FISCAL 1997                               -----------   --------   -----------   -----------   --------
                                                                 (IN THOUSANDS)
Revenues................................    $256,730    $211,921     $23,348      $(138,600)   $353,399
Depreciation and amortization...........      23,497      12,064          --             --      35,561
Operating profit........................       3,713      17,221       8,457             --      29,391



                                                                   LOYALTY AND
                                          TRANSACTION    CREDIT     DATABASE       OTHER/
                                           SERVICES     SERVICES    MARKETING    ELIMINATION    TOTAL
FISCAL 1998                               -----------   --------   -----------   -----------   --------
                                                                 (IN THOUSANDS)
                                                            (RESTATED - SEE NOTE 22)
Revenues................................    $286,605    $212,663     $ 84,288     $(149,247)   $434,309
Depreciation and amortization...........      25,419      11,763       13,968            --      51,151
Operating profit........................     (11,798)     27,633        1,847            --      17,682



                                                                   LOYALTY AND
                                          TRANSACTION    CREDIT     DATABASE       OTHER/
                                           SERVICES     SERVICES    MARKETING    ELIMINATION    TOTAL
FISCAL 1999                               -----------   --------   -----------   -----------   --------
                                                                 (IN THOUSANDS)
                                                            (RESTATED - SEE NOTE 22)
Revenues................................    $362,524    $247,824     $194,482     $(165,576)   $639,254
Depreciation and amortization...........      28,728      12,145       33,863            --      74,736
Operating profit........................      (8,229)     34,064        3,488            --      29,323


    Information concerning principal geographic areas is as follows:


                                        UNITED STATES   REST OF WORLD(1)     TOTAL
                                        -------------   ----------------   ----------
                                                       (IN THOUSANDS)
                                                  (RESTATED - SEE NOTE 22)
Revenues
  Fiscal 1997.........................    $352,975          $    424       $  353,399
  Fiscal 1998.........................     367,588            66,721          434,309
  Fiscal 1999.........................     467,629           171,625          639,254
Total assets
  December 31, 1998...................     689,234           308,412          997,646
  December 31, 1999...................     801,219           365,675        1,166,894


------------------------

(1) Primarily consists of Canada following the Loyalty acquisition in July 1998.


19.  RELATED PARTY TRANSACTIONS


    One of the Company's stockholders, Welsh, Carson, Anderson & Stowe and related affiliates ("WCAS"), have provided significant financing to the Company since the initial merger in August 1996. The related transactions are as follows:

    - The Company issued a 10% subordinated note to WCAS in January 1996, in the principal amount of $30.0 million. Principal on the note is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The note was originally issued to finance, in part, the acquisition of BSI Business Services, Inc., now known as ADSI. Additionally, the Company issued similar notes to The Limited in the amount of $20.0 million.

                       ALLIANCE DATA SYSTEMS CORPORATION

19.  RELATED PARTY TRANSACTIONS (CONTINUED)


    - In July 1998, the Company sold 10.1 million shares of common stock to WCAS for $100.0 million. The shares were issued to finance, in part, the acquisition of all outstanding stock of Loyalty.



    - In August 1998, the Company sold 30,303 shares of common stock to WCAS for $300,000 and 20,202 shares of common stock to The Limited for $200,000.


    - In September 1998, the Company issued 655,556 shares of common stock to WCAS and issued a 10% subordinated note to WCAS, in the principal amount of $52.0 million. Principal on the note is due in two equal installments on September 15, 2007 and September 15, 2008. Interest is payable semi-annually in arrears on each March 15 and September 15. The shares and the note was originally issued to finance, in part, the acquisition of HSI.


    The Company paid Welsh, Carson, Anderson & Stowe $2.0 million in fiscal 1998 and $1.2 million in fiscal 1999 for fees related to acquisitions.


    The other significant stockholder of the Company, The Limited (through affiliates), is a significant customer. The Company has entered into credit card processing agreements with several affiliates of The Limited. The Company has received fees from The Limited and its affiliates of $53.1 million for fiscal 1997, $54.8 million for fiscal 1998 and $64.1 million for fiscal 1999.


20.  DISCONTINUED OPERATIONS



    During September 1999, the Board of Directors decided to discontinue the Company's subscriber services business when a major customer was acquired by a third party. The business is expected to wind down by second quarter 2000. The business had revenues of approximately $27.4 million, $44.9 million, $43.1 million in fiscal 1997, 1998 and 1999, respectively. The net assets of the business were immaterial.



21.  SUBSEQUENT EVENTS



    On March 1, 2000, the Company's Board of Director and stockholders approved a change in number of authorized shares of common stock to 200,000,000, and approved a 1-for-9 reverse stock split. Such change in authorized shares and stock split became effective March 1, 2000. All share and per share data in the accompanying financial statements have been restated to give effect to the reverse stock split.



22. RESTATEMENT



    Subsequent to the issuance of the Company's 1999 consolidated financial statements, the Company's management determined that the premium on purchased credit card portfolio had been amortized using an inappropriate life in the Company's fiscal 1997, 1998 and 1999 consolidated financial statements. As a result, the accompanying fiscal 1997, 1998 and 1999 consolidated financial statements have been restated from amounts previously reported to reduce the life on premium on purchased credit card portfolios from 15 years to three years.

                       ALLIANCE DATA SYSTEMS CORPORATION

22. RESTATEMENT (CONTINUED)


    Set forth below is a summary of the significant effects of the restatement (amounts in thousands, except per share data):



                                                                            PREVIOUSLY
                                                              AS RESTATED    REPORTED
                                                              -----------   ----------
At February 1, 1997:
  Retained earnings.........................................  $   85,077    $   86,071
At January 31, 1998:
  Retained earnings.........................................      85,526        92,434
For the 53 weeks ended January 31, 1998
  Amortization of purchased intangibles.....................      28,159        19,061
  Income tax expense........................................       5,236         8,420
  Net income................................................         449         6,363
  Net income per share......................................        0.01          0.17
At December 31, 1998:
  Intangible assets and goodwill, net.......................     286,179       305,365
  Deferred tax asset, net...................................      21,664        14,949
  Total assets..............................................     997,646     1,010,119
  Retained earnings.........................................      71,367        83,838
For the Eleven Months Ended December 31, 1998:
  Amortization of purchased intangibles.....................      42,880        34,321
  Income tax expense........................................       3,657         6,653
  Net loss..................................................     (14,159)       (8,596)
  Net loss per share........................................       (0.34)        (0.21)
At December 31, 1999:
  Intangible assets and goodwill, net.......................     420,055       448,017
  Deferred tax asset, net...................................      14,903         5,116
  Retained earnings.........................................      49,540        67,715
  Total assets..............................................   1,166,894     1,185,069
For the Year Ended December 31, 1999:
  Amortization of purchased intangibles.....................      58,553        49,777
  Income tax expense........................................      12,316        15,388
  Net loss..................................................     (21,827)      (16,123)
  Net loss per share........................................       (0.53)        (0.41)

                       ALLIANCE DATA SYSTEMS CORPORATION



           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
REVENUES
  Processing and servicing fees.............................  $103,900   $130,507
  Financing charges, net....................................    41,509     44,359
  Other income..............................................     2,404      3,762
                                                              --------   --------
    Total revenue...........................................   147,813    178,628

OPERATING EXPENSES
  Processing and servicing..................................    76,827     94,027
  Salaries and employee benefit.............................    46,236     54,489
  Depreciation and other amortization.......................     3,396      5,997
  Amortization of purchased intangibles.....................    14,182     13,011
                                                              --------   --------
    Total operating expenses................................   140,641    167,524
                                                              --------   --------
Operating income............................................     7,172     11,104
Other expenses..............................................        --      2,476
Interest expense............................................    10,324      8,776
                                                              --------   --------
Income (loss) from continuing operations before income
  taxes.....................................................    (3,152)      (148)
Income tax expense..........................................     1,923      3,077
                                                              --------   --------
Loss from continuing operations.............................    (5,075)    (3,225)
Income from discontinued operations, net of taxes...........     1,715         --
Loss on disposal of discontinued operations, net of taxes...        --         --
                                                              --------   --------
Net loss....................................................  $ (3,360)  $ (3,225)
                                                              ========   ========
Loss per share from continuing operation--basic and
  diluted...................................................  $  (0.11)  $  (0.11)
                                                              ========   ========
Loss per share--basic and diluted...........................  $  (0.07)  $  (0.11)
                                                              ========   ========
Shares used in computing per share amounts--basic and
  diluted...................................................    47,487     47,529
                                                              ========   ========


                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION



                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS



                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                 MARCH 31, 2000
                                                                           --------------------------
                                                                                          PRO FORMA
                                                           DECEMBER 31,                 STOCKHOLDERS'
                                                               1999          ACTUAL        EQUITY
                                                          --------------   ----------   -------------
                                                          (RESTATED--SEE
                                                             NOTE 5)
                                               ASSETS
Cash and cash equivalents...............................     $   56,546    $   67,069
Restricted cash and cash equivalents....................         69,571        98,298
Securities available-for-sale...........................         64,079        40,501
Trade receivables.......................................         69,085        76,319
Credit card receivables and seller's interest...........        150,804       134,452
Other current assets....................................         56,666        56,561
                                                             ----------    ----------
    Total current assets................................        466,751       473,200

Property and equipment, net.............................         89,231        89,791
Other non-current assets................................         46,373        35,110
Due from securitizations................................        144,484       131,446
Intangible assets and goodwill, net.....................        420,055       407,898
                                                             ----------    ----------
    Total assets........................................     $1,166,894    $1,137,445
                                                             ==========    ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable........................................     $   83,976    $   76,394
Accrued expenses........................................         75,646        68,796
Deferred income.........................................         25,805        26,596
Debt, current portion...................................        118,225       104,325
                                                             ----------    ----------
    Total current liabilities...........................        303,652       276,111

Other liabilities.......................................         32,752        30,322
Redemption obligation...................................        122,198       128,628
Long-term and subordinated debt.........................        316,911       312,460
                                                             ----------    ----------
    Total liabilities...................................        775,513       747,521
                                                             ----------    ----------

Commitments and contingencies

Series A cumulative convertible preferred stock, $0.01
  par value; 120 shares authorized and issued; pro
  forma--none outstanding...............................        119,400       119,400     $     --

Common Stock, $0.01 par value; authorized 66,667 shares
  (December 31, 1999), 200,000 (March 31, 2000), issued
  47,529 shares (December 31, 1998), 47,529 shares
  (March 31, 2000), 56,805 (pro forma)..................            475           475          568
Additional paid-in capital..............................        226,174       226,174      345,481
Retained earnings.......................................         49,540        46,315       46,315
Accumulated other comprehensive loss....................         (4,208)       (2,440)      (2,440)
                                                             ----------    ----------     --------
  Total stockholders' equity............................        271,981    $  270,524     $389,924
                                                             ----------    ----------     ========
  Total liabilities and stockholders' equity............     $1,166,894    $1,137,445
                                                             ==========    ==========


                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION



           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                             (AMOUNTS IN THOUSANDS)



                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1999        2000
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Income (loss) from continuing operations..................  $  (5,075)  $  (3,225)
  Adjustments to reconcile income (loss) from continuing
    operations to net cash (used in) provided by operating
    activities:
  Income (loss) from discontinued operations................      1,715          --
  Depreciation and amortization.............................     17,578      19,008
  Provision for doubtful accounts...........................      3,270       2,074
  Loss on sale of equity securities.........................         --       2,467
  Changes in operating assets:
    Change in trade accounts receivables....................    (17,840)     (7,186)
    Change in other assets..................................     (1,595)     11,368
    Change in other accounts payable and accrued expenses...     (6,469)    (14,431)
    Change in other liabilities.............................       (943)     (1,639)
    Redemption obligation...................................      6,348       6,430
    Other operating activities..............................       (778)       (746)
                                                              ---------   ---------
    Net cash (used in) provided by operating activities.....     (3,789)     14,121

CASH FLOWS FROM INVESTING ACTIVITIES
  Sale of securities available-for-sale, net................         --      22,916
  Increase in restricted cash and cash equivalents..........     (2,860)    (28,727)
  Proceeds from sale of receivables.........................     28,494       3,864
  Change in seller's interest...............................     (7,263)     10,366
  Change in due from securitization.........................     16,489      15,031
  Capital expenditures......................................    (13,765)     (8,366)
                                                              ---------   ---------
    Net cash provided by investing activities...............     21,095      15,091

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under debt agreements..........................    184,709     122,700
  Repayment of borrowings...................................   (163,462)   (141,051)
                                                              ---------   ---------
    Net cash provided by (used in) financing activities.....     21,247     (18,351)
  Effect of exchange rate changes...........................        375        (338)
                                                              ---------   ---------
  Change in cash and cash equivalents.......................     38,928      10,523
  Cash and cash equivalents at beginning of period..........     46,009      56,546
                                                              ---------   ---------
  Cash and cash equivalents at end of period................  $  84,937   $  67,069
                                                              =========   =========

SUPPLEMENTAL CASH FLOW DISCLOSURE
  Interest paid.............................................  $  13,810   $  13,110
                                                              =========   =========
  Income taxes paid.........................................  $   5,727   $   4,695
                                                              =========   =========


                             See accompanying notes

                       ALLIANCE DATA SYSTEMS CORPORATION



         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



1. BASIS OF PRESENTATION



    The condensed consolidated financial statements and related notes of the business and operations of Alliance Data Systems Corporation (collectively, the "Company" or "ADSC"), for the three months ended March 31, 1999 and 2000 have been prepared in accordance with generally accepted accounting principles pursuant to the rules and regulations of the Securities and Exchange Commission and are unaudited.



    In the opinion of management, the condensed consolidated financial statements include all recurring adjustments and normal accruals necessary to present fairly the Company's consolidated financial position and its consolidated results of operations for the dates and periods presented. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period. All significant intercompany accounts and transactions have been eliminated in consolidation.



    These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the 53 weeks ended January 31, 1998, the 11 months ended December 31, 1998 and the year ended December 31, 1999 presented herein.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



COMPREHENSIVE INCOME (LOSS)



    Comprehensive income (loss) was as follows:



                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Net loss..................................................  $(3,360)   $(3,225)
Unrealized gains (losses) on securities
  available-for-sale......................................     (445)     2,106
Currency translation adjustment...........................      376       (338)
                                                            -------    -------
Total comprehensive loss..................................  $(3,429)   $(1,840)
                                                            =======    =======



EARNINGS PER SHARE



    Basic earnings per share is based only on the weighted average number of common shares outstanding, excluding any dilutive effects of options or other dilutive securities. Diluted earnings per share is based on the weighted average number of common and common equivalent shares, dilutive stock options or other dilutive securities outstanding during the year. However, as the Company generated net losses, common equivalent shares, composed of incremental common shares issuable upon exercise of stock options and warrants upon conversion of Series A preferred stock, are not included in diluted net loss per share because such shares are anti-dilutive. The following table sets

                       ALLIANCE DATA SYSTEMS CORPORATION

1. BASIS OF PRESENTATION (CONTINUED)


forth the computation of basic and diluted net income (loss) per share for the periods indicated (in thousands, except per share amounts):



                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
NUMERATOR
  Net loss................................................  $(3,360)   $(3,225)
  Preferred stock dividends...............................       --      1,800
                                                            -------    -------
  Numerator for basic and diluted earnings per share--loss
    attributable to common stockholders...................  $(3,360)   $(5,025)
                                                            =======    =======

DENOMINATOR
  Weighted average shares.................................   47,487     47,529
  Weighted average effect of dilutive securities:
    Net effect of dilutive stock options..................       --         --
    Net effect of dilutive stock warrants.................       --         --
    Net effect of dilutive convertible preferred stock....       --         --
                                                            -------    -------
  Denominator for diluted calculations....................   47,487     47,529
                                                            =======    =======

NET (LOSS) PER SHARE
  Basic and diluted.......................................  $ (0.07)   $ (0.11)
                                                            =======    =======



PRO FORMA STOCKHOLDERS' EQUITY



    If the offering contemplated by this prospectus is consummated, all of the Series A Cumulative Convertible Preferred Stock outstanding at the closing date will be converted into shares of common stock. The unaudited pro forma stockholders' equity as of March 31, 2000 reflects the conversion of all outstanding convertible preferred stock at March 31, 2000 into 9,275,729 shares of common stock.

                       ALLIANCE DATA SYSTEMS CORPORATION

2. SEGMENT INFORMATION



    The Company classifies its businesses into three segments: Transaction Services, Credit Services and Loyalty and Database Marketing Services.



                                           LOYALTY AND
                                            DATABASE     TRANSACTION    CREDIT      OTHER/
                                            MARKETING     SERVICES     SERVICES   ELIMINATION    TOTAL
THREE MONTHS ENDED MARCH 31, 1999          -----------   -----------   --------   -----------   --------
                                                                  (IN THOUSANDS)
Revenues.................................    $42,713       $ 80,570    $66,624      $(42,094)   $147,813
Depreciation and amortization............      8,781          5,832      2,965            --      17,579
Operating profit (loss)..................     (3,297)        (2,349)    12,818            --       7,172

THREE MONTHS ENDED MARCH 31, 2000
Revenues.................................    $52,532       $103,484    $69,902      $(47,290)   $178,628
Depreciation and amortization............      8,411         10,282        315            --      19,008
Operating profit.........................        595         (2,556)    13,065            --      11,104



3. STOCKHOLDERS EQUITY



    On March 1, 2000, the Company's Board of Directors and stockholders approved an increase in the number of authorized shares of common stock to 200,000,000, and approved a 1-for-9 reverse stock split. Such change in authorized shares and stock split became effective March 1, 2000. All share and per share data in the accompanying financial statements have been restated to give effect to the reverse stock split.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Alliance Data Systems Corporation

We have audited the accompanying statements of income, changes in net assets and cash flows of SPS Network Services for the year ended December 31, 1998 and for the six months ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of SPS Network Services for the year ended December 31, 1998 and the six months ended June 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Columbus, Ohio
March 1, 2000

                              SPS NETWORK SERVICES

                              STATEMENTS OF INCOME

                             (AMOUNTS IN THOUSANDS)


                                                               YEAR ENDED      SIX MONTHS
                                                              DECEMBER 31,   ENDED JUNE 30,
                                                                  1998            1999
                                                              ------------   --------------
Processing and servicing fees...............................    $ 47,674        $24,322
Operating expenses:
  Processing and servicing..................................      31,260         16,947
  Salaries and employee benefits............................       6,331          3,181
                                                                --------        -------
        Total operating expenses............................      37,591         20,128
                                                                --------        -------
Income before income taxes..................................      10,083          4,194
Income taxes................................................       3,711          1,543
                                                                --------        -------
Net income..................................................    $  6,372        $ 2,651
                                                                ========        =======


                            See accompanying notes.

                              SPS NETWORK SERVICES

                      STATEMENTS OF CHANGES IN NET ASSETS

                             (AMOUNTS IN THOUSANDS)


                                                                                     SIX MONTHS
                                                                  YEAR ENDED           ENDED
                                                              DECEMBER 31, 1998    JUNE 30, 1999
                                                              ------------------   --------------
Net assets at beginning of period...........................      $     9,074       $    10,092
Net income..................................................            6,372             2,650
Distribution of net income to parent........................           (5,354)           (4,095)
                                                                  -----------       -----------
Net assets at end of period.................................      $    10,092       $     8,647
                                                                  ===========       ===========


                            See accompanying notes.

                              SPS NETWORK SERVICES

                            STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)


                                                                                   SIX MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1998   JUNE 30, 1999
                                                              -----------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................     $    6,372        $    2,650
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................            395               205
  Change in accounts receivable.............................         (1,435)             (336)
  Change in other assets....................................            103               (54)
  Change in other liabilities...............................             57             1,708
                                                                 ----------        ----------
    Net cash provided by operating activities...............          5,492             4,173

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................           (138)              (78)
                                                                 ----------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distribution to parent....................................         (5,354)           (4,095)
                                                                 ----------        ----------

Change in cash and cash at end of period....................     $       --        $       --
                                                                 ==========        ==========


                            See accompanying notes.

                              SPS NETWORK SERVICES
                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE BUSINESS

    SPS Network Services (the "Company") provides a range of technology outsourcing services including the processing of credit and debit card transactions in the United States.

    On July 1, 1999, the Company was purchased by Alliance Data Systems Corporation ("ADSC"). The Company is a wholly owned subsidiary of ADSC. Prior to July 1, 1999, the Company provided network services for SPS Payment Systems, Inc., a wholly-owned subsidiary of Associates First Capital Corporation ("Associates").

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROCESSING AND SERVICE FEES--Processing and service revenues include fees from transaction processing services which are recognized as such services are performed.


    DEPRECIATION--Depreciation on furniture, fixtures and computer equipment and software is computed on a straight-line basis, using estimated lives ranging from three to five years.


3.  INCOME TAXES

    Prior to July 1, 1999 the Company was included in the consolidated tax returns of Associates. Associates allocated income tax expense to the Company based on its proportionate share of the consolidated federal tax return. There was no deferred tax provision or benefit in 1998 or for the six months ended June 30, 1999.

    A reconciliation of recorded income tax expense to the expected expense computed by applying the federal statutory rate of 35% to income before income taxes for 1998 and the six months ended June 30, 1999 is as follows (in thousands):


                                                                       SIX MONTHS
                                                                         ENDED
                                                            1998     JUNE 30, 1999
                                                          --------   --------------
                                                               (IN THOUSANDS)
Expected expense at statutory rate......................   $3,529        $1,468
Other...................................................      182            75
                                                           ------        ------
    Total...............................................   $3,711        $1,543
                                                           ======        ======

                      LOYALTY MANAGEMENT GROUP CANADA INC.
                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
Loyalty Management Group Canada Inc.

    We have audited the consolidated balance sheets of Loyalty Management Group Canada Inc. as at April 30, 1997 and April 30, 1998 and the consolidated statements of operations and retained earnings (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 1997 and April 30, 1998 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in Canada.

Toronto, Canada                                /s/ Ernst & Young LLP
June 12, 1998, except as to                    Ernst & Young LLP
Note 14, which is as at                        Chartered Accountants
January 12, 2000

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                          CONSOLIDATED BALANCE SHEETS

                        (CANADIAN DOLLARS IN THOUSANDS)

                                                                AS OF APRIL 30,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                     ASSETS

Cash and cash equivalents...................................  $11,371    $ 10,691
Trade receivables...........................................   15,269      20,841
Prepaid expenses and deposits...............................      236       1,261
                                                              -------    --------
  Total current assets......................................   26,876      32,793

Restricted marketable securities and cash...................   46,002      76,613
Deferred financing costs, net...............................    1,615          --
Furniture, fixtures and equipment, net......................    2,745       6,170
Deferred income taxes.......................................      400         560
Goodwill, net...............................................   11,254       9,917
                                                              -------    --------
  Total assets..............................................  $88,892    $126,053
                                                              =======    ========

                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Accounts payable and accrued liabilities....................  $12,801    $ 18,597
Income taxes payable........................................    3,878       4,355
Deferred revenue and deposits...............................    2,938       4,804
Due to related parties......................................      307         412
Current portion of leasehold inducement.....................       --         184
Current portion of term loan payable........................    3,750          --
                                                              -------    --------
  Total current liabilities.................................   23,674      28,352
Redemption obligation.......................................   60,237      90,555
Leasehold inducement........................................       --       1,539
Term loan payable...........................................    6,563          --
                                                              -------    --------
  Total liabilities.........................................   90,474     120,446
                                                              -------    --------
Capital stock; 1,434,464 authorized common shares; 1,189,542
  issued common shares......................................      730         730
Retained earnings (deficit).................................   (2,312)      4,877
                                                              -------    --------
  Total shareholders' equity (deficiency)...................   (1,582)      5,607
                                                              -------    --------
  Total liabilities and shareholders' equity (deficiency)...  $88,892    $126,053
                                                              =======    ========

                             See accompanying notes

                      LOYALTY MANAGEMENT GROUP CANADA INC.
                           CONSOLIDATED STATEMENTS OF
                   OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                        (CANADIAN DOLLARS IN THOUSANDS)

                                                              YEAR ENDED APRIL 30,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
REVENUES
Air Miles revenue...........................................  $ 91,393    $143,723
Other income................................................     6,248       9,492
                                                              --------    --------
  Total revenues............................................    97,641     153,215
                                                              --------    --------
OPERATING EXPENSES
Program operations..........................................    73,142     119,331
General and administrative..................................     9,380      12,518
Marketing...................................................     5,094       2,742
Amortization of goodwill....................................     1,337       1,337
Amortization of deferred financing costs....................       669       1,615
                                                              --------    --------
  Total operating expenses..................................    89,622     137,543
                                                              --------    --------
Operating income............................................     8,019      15,672
Interest expense............................................     1,130         718
                                                              --------    --------
Income before income taxes..................................     6,889      14,954
                                                              --------    --------
Income tax expense..........................................     3,500       7,765
                                                              --------    --------
Net income for the year.....................................     3,389       7,189
Deficit, beginning of year..................................    (5,701)     (2,312)
                                                              --------    --------
Retained earnings (deficit), end of year....................  $ (2,312)   $  4,877
                                                              ========    ========

                             See accompanying notes

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        (CANADIAN DOLLARS IN THOUSANDS)

                                                              YEAR ENDED APRIL 30,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
OPERATING ACTIVITIES
Net income..................................................  $  3,389    $  7,189
Add (deduct) items not affecting cash:
  Depreciation and amortization.............................     3,679       4,715
  Deferred income taxes.....................................      (400)       (160)
  Increase in redemption obligation.........................    12,930      30,318
Net change in non-cash working capital balances related to
  operations................................................     1,323       1,647
                                                              --------    --------
                                                                20,921      43,709
Increase in restricted marketable securities and cash.......   (10,639)    (30,611)
                                                              --------    --------
Cash provided by operating activities.......................    10,282      13,098
                                                              --------    --------
INVESTING ACTIVITIES
Capital expenditures........................................    (1,587)     (5,188)
                                                              --------    --------
Cash used in investing activities...........................    (1,587)     (5,188)
                                                              --------    --------
FINANCING ACTIVITIES
Repayment of term loan payable..............................    (4,688)    (10,313)
Leasehold inducement........................................        --       1,723
                                                              --------    --------
Cash used in financing activities...........................    (4,688)     (8,590)
                                                              --------    --------

Net increase (decrease) in cash during the year.............     4,007        (680)
Cash and cash equivalents, beginning of year................     7,364      11,371
                                                              --------    --------
Cash and cash equivalents, end of year......................  $ 11,371    $ 10,691
                                                              ========    ========
Supplementary cash flow information:
Interest paid...............................................  $  1,130    $    718
                                                              ========    ========
Income taxes paid...........................................  $     20    $  7,450
                                                              ========    ========

                             See accompanying notes

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        (CANADIAN DOLLARS IN THOUSANDS)

1. THE COMPANY

    Loyalty Management Group Canada Inc. (the "Company") was incorporated under the laws of Ontario on May 23, 1990, and operates under the registered trademark name of The Loyalty Group. Its business is to design, develop, market and manage loyalty programs (the "programs") in Canada.

    The Company's program, the Air Miles reward program, was launched in March 1992 and provides travel and other awards to participating consumers and businesses ("collectors") for purchases of products and services marketed by sponsors. The Company provides these awards through a subsidiary company under long-term exclusive arrangements with suppliers, including major airlines, certain hotels and other ancillary reward-related businesses.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

    The consolidated financial statements of the Company are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). Significant differences between U.S. and Canadian GAAP are discussed in
Note 14.

BASIS OF CONSOLIDATION

    The consolidated financial statements of the Company include the assets, liabilities and results of operations of its wholly-owned subsidiary, LMG Travel Services Limited.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days.

FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment and furniture..............................     20%
Computers and telephone equipment...........................     33%
Leasehold improvements......................................     10%

GOODWILL

    Goodwill acquired is amortized on a straight-line basis over its expected life of ten years.

    On an ongoing basis, the Company determines whether there has been a permanent impairment in unamortized goodwill based on an estimation of undiscounted long-term cash flow of the operations. To date, no such impairment has been incurred.

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                        (CANADIAN DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LEASEHOLD INDUCEMENTS

    Leasehold inducements received upon the Company's move to new premises have been deferred in the accounts and are being amortized over the ten-year term of the lease.

INCOME TAXES

    The Company follows the deferral method of accounting for income taxes. Accordingly, the provision for income taxes reflects the income tax effects of timing differences between amounts claimed for income tax purposes and amounts deducted for accounting purposes. The benefits resulting therefrom are shown as deferred income taxes.

REVENUE RECOGNITION

    The Company records revenue for Air Miles reward miles issued through sponsors to collectors, and provides for the cost of estimated redemptions by collectors in the year during which the Air Miles reward miles are issued.

    Other revenue consists primarily of ancillary revenue derived from operation of the program and is recorded when the services are rendered.

REDEMPTION OBLIGATION

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.


    The redemption obligation is estimated as the cost of providing travel and other awards to collectors and related redemption service expenses required to redeem Air Miles reward miles in the future based on management's best estimate of the Air Miles reward miles currently issued that will ultimately be redeemed. These estimates are revised periodically to reflect current expectations of future redemption costs. Significant changes in future conditions or assumptions could require a material change in the estimated amount of the redemption obligation. The redemption obligation is expected to be partially discharged in the following year in the amount of approximately $25.0 million due to redemptions by collectors and the same amount of cash is expected to be drawn from the restricted cash account to fund these payments. Due to the uncertainty in the timing of redemption activity, no current portion of the respective asset and liability are set out in the consolidated balance sheet.


RESTRICTED MARKETABLE SECURITIES AND CASH

    In order to receive program awards, collectors must collect a specified number of Air Miles reward miles to qualify for a particular award. Currently, Air Miles reward miles in collector accounts which are active have no expiration date. As such, demand for redemption is expected to occur over a considerable period of time. This timing difference results in the availability of liquid assets, a portion of which must be segregated to satisfy expected future redemption costs under the terms of agreements with the Company's suppliers and sponsors ("restricted cash"). The Company funds a segregated

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                        (CANADIAN DOLLARS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) investment account with a portion of amounts paid by sponsors for Air Miles reward miles. These amounts, which earn investment income, are maintained under the terms of agreements with a trust company entered into in December 1992.

FINANCIAL INSTRUMENTS

    The carrying amounts in the consolidated financial statements for cash, accounts receivable, accounts payable and accrued liabilities and deferred revenue and deposits approximate fair values due to the immediate or short-term maturities of these financial instruments.

    The fair values of short-term investments and marketable securities are recorded at quoted market value which is considered to be the closing market price at year end.

3. CASH AND CASH EQUIVALENTS

    Included in cash and cash equivalents are short-term investments as follows:

                                                                   1997                    1998
                                                           ---------------------   ---------------------
                                                             COST     FAIR VALUE     COST     FAIR VALUE
                                                           --------   ----------   --------   ----------
Short-term investments...................................   $3,501      $3,505      $1,493      $1,500
                                                            ======      ======      ======      ======

4. RESTRICTED MARKETABLE SECURITIES AND CASH

    Restricted marketable securities and cash consist of the following:

                                                                 1997                    1998
                                                         ---------------------   ---------------------
                                                           COST     FAIR VALUE     COST     FAIR VALUE
                                                         --------   ----------   --------   ----------
Cash on hand...........................................  $11,756      $11,756    $11,909      $11,909
Short-term deposits--treasury bills, bankers'
  acceptances, corporate paper.........................   15,462       15,523     14,695       14,695
Fixed income securities--government....................   17,075       17,332     22,394       22,414
Fixed income securities--corporate.....................    1,709        1,767      4,978        4,915
Equity.................................................       --           --     22,637       22,399
                                                         -------      -------    -------      -------
                                                         $46,002      $46,378    $76,613      $76,332
                                                         =======      =======    =======      =======

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                        (CANADIAN DOLLARS IN THOUSANDS)

5. FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment consists of the following:

                                                               1997       1998
                                                             --------   --------
Office equipment and furniture.............................   $1,941    $ 2,963
Computer equipment.........................................    2,429      3,494
Telephone equipment........................................      948      1,546
Leasehold improvements.....................................      730      2,508
                                                              ------    -------
                                                               6,048     10,511
Less accumulated depreciation and amortization.............    3,303      4,341
                                                              ------    -------
                                                              $2,745    $ 6,170
                                                              ======    =======

6. GOODWILL

    On October 2, 1995, a financial restructuring took place involving the purchase of the minority interest in the Company. The transaction was accounted for under the purchase method of accounting and resulted in goodwill approximately equal to the cash consideration paid.

    Goodwill consists of the following:

                                                              1997       1998
                                                            --------   --------
Goodwill..................................................  $13,371    $13,371
Less accumulated amortization.............................    2,117      3,454
                                                            -------    -------
                                                            $11,254    $ 9,917
                                                            =======    =======

7. RELATED PARTY TRANSACTIONS

    Amounts due to related parties represent amounts due to a shareholder and its subsidiaries. These amounts are non-interest bearing and due on demand.

    Transactions with these related parties are recorded on a fair value basis. During the year, transactions with related parties were as follows:

                                                                1997       1998
                                                              --------   --------
Royalty expense paid to subsidiaries of a shareholder.......    $957      $1,501
Management fees paid to a shareholder.......................     120         120

8. CAPITAL STOCK

    The Company has approved stock options to management totalling 234,774 shares, 209,207 of which were granted as of April 30, 1997 and 234,774 of which were granted as of April 30, 1998. The options are exercisable under certain terms and conditions at a nominal price and expire on January 6, 2003.

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                        (CANADIAN DOLLARS IN THOUSANDS)

9. INCOME TAXES

    A reconciliation of the combined basic federal and provincial income tax rate to the related effective rate is as follows:

                                                                1997       1998
                                                              --------   --------
Combined basic Canadian federal and provincial income tax
  rate......................................................    44.6%      44.6%
Non-deductible amortization of goodwill.....................     8.8        4.0
Other.......................................................    (1.7)       3.3
                                                                ----       ----
Effective income tax rate...................................    51.7%      51.9%
                                                                ====       ====

10. LEASE COMMITMENTS

    Future minimum annual rental payments required under non-cancelable operating leases are as follows:

1999........................................................   $1,615
2000........................................................    1,418
2001........................................................    1,337
2002........................................................    1,303
2003 and thereafter.........................................    7,245

    The Company is also committed to its share of operating costs with respect to office leases.

11. MARKETING AND PROGRAM OPERATIONS EXPENSES

    Under the terms of contracts with certain sponsors, the Company is able to recover a specified amount of Air Miles reward program marketing expenses. Marketing expenses are presented net of these cost recoveries which amounted to $2.1 million during 1997 and $3.6 million during 1998. Program operations expenses are also presented net of cost recoveries which are received by the Reward Services department to offset the costs of processing redemptions. Total cost recoveries amount to $6.2 million in 1997 and $9.6 million in 1998.

12. CONTRACTUAL COMMITMENTS

    The Company has entered into certain contractual arrangements that result in an obligation to provide travel and other awards upon redemption of Air Miles reward miles for a fee to be billed upon redemption to certain sponsors. The Company has obtained revolving letters of credit from certain of these sponsors that expire at various dates. The amounts of these letters of credit total $106.4 million, which exceeds the estimated amount of the fees to be received from these sponsors.

13. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

    The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 1998 consolidated financial statements.

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                        (CANADIAN DOLLARS IN THOUSANDS)

14. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES

    Significant differences between U.S. and Canadian GAAP for these consolidated financial statements are as follows:

(i) Under Canadian GAAP, restricted marketable securities and cash are carried at cost. Under U.S. GAAP, restricted marketable securities and cash are carried at fair value with the resulting difference between cost and fair value being recorded as a separate component of equity, net of tax. The differences as of April 30, 1997 and 1998 would not be material to the balance sheets or shareholders' equity (deficit).

(ii) Other differences between Canadian and U.S. GAAP are immaterial.

Inside back cover

Includes an example of our "Smart Statement" and our logo

-------------------------------------------------------
-------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER ALLIANCE DATA SYSTEMS CORPORATION NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY OF THESE JURISDICTIONS. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTIONS OF THIS PROSPECTUS.

                         ------------------------------

                               TABLE OF CONTENTS
                            ------------------------


                                                   PAGE
                                                 --------
Prospectus Summary.............................      1
Risk Factors...................................      9
Special Note Regarding Forward-Looking
  Statements...................................     22
Use of Proceeds................................     23
Dividend Policy................................     24
Dilution.......................................     25
Capitalization.................................     26
Unaudited Pro Forma Consolidated Financial
  Information..................................     27
Selected Historical Consolidated Financial and
  Operating Information........................     32
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................     34
Description of our Business....................     56
Management.....................................     71
Principal Stockholders.........................     81
Certain Relationships and Related
  Transactions.................................     84
Description of Capital Stock...................     87
Shares Eligible for Future Sale................     90
Underwriting...................................     91
Legal Matters..................................     93
Experts........................................     93
Where You Can Find More Information............     94
Index to Consolidated Financial Statements.....    F-1


                         ------------------------------

Dealer Prospectus Delivery Obligation:

Until              , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------
-------------------------------------------------------

                                     [LOGO]

                               20,000,000 SHARES

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            BEAR, STEARNS & CO. INC.
                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE

                                            , 2000

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13--OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions are set forth in the following table. The Company will pay all expenses of issuance and distribution. Each amount, except for the SEC, NASD and New York Stock Exchange fees, is estimated.


SEC registration fees.....................................  $   79,200
NASD filing fees..........................................      30,500
New York Stock Exchange application listing fee...........     335,000
Transfer agent's and registrar's fees and expenses........      20,000
Printing and engraving expenses...........................     850,000
Legal fees and expenses...................................     600,000
Accounting fees and expenses..............................     600,000
Blue sky fees and expenses................................       5,000
Miscellaneous.............................................       5,300
                                                            ----------
  Total...................................................  $2,525,000
                                                            ==========


------------------------

*   To be completed by amendment

ITEM 14--INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Alliance Data Systems Corporation's Certificate of Incorporation provides that it shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons whom it may indemnify under Delaware law.

    Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Alliance Data Systems Corporation's Bylaws provide for indemnification by it of its directors, officers and certain non-officer employees under certain circumstances against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Alliance Data Systems

Corporation if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Alliance Data Systems Corporation, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful. Alliance Data Systems Corporation's Certificate of Incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to Alliance Data Systems Corporation or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.

    Expenses for the defense of any action for which indemnification may be available may be advanced by Alliance Data Systems Corporation under certain circumstances. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. Directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 15--RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1997, Alliance Data Systems Corporation has issued and sold the following unregistered securities:

     (1) In July 1998, 9,634,265 shares of common stock were sold to various Welsh, Carson, Anderson & Stowe limited partnerships and a total of 466,744 shares of common stock were sold to a total of 16 individuals who are partners of some or all of the Welsh Carson limited partnerships for $100.0 million to finance, in part, the acquisition of all of the outstanding capital stock of the Loyalty Management Group Canada Inc.

     (2) In August 1998, 30,303 shares of common stock were sold to WCAS Capital Partners II, L.P. at a value of $9.90 per share as consideration for extending the maturity on a 10% subordinated note, issued to WCAS Capital Partners II, originally due January 24, 2002 to October 25, 2005 and 20,202 shares were sold to Limited Commerce Corp. at a value of $9.90 per share as consideration for extending the maturity on a 10% subordinated note, issued to Limited Commerce Corp., originally due January 24, 2002 to October 25, 2005.

     (3) In September 1998, 655,555 shares of common stock were sold to WCAS Capital Partners III, LP to finance, in part, the acquisition of Harmonic Systems Incorporated.

     (4) In July 1999, a total of 120,000 shares of Series A preferred stock were sold to Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P. and 20 individuals who are also partners of some or all of the Welsh Carson limited partnerships for $120 million. The shares of Series A preferred stock were issued to finance, in part, the acquisition of the network transaction processing business of SPS Payment Systems, Inc.


     (5) Since February 1997, Alliance Data Systems Corporation has granted stock options to purchase shares of its common stock under its stock option plan covering an aggregate of 2,172,343 shares, at exercise prices ranging from $9.00 to $11.25 per share. Since February 1997, Alliance Data Systems Corporation has issued 16,351 shares of Alliance Data Systems Corporation's common stock pursuant to the exercise of stock options. Since February 1997, 46,699 stock options have lapsed without being exercised.

    The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with Alliance Data Systems, to information about the Company.

ITEM 16--EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS


EXHIBIT
  NO.                              EXHIBITS
-------                            --------
   1     Form of Underwriting Agreement.
  *2.1   Agreement and Plan of Merger, dated as of August 30, 1996, by and between Business Services Holdings, Inc. and World
           Financial Network Holding Corporation.
  *2.2   Agreement and Plan of Merger, dated as of August 14, 1998, by and among Alliance Data Systems Corporation, HSI
           Acquisition Corp., and Harmonic Systems Incorporated.
  *2.3   Stock Purchase Agreement, dated June 8, 1998, by and between
           SPS Payment Systems, Inc., Alliance Data Systems
           Corporation, SPS Commercial Services, Inc., and ADS
           Network Services, Inc., amended July 12, 1999.
 **2.4   Agreement for the Purchase of all the Shares of Loyalty
           Management Group Canada Inc., June 26, 1998, by and
           between Air Miles International Group B.V., certain other
           shareholders and option holders and Alliance Data Systems
           Corporation as amended July 14, 1998.
  *3.1   Second Amended and Restated Certificate of Incorporation of
           the Registrant.
  *3.2   Second Amended and Restated Bylaws of the Registrant.
  *4     Specimen Certificate for shares of Common Stock of the
           Registrant.
  *5     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
**10.1   Credit Card Processing Agreement between World Financial
           Network National Bank, Bath and Body Works, Inc. and
           Tri-State Factoring, Inc., dated January 31, 1996.
**10.2   Credit Card Processing Agreement between World Financial
           Network National Bank, Victoria's Secret Catalogue, Inc.,
           and Far West Factoring Inc., dated January 31, 1996
           (assigned by Victoria's Secret Catalogue, Inc. to
           Victoria's Secret Catalogue, LLC, May 2, 1998).
**10.3   Credit Card Processing Agreement between World Financial
           Network National Bank, Victoria's Secret Stores, Inc., and
           Lone Mountain Factoring, Inc., dated January 31, 1996.
**10.4   Credit Card Processing Agreement between World Financial
           Network National Bank, Lerner New York, Inc., and Nevada
           Receivable Factoring, Inc., dated January 31, 1996.

EXHIBIT
  NO.                              EXHIBITS
-------                            --------
**10.5   Credit Card Processing Agreement between World Financial
           Network National Bank, Express, Inc., and Retail
           Factoring, Inc., dated January 31, 1996.
**10.6   Credit Card Processing Agreement between World Financial
           Network National Bank, The Limited Stores, Inc., and
           American Receivable Factoring, Inc., dated January 31,
           1996.
**10.7   Credit Card Processing Agreement between World Financial
           Network National Bank, Structure, Inc., and Mountain
           Factoring, Inc., dated January 31, 1996.
**10.8   Credit Card Processing Agreement between World Financial
           Network National Bank, Lane Bryant, Inc., and Sierra
           Nevada Factoring, dated January 31, 1996, and amended
           August 4, 1998 and September 12, 1999.
**10.9   Credit Card Processing Agreement between World Financial
           Network National Bank, Henri Bendel, Inc., and Western
           Factoring, Inc., dated January 31, 1996 and amended
           May 13, 1998.
**10.10  Supplier Agreement between Canadian Airlines International
           Ltd. and Loyalty Management Group Canada Inc., dated March
           15, 1996, as amended.
 *10.11  Lease between Deerfield and Weiland Office Building, L.L.C.
           and ADS Alliance Data Systems, Inc., dated July 30, 1999.
 *10.12  Indenture of Sublease between J.C. Penney Company, Inc. and
           BSI Business Services, Inc., dated January 11, 1996.
 *10.13  Build-to-Suit Net Lease between Opus South Corporation and
           ADS Alliance Data Systems, Inc., dated January 29, 1998,
           as amended.
 *10.14  Industrial Lease Agreement between CIBC Development
           Corporation and Loyalty Management Group Canada Inc.,
           dated October 19, 1998, amended January 26, 1999.
 *10.15  Lease between YCC Limited and London Life Insurance Company and Loyalty Management Group Canada Inc. dated May 28,
           1997 and amended June 19, 1997 and January 15, 1998.
 *10.16  Deed of Lease between Boswell International Marine (PTE)
           Limited and Financial Automation Limited, dated August 3,
           1999.
 *10.17  Office Lease between Office City, Inc. and World Financial
           Network National Bank, dated December 24, 1986, and
           amended January 19, 1987, May 11, 1988, August 4, 1989 and
           August 18, 1999.
 *10.18  Lease Agreement by and between Continental Acquisitions,
           Inc. and World Financial Network National Bank, dated July
           2, 1990, and amended September 11, 1990, November 16, 1990 and February 18, 1991.
 *10.19  Lease Agreement by and between Americana Parkway Warehouse
           Limited and World Financial Network National Bank, dated
           June 28, 1994.
 *10.20  Lease Agreement by and between Morrison Taylor II, Ltd. and
           ADS Alliance Data Systems, Inc., dated June 18, 1998, and
           amended June 18, 1998.
 *10.21  Lease Agreement between Morrison Taylor, Ltd. and ADS
           Alliance Data Systems, Inc. dated July 1, 1997, and
           amended June 18, 1998.
 *10.22  Commercial Lease Agreement between Waterview Parkway, L.P.
           and ADS Alliance Data Systems, Inc., dated July 16, 1997.

EXHIBIT
  NO.                              EXHIBITS
-------                            --------
 *10.23  Preferred Stock Purchase Agreement by and between Alliance
           Data Systems Corporation and several persons named in
           Schedule I thereto, dated July 12, 1999.
 *10.24  Amended and Restated Stockholder Agreement, by and between
           World Financial Network Holding Corporation, Limited
           Commerce Corp., Welsh, Carson, Anderson, and Stowe VII,
           L.P., and the several other investors named in Annex 1
           thereto dated August 30, 1996, and amended July 24, 1998,
           August 31, 1998 and July 12, 1999.
 *10.25  Securities Purchase Agreement, by and between Business
           Services Holdings, Inc., and the several purchasers named
           in Schedule 1 and Schedule II thereto, dated January 24,
           1996, and amended August 31, 1998.
 *10.26  Common Stock Purchase Agreement between Alliance Data
           Systems Corporation and Welsh, Carson, Anderson, and Stowe
           VII, L.P., Welsh, Carson, Anderson, and Stowe VIII, L.P.,
           and the persons named in Schedule I thereto, dated July
           24, 1998.
 *10.27  Securities Purchase Agreement between Alliance Data Systems
           Corporation and WCAS Capital Partners III, L.P., dated
           September 15, 1998.
 *10.28  10% Subordinated Note due September 15, 2008 issued by
           Alliance Data Systems Corporation to WCAS Capital Partners
           III, L.P. dated September 15, 1998.
 *10.29  10% Subordinated Note due October 25, 2005 issued by
           Alliance Data Systems Corporation to the Limited Commerce
           Corp., dated January 24, 1996.
 *10.30  10% Subordinated Note due October 25, 2005 issued by
           Alliance Data Systems Corporation to WCAS Capital Partners
           II, L.P. dated January 24, 1996.
 *10.31  Amended and Restated Credit Agreement between Alliance Data
           Systems Corporation, and Loyalty Management Group Canada
           Inc., the Guarantors party thereto, the Banks party
           thereto, and Morgan Guaranty Trust Company of New York,
           dated July 24, 1998.
 *10.32  Pooling and Servicing Agreement, dated as of January 30,
           1998, by and between World Financial Network National
           Bank, as Transferor and as Servicer, and The Bank of New
           York, as Trustee.
 *10.33  ADS Alliance Data Systems, Inc. Supplemental Executive
           Retirement Plan, effective May 1, 1999.
 *10.34  Amended and Restated Alliance Data Systems Corporation Stock
           Option and its Subsidiaries Restricted Stock Plan.
 *10.35  Form of Alliance Data Systems Corporation Incentive Stock
           Option Agreement.
 *10.36  Form of Alliance Data Systems Corporation Non-Qualified
           Stock Option Agreement.
 *10.37  Form of Alliance Data Systems Corporation Confidentiality
           and Non-Solicitation Agreement.
 *10.38  Alliance Data Systems Corporation 1999 Incentive
           Compensation Plan.
 *10.39  Letter employment agreement with J. Michael Parks, dated
           February 19, 1997.
 *10.40  Letter employment agreement with Ivan Szeftel, dated May 4,
           1998.

EXHIBIT
  NO.                              EXHIBITS
-------                            --------
 *10.41  Registration Rights Agreement dated as of January 24, 1996 between Business Services Holdings, Inc. and Welsh Carson,
           Andersen, and Stowe VII, L.P., WCAS Information Partners,
           L.P., WCA Management Corporation, Patrick J. Welsh,
           Russell L. Carson, Bruce K. Anderson, Richard H. Stowe,
           Andrew M. Paul, Thomas E. McInerney, Laura VanBuren, James
           B. Hoover, Robert A. Minicucci, Anthony J. deNicola, and
           David Bellet.
 *10.42  Securities Purchase Agreement, dated as of August 30, 1996, by and among World Financial Network Holding Corporation,
           Limited Commerce Corp., and several persons named in
           Schedules I and II thereto, and WCAS Capital Partners II,
           L.P., as amended August 31, 1998.
 *10.43  Amended and Restated License to Use the Air Miles Trade
           Marks in Canada, dated as of July 24, 1998, by and between
           Air Miles International Holdings N.V. and Loyalty
           Management Group Canada Inc.
 *10.44  Amended and Restated License to Use and Exploit the Air
           Miles Scheme in Canada, dated July 24, 1998, by and
           between Air Miles International Trading B.V. and Loyalty
           Management Group Canada Inc.
 *10.45  License to Use the Air Miles Trademarks in the United
           States, dated as of July 24, 1998, by and between Air
           Miles International Holdings N.V. and Loyalty Management
           Group Canada Inc.
 *10.46  License to Use and Exploit the Air Miles Scheme in the
           United States, dated as of July 1998, by and between Air
           Miles International Trading B.V. and Alliance Data Systems
           Corporation.
 *10.47  Form of Retainer Agreement entered into between ADS Alliance
           Data Systems, Inc. and certain affiliates of The Limited,
           Inc.
 *10.48  Form of Business Solutions Master Agreement between ADS
           Alliance Data Systems, Inc. and certain affiliates of The
           Limited, Inc.
  10.49  Second Amendment to Amended and Restated Credit Agreement,
           dated as of March 23, 2000, by and among Alliance Data
           Systems Corporation, Loyalty Management Group Canada Inc.,
           Morgan Guaranty Trust Company of New York and Harris Trust
           and Savings Bank.
 *21     Subsidiaries of the Registrant.
  23.1   Consent of Deloitte & Touche LLP with regard to Alliance
           Data Systems Corporation and SPS Network Services.
  23.2   Consent of Ernst & Young LLP with regard to Loyalty
           Management Group Canada Inc.
 *23.3   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           (included in its opinion filed as Exhibit 5 hereto).
  23.4   Consent of Kenneth R. Jensen.
 *24     Power of Attorney (included on the signature page hereto)
  27     Financial Data Schedule (included in SEC-filed copy only).


------------------------

*   Previously filed.


** Portions of Exhibit have been omitted and filed separately with the commission pursuant to a request for confidential treatment.

    (b) Financial Statement Schedules


Schedule II--Valuation and qualifying accounts


ITEM 17--UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 9, 2000.


                                                     ALLIANCE DATA SYSTEMS CORPORATION

                                                     By:              /s/ J. MICHAEL PARKS
                                                          --------------------------------------------
                                                                        J. Michael Parks
                                                              CHIEF EXECUTIVE OFFICER AND PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on June 9, 2000:


                        NAME                                               TITLE
                        ----                                               -----
                /s/ J. MICHAEL PARKS                   Chairman of the Board, Chief Executive Officer
     -------------------------------------------         and President
                  J. Michael Parks                       (principal executive officer)

                 /s/ EDWARD K. MIMS                    Executive Vice President,
     -------------------------------------------         Chief Financial Officer
                   Edward K. Mims                        (principal financial officer)

                          *                            Corporate Controller and
     -------------------------------------------         Chief Accounting Officer
                  Michael D. Kubic                       (principal accounting officer)

                          *
     -------------------------------------------       Director
                  Bruce K. Anderson

                          *
     -------------------------------------------       Director
                 Anthony J. deNicola

                          *
     -------------------------------------------       Director
                 Daniel P. Finkelman

                          *
     -------------------------------------------       Director
                 Robert A. Minicucci

                          *
     -------------------------------------------       Director
                    Bruce A. Soll


* By:                  /s/ J. MICHAEL PARKS
               -------------------------------------
                         J. Michael Parks
                         ATTORNEY-IN-FACT

                                                                     SCHEDULE II



                       ALLIANCE DATA SYSTEMS CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)



                                                   BALANCE AT                                  BALANCE AT
DESCRIPTION                                    BEGINNING OF PERIOD   INCREASES   DEDUCTIONS   END OF PERIOD
-----------                                    -------------------   ---------   ----------   -------------
Allowance for Doubtful Accounts--Trade
  receivables:

53 weeks ended January 31, 1998..............        $   --           $ 8,771     $ (6,150)      $2,561

11 months ended December 31, 1998............         2,561             8,151       (7,136)       3,576

Year ended December 31, 1999.................         3,576             5,814       (8,311)       1,079

Allowance for Doubtful Accounts--Credit Card receivables:

53 weeks ended January 31, 1998..............        $6,759           $13,485     $(15,627)      $4,617

11 months ended December 31, 1998............         4,617            15,352      (15,081)       4,888

Year ended December 31, 1999.................         4,888            14,951      (16,182)       3,657

                                 EXHIBIT INDEX


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
   1     Form of Underwriting Agreement.
  *2.1   Agreement and Plan of Merger, dated as of August 30, 1996, by and between Business Services Holdings, Inc. and World
           Financial Network Holding Corporation.
  *2.2   Agreement and Plan of Merger, dated as of August 14, 1998, by and among Alliance Data Systems Corporation, HSI
           Acquisition Corp., and Harmonic Systems Incorporated.
  *2.3   Stock Purchase Agreement, dated June 8, 1998, by and between
           SPS Payment Systems, Inc., Alliance Data Systems
           Corporation, SPS Commercial Services, Inc., and ADS
           Network Services, Inc., amended July 12, 1999.
 **2.4   Agreement for the Purchase of all the Shares of Loyalty
           Management Group Canada Inc., June 26, 1998, by and
           between Air Miles International Group B.V., certain other
           shareholders and option holders and Alliance Data Systems
           Corporation as amended July 14, 1998.
  *3.1   Second Amended and Restated Certificate of Incorporation of
           the Registrant.
  *3.2   Second Amended and Restated Bylaws of the Registrant.
  *4     Specimen Certificate for shares of Common Stock of the
           Registrant.
  *5     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
**10.1   Credit Card Processing Agreement between World Financial
           Network National Bank, Bath and Body Works, Inc. and
           Tri-State Factoring, Inc., dated January 31, 1996.
**10.2   Credit Card Processing Agreement between World Financial
           Network National Bank, Victoria's Secret Catalogue, Inc.,
           and Far West Factoring Inc., dated January 31, 1996
           (assigned by Victoria's Secret Catalogue, Inc. to
           Victoria's Secret Catalogue, LLC, May 2, 1998).
**10.3   Credit Card Processing Agreement between World Financial
           Network National Bank, Victoria's Secret Stores, Inc., and
           Lone Mountain Factoring, Inc., dated January 31, 1996.
**10.4   Credit Card Processing Agreement between World Financial
           Network National Bank, Lerner New York, Inc., and Nevada
           Receivable Factoring, Inc., dated January 31, 1996.
**10.5   Credit Card Processing Agreement between World Financial
           Network National Bank, Express, Inc., and Retail
           Factoring, Inc., dated January 31, 1996.
**10.6   Credit Card Processing Agreement between World Financial
           Network National Bank, The Limited Stores, Inc., and
           American Receivable Factoring, Inc., dated January 31,
           1996.
**10.7   Credit Card Processing Agreement between World Financial
           Network National Bank, Structure, Inc., and Mountain
           Factoring, Inc., dated January 31, 1996.
**10.8   Credit Card Processing Agreement between World Financial
           Network National Bank, Lane Bryant, Inc., and Sierra
           Nevada Factoring, dated January 31, 1996, and amended
           August 4, 1998 and September 12, 1999.
**10.9   Credit Card Processing Agreement between World Financial
           Network National Bank, Henri Bendel, Inc., and Western
           Factoring, Inc., dated January 31, 1996 and amended
           May 13, 1998.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
**10.10  Supplier Agreement between Canadian Airlines International
           Ltd. and Loyalty Management Group Canada Inc., dated March
           15, 1996, as amended.
 *10.11  Lease between Deerfield and Weiland Office Building, L.L.C.
           and ADS Alliance Data Systems, Inc., dated July 30, 1999.
 *10.12  Indenture of Sublease between J.C. Penney Company, Inc. and
           BSI Business Services, Inc., dated January 11, 1996.
 *10.13  Build-to-Suit Net Lease between Opus South Corporation and
           ADS Alliance Data Systems, Inc., dated January 29, 1998,
           as amended.
 *10.14  Industrial Lease Agreement between CIBC Development
           Corporation and Loyalty Management Group Canada Inc.,
           dated October 19, 1998, amended January 26, 1999.
 *10.15  Lease between YCC Limited and London Life Insurance Company and Loyalty Management Group Canada Inc. dated May 28,
           1997 and amended June 19, 1997 and January 15, 1998.
 *10.16  Deed of Lease between Boswell International Marine (PTE)
           Limited and Financial Automation Limited, dated August 3,
           1999.
 *10.17  Office Lease between Office City, Inc. and World Financial
           Network National Bank, dated December 24, 1986, and
           amended January 19, 1987, May 11, 1988, August 4, 1989 and
           August 18, 1999.
 *10.18  Lease Agreement by and between Continental Acquisitions,
           Inc. and World Financial Network National Bank, dated July
           2, 1990, and amended September 11, 1990, November 16, 1990 and February 18, 1991.
 *10.19  Lease Agreement by and between Americana Parkway Warehouse
           Limited and World Financial Network National Bank, dated
           June 28, 1994.
 *10.20  Lease Agreement by and between Morrison Taylor II, Ltd. and
           ADS Alliance Data Systems, Inc., dated June 18, 1998, and
           amended June 18, 1998.
 *10.21  Lease Agreement between Morrison Taylor, Ltd. and ADS
           Alliance Data Systems, Inc. dated July 1, 1997, and
           amended June 18, 1998.
 *10.22  Commercial Lease Agreement between Waterview Parkway, L.P.
           and ADS Alliance Data Systems, Inc., dated July 16, 1997.
 *10.23  Preferred Stock Purchase Agreement by and between Alliance
           Data Systems Corporation and several persons named in
           Schedule I thereto, dated July 12, 1999.
 *10.24  Amended and Restated Stockholder Agreement, by and between
           World Financial Network Holding Corporation, Limited
           Commerce Corp., Welsh, Carson, Anderson, and Stowe VII,
           L.P., and the several other investors named in Annex 1
           thereto dated August 30, 1996, and amended July 24, 1998,
           August 31, 1998 and July 12, 1999.
 *10.25  Securities Purchase Agreement, by and between Business
           Services Holdings, Inc., and the several purchasers named
           in Schedule 1 and Schedule II thereto, dated January 24,
           1996, and amended August 31, 1998.
 *10.26  Common Stock Purchase Agreement between Alliance Data
           Systems Corporation and Welsh, Carson, Anderson, and Stowe
           VII, L.P., Welsh, Carson, Anderson, and Stowe VIII, L.P.,
           and the persons named in Schedule I thereto, dated July
           24, 1998.
 *10.27  Securities Purchase Agreement between Alliance Data Systems
           Corporation and WCAS Capital Partners III, L.P., dated
           September 15, 1998.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 *10.28  10% Subordinated Note due September 15, 2008 issued by
           Alliance Data Systems Corporation to WCAS Capital Partners
           III, L.P. dated September 15, 1998.
 *10.29  10% Subordinated Note due October 25, 2005 issued by
           Alliance Data Systems Corporation to the Limited Commerce
           Corp., dated January 24, 1996.
 *10.30  10% Subordinated Note due October 25, 2005 issued by
           Alliance Data Systems Corporation to WCAS Capital Partners
           II, L.P. dated January 24, 1996.
 *10.31  Amended and Restated Credit Agreement between Alliance Data
           Systems Corporation, and Loyalty Management Group Canada
           Inc., the Guarantors party thereto, the Banks party
           thereto, and Morgan Guaranty Trust Company of New York,
           dated July 24, 1998.
 *10.32  Pooling and Servicing Agreement, dated as of January 30,
           1998, by and between World Financial Network National
           Bank, as Transferor and as Servicer, and The Bank of New
           York, as Trustee.
 *10.33  ADS Alliance Data Systems, Inc. Supplemental Executive
           Retirement Plan, effective May 1, 1999.
 *10.34  Amended and Restated Alliance Data Systems Corporation and
           its Subsidiaries Stock Option and Restricted Stock Plan.
 *10.35  Form of Alliance Data Systems Corporation Incentive Stock
           Option Agreement.
 *10.36  Form of Alliance Data Systems Corporation Non-Qualified
           Stock Option Agreement.
 *10.37  Form of Alliance Data Systems Corporation Confidentiality
           and Non-Solicitation Agreement.
 *10.38  Alliance Data Systems Corporation 1999 Incentive
           Compensation Plan.
 *10.39  Letter employment agreement with J. Michael Parks, dated
           February 19, 1997.
 *10.40  Letter employment agreement with Ivan Szeftel, dated May 4,
           1998.
 *10.41  Registration Rights Agreement dated as of January 24, 1996 between Business Services Holdings, Inc. and Welsh Carson,
           Andersen, and Stowe VII, L.P., WCAS Information Partners,
           L.P., WCA Management Corporation, Patrick J. Welsh,
           Russell L. Carson, Bruce K. Anderson, Richard H. Stowe,
           Andrew M. Paul, Thomas E. McInerney, Laura VanBuren, James
           B. Hoover, Robert A. Minicucci, Anthony J. deNicola, and
           David Bellet.
 *10.42  Securities Purchase Agreement, dated as of August 30, 1996, by and among World Financial Network Holding Corporation,
           Limited Commerce Corp., and several persons named in
           Schedules I and II thereto, and WCAS Capital Partners II,
           L.P., as amended August 31, 1998.
 *10.43  Amended and Restated License to Use the Air Miles Trade
           Marks in Canada, dated as of July 24, 1998, by and between
           Air Miles International Holdings N.V. and Loyalty
           Management Group Canada Inc.
 *10.44  Amended and Restated License to Use and Exploit the Air
           Miles Scheme in Canada, dated July 24, 1998, by and
           between Air Miles International Trading B.V. and Loyalty
           Management Group Canada Inc.
 *10.45  License to Use the Air Miles Trademarks in the United
           States, dated as of July 24, 1998, by and between Air
           Miles International Holdings N.V. and Loyalty Management
           Group Canada Inc.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 *10.46  License to Use and Exploit the Air Miles Scheme in the
           United States, dated as of July 1998, by and between Air
           Miles International Trading B.V. and Alliance Data Systems
           Corporation.
 *10.47  Form of Retainer Agreement entered into between ADS Alliance
           Data Systems, Inc. and certain affiliates of The Limited,
           Inc.
 *10.48  Form of Business Solutions Master Agreement between ADS
           Alliance Data Systems, Inc. and certain affiliates of The
           Limited, Inc.
  10.49  Second Amendment to Amended and Restated Credit Agreement,
           dated as of March 23, 2000, by and among Alliance Data
           Systems Corporation, Loyalty Management Group Canada Inc.,
           Morgan Guaranty Trust Company of New York and Harris Trust
           and Savings Bank.
 *21     Subsidiaries of the Registrant.
  23.1   Consent of Deloitte & Touche LLP with regard to Alliance
           Data Systems Corporation and SPS Network Services.
  23.2   Consent of Ernst & Young LLP with regard to Loyalty
           Management Group Canada Inc.
 *23.3   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           (included in its opinion filed as Exhibit 5 hereto).
  23.4   Consent of Kenneth R. Jensen.
 *24     Power of Attorney (included on the signature page hereto)
  27     Financial Data Schedule (included in SEC-filed copy only).


------------------------

*   Previously filed.


** Portions of Exhibit have been omitted and filed separately with the commission pursuant to a request for confidential treatment.